Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT

Dated as of: July 26, 2022

This FIRST AMENDMENT (this “Amendment”) dated as of July 26, 2022, is entered into by and between GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II, a Delaware corporation (the “Initial Borrower” or “Primary Borrower” and, together with any Qualified Borrowers becoming a party to the Credit Agreement (as defined below), the “Borrowers” and each a “Borrower”), and BANK OF AMERICA, N.A. (“Bank of America”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties, the Lead Arranger, the Sole Bookrunner, the Structuring Agent, the Letter of Credit Issuer and as a Lender (in such capacity, “Lender”).

RECITALS

WHEREAS, the parties hereto entered into that certain Revolving Credit Agreement, dated as of November 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to make certain changes to the Credit Agreement as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.1. Certain sections of the Credit Agreement are hereby amended as set forth on Annex A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.

2.2. Exhibit E-1 is hereby amended as set forth on Annex B to this Amendment. Language being inserted into the applicable section of Exhibit E-1 is evidenced by bold underline formatting. Language being deleted from the applicable section of Exhibit E-1 is evidenced by strike-through formatting.

2.3. Exhibit F is hereby amended as set forth on Annex C to this Amendment. Language being inserted into the applicable section of Exhibit F is evidenced by bold underline formatting. Language being deleted from the applicable section of Exhibit F is evidenced by strike-through formatting.

SECTION 3. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (each in form and substance reasonably satisfactory to the Administrative Agent):

(i)	an executed counterpart (or counterparts) of this Amendment from Bank of America and the Borrower; and

(ii)

payment of all fees and other amounts due and payable on or prior to the Effective Date, including, without limitation, the fees and disbursements invoiced through the Effective Date of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4. LIBOR Rate Loans. Any “LIBOR Rate Loans” that are outstanding as of the Effective Date shall continue to be governed by their existing terms (as set forth in the Credit Agreement immediately prior to giving effect to this Amendment) until the expiration of the applicable Interest Period.

SECTION 5.Affirmations.

5.1. The Borrower hereby acknowledges and confirms to Administrative Agent and each Lender that (a) the Collateral Documents and each other Loan Document to which it is a party are each hereby reaffirmed and ratified without qualification and are and remain in full force and effect in accordance with their respective terms and (b) the Liens and security interests of the Administrative Agent under the Collateral Documents and the other Loan Documents that secure all the Obligations, continue in full force and effect in accordance with their respective terms and have the same priority as before this Amendment.

5.2. The Borrower acknowledges and affirms that the Constituent Documents, resolutions and incumbency certificates previously delivered to the Administrative Agent remain in full force and effect as of the Effective Date and have not been amended, modified or rescinded prior to the date hereof.

SECTION 6. Miscellaneous.

6.1. Representations and Warranties. (a) Each of the parties hereto hereby represents and warrants that this Amendment constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as limited by Debtor Relief Laws and equitable principles, (b) the Borrower hereby represents and warrants as of the Effective Date that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (or with respect to representations and warranties expressly relating to an earlier date are true and correct in all material respects as of such earlier date) and (c) the Borrower hereby represents and warrants that upon the Effective Date, no Default or Event of Default shall exist.

6.2. References to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “the Credit Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

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6.3. No Effect on Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

6.4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

6.5. Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Amendment.

6.6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.7. Headings. Section headings in this Amendment are for convenience of reference only and shall in no way affect the interpretation of this Amendment or any provision hereof.

6.8. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:	/s/ Carmine Rossetti
Name: Carmine Rossetti
Title: Authorized Signatory

Bank of America – GSAM MMLC II – First Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:	/s/ Jose Liz-Moncion
Name: Jose Liz-Moncion
Title: Director

Bank of America – GSAM MMLC II – First Amendment to Credit Agreement

Annex A

~~EXECUTION VERSION~~ANNEX A TO FIRST AMENDMENT

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II,

as Borrower

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A.,

as the Administrative Agent, Lead Arranger, Sole Bookrunner, Structuring Agent, Letter of Credit Issuer and a Lender

November 26, 2021

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3.5	Voluntary Prepayments	67

3.6	Reduction or Early Termination of Commitments	68

3.7	Lending Office	68

SECTION 4. TAXES; CHANGE IN CIRCUMSTANCES		69

4.1	Taxes	69

4.2	Illegality	73

4.3	Inability to Determine Rates	74

4.4	Increased Cost and Capital Adequacy	75

4.5	Funding Losses	77

4.6	Requests for Compensation	77

4.7	Survival	77

4.8	Benchmark Replacement	77

SECTION 5. SECURITY		82

5.1	Liens and Security Interest	82

5.2	Required Accounts; Investor Capital Calls	84

5.3	Lender Offset	87

5.4	Agreement to Deliver Additional Collateral Documents	88

5.5	Subordination	88

SECTION 6. CONDITIONS PRECEDENT TO LENDING		89

6.1	Obligations of the Lenders	89

6.2	Conditions to all Loans	92

6.3	Conditions to Qualified Borrower Loans	92

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES		94

7.1	Organization and Good Standing	94

7.2	Authorization and Power	95

7.3	No Conflicts or Consents	95

7.4	Enforceable Obligations	95

7.5	Priority of Liens	95

7.6	Financial Condition	96

7.7	Full Disclosure	96

7.8	No Default	96

7.9	No Litigation	96

7.10	Material Adverse Effect	96

7.11	Taxes	96

7.12	ERISA	96

7.13	Compliance with Law	97

7.14	Environmental Matters	97

7.15	Investor Information; Investor Capital Commitments and Contributions	97

7.16	Fiscal Year	98

7.17	Private Placement Memorandum	98

7.18	Margin Stock	98

7.19	Investment Company Act	98

7.20	No Defenses	98

7.21	Indebtedness	99

7.22	No Withdrawals Without Approval	99

7.23	Sanctions	99

7.24	Organizational Structure	99

SECTION 8. AFFIRMATIVE COVENANTS		99

8.1	Financial Statements, Reports and Notices	99

8.2	Transfers by Existing Investors	103

8.3	Payment of Taxes	105

8.4	Maintenance of Existence and Rights	105

8.5	Notice of Default	105

8.6	Other Notices	105

8.7	Compliance with Loan Documents and Constituent Documents	106

8.8	Operations	106

8.9	Books and Records; Access	106

8.10	Compliance with Law	106

8.11	Insurance	106

8.12	Authorizations and Approvals	106

8.13	Maintenance of Liens	107

8.14	Further Assurances	107

8.15	Maintenance of Separate Existence	107

8.16	Annual Investor Capital Call	107

8.17	Collateral Accounts and Permitted Investments	107

8.18	Covenants of Qualified Borrowers	107

8.19	Solvency	108

8.20	[Reserved]	108

8.21	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	108

8.22	RIC Status under the Internal Revenue Code; Investment Company Act	108

8.23	[Reserved.]	108

8.24	Compliance with Sanctions	108

SECTION 9. NEGATIVE COVENANTS		108

9.1	Mergers, Etc.	109

9.2	Negative Pledge	109

9.3	Fiscal Year and Accounting Method	109

9.4	Partnership Agreement and Related Documents	109

9.5	Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals	111

9.6	Capital Commitments	111

9.7	ERISA Compliance	112

9.8	Dissolution	112

9.9	[Reserved.]	112

9.10	Limitations on Distributions	112

9.11	Limitations on Indebtedness	113

9.12	Limitation on Withdrawals	113

9.13	Fund Structure	113

9.14	Deemed Capital Contributions	113

9.15	Change of Depository Bank	113

9.16	Sanctions	114

SECTION 10. EVENTS OF DEFAULT		114

10.1	Events of Default	114

10.2	Remedies Upon Event of Default	117

10.3	Additional Default Remedies	118

10.4	Waivers of Notice, Etc.	121

10.5	Curing an Event of Default by Investor Capital Call and Duty to Liquidate Fund Investments	121

10.6	Events of Default or Defaults relating to Qualified Borrowers	123

SECTION 11. AGENCY PROVISIONS		123

11.1	Appointment and Authorization of Agents	123

11.2	Delegation of Duties	124

11.3	Exculpatory Provisions	124

11.4	Reliance on Communications	125

11.5	Notice of Default	125

11.6	Non-Reliance on Agents and Other Lenders	125

11.7	Indemnification	126

11.8	Agents in Their Individual Capacity	126

11.9	Successor Agent	127

11.10	Reliance by the Borrowers	127

11.11	Administrative Agent May File Proofs of Claim	128

11.12	ERISA	128

11.13	Recovery of Erroneous Payments	129

SECTION 12. MISCELLANEOUS		130

12.1	Amendments	130

12.2	Sharing of Offsets	132

12.3	Sharing of Collateral	132

12.4	Waiver	133

12.5	Payment of Expenses; Indemnity	133

12.6	Notice	135

12.7	Governing Law	138

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	138

12.9	Invalid Provisions	138

12.10	Entirety	138

12.11	Parties Bound; Assignment	139

12.12	Lender Removal/Replacement	142

12.13	Maximum Interest	142

12.14	Headings	142

12.15	Survival	142

12.16	Full Recourse	143

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12.17	Availability of Records; Confidentiality	143

12.18	USA Patriot Act Notice	144

12.19	Multiple Counterparts	144

12.20	Joint and Several Liability	144

12.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	145

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Responsible Officers

EXHIBITS

EXHIBIT A:	Schedule of Investors / Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C-1:	Form of Borrower Security Agreement
EXHIBIT C-2:	Form of Pledgor Security Agreement
EXHIBIT C-3:	Form of Pledgor Acknowledgment and Confirmation
EXHIBIT D-1:	Form of Borrower Pledge of Collateral Account
EXHIBIT D-2:	Form of Pledgor Pledge of Collateral Account
EXHIBIT E-1:	Form of Request for Borrowing
EXHIBIT E-2:	Form of Request for Letter of Credit
EXHIBIT F:	Form of Rollover / Conversion Notice
EXHIBIT G:	Form of Assignment and Acceptance Agreement
EXHIBIT H:	Form of Qualified Borrower Promissory Note
EXHIBIT I:	Form of Borrower Guaranty
EXHIBIT J:	Form of Responsible Officer’s Certificate
EXHIBIT K:	Form of Subscription Agreement
EXHIBIT L:	Form of Extension Request
EXHIBIT M:	Form of Qualified Borrower Letter of Credit Note
EXHIBIT N:	Form of U.S. Tax Compliance Certificates
EXHIBIT O:	Form of Facility Increase Request

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of November 26, 2021 by and among GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II, a Delaware corporation (the “Initial Borrower” or “Primary Borrower”; and together with any Qualified Borrowers becoming a party hereto, the “Borrowers” and each, a “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Lead Arranger, the Sole Bookrunner, the Structuring Agent, the Letter of Credit Issuer and as a Lender, and each of the other Persons from time to time party hereto as Lenders (each capitalized term not defined is defined below).

RECITALS:

A. The Borrowers have requested that the Lenders provide credit to the Borrowers in the form of revolving loans and causing the issuance of letters of credit on the terms and conditions set forth herein; and

B. The Lenders are willing to make Loans (as hereinafter defined) and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section or recital referred to:

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted ~~LIBOR Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) the LIBOR Rate for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period; plus (b) the Applicable Margin.~~Daily Simple SOFR” means Daily Simple SOFR plus the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR determined in accordance with this Credit Agreement would otherwise be less than zero (0), Adjusted Daily Simple SOFR shall be deemed zero (0) for purposes of this Credit Agreement.

“Administrative Agent” means Bank of America, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Fee” has the meaning set forth in the Fee Letter.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means any Lender or Letter of Credit Issuer.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise. The term “Affiliated” shall have a correlative meaning.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Agent-Related Person” is defined in Section 11.3.

“Alternate Base Rate” means the greatest of: (i) the Prime Rate plus the Applicable Margin, (ii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) ~~the Adjusted LIBOR Rate~~Term SOFR (based on a one-month Interest Period) plus one hundred basis points (1.00%).

“Alternate Base Rate Conversion Date” is defined in Section 2.3(i).

“Alternate Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Alternate Base Rate.

“Alternative Currency” means Canadian Dollars, Euro, Sterling and such other currencies as the Borrowers and all Lenders may agree in writing from time to time.

“Alternative Currency Daily Rate” means, for any day, with respect to any Loan:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.7 plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion;

provided that if any Alternative Currency Daily Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate”. All Alternative Currency Daily Rate Loans shall be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means fifty percent (50%) of the Maximum Commitment.

“Alternative Currency Successor Rate” has the meaning provided in Section 4.9.

“ Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:

(a) denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) Business Days preceding the first day of such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period; and

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.7 plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion;

provided that if any Alternative Currency Term Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate”. All Alternative Currency Term Rate Loans shall be denominated in an Alternative Currency.

“Annual Valuation Period” means, with respect to each Fund that qualifies as an Operating Company, the “annual valuation period” for such Fund, as defined in 29 C.F.R. §2510.3-101(d)(5), as determined by designation of such Fund or such Fund’s general partner, managing member or other similar managing fiduciary.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in which any Credit Party or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anticipated Expenses” any amounts which are necessary (x) to satisfy commitments or other arrangements of the Borrowers or the Pledgors to purchase Fund Investments or Fund Investment Vehicles or to fund capital commitments in respect of such Fund Investments or Fund Investment Vehicles, (y) to satisfy obligations under Swap Agreements (including any applicable requirements to post collateral) or to satisfy any obligations then due and payable arising under any Indebtedness permitted to be incurred pursuant to Section 9.11, to the extent such commitments or obligations were entered into prior to the Responsible Officer of the Primary Borrower becoming aware of the requirement to make the applicable prepayment required under Section 2.1(e) or other applicable payment under this Credit Agreement, or (z) to pay other documented Borrower Expenses then due and payable.

“Applicable Advance Rate” means with respect to any Included Investor, fifty percent (50%); provided that, the Administrative Agent may in its sole discretion increase the Applicable Advance Rate for any Included Investor pursuant to a writing with the Primary Borrower.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule II hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall have a Rating of BBB-/Baa~~2~~3 or higher; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have an A.M. Best’s Financial Strength Rating of A- or higher;

(iii) if such Investor or such Investor’s Credit Provider, as applicable, is an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum

Below A-/A3	90%

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” is defined in Section 12.11(d).

“Assignment Amount” means, with respect to a Lender at the time of any assignment pursuant to Section 12.11(c) by such Lender, an amount equal to the lesser of: (a) such Lender’s Lender Pro Rata Share of the Obligations requested by such Lender to be assigned at such time; and (b) such Lender’s unused Commitment.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Commitment” means the lesser of (a) the Maximum Commitment, (b) the Borrowing Base and (c) the maximum amount the applicable Borrower is permitted to borrow in accordance with its Constituent Document and applicable Laws~~.”Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.~~ minus, in each case, the FX Reserve Amount, if any, in effect at such time; provided that the Available Commitment shall always be calculated in Dollars.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of America” has the meaning provided in the preamble hereto.

~~“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.8 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.~~

~~“Benchmark Replacement” means:~~

~~(1) For purposes of Section 4.8(a), the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(a) the sum of (i) Term SOFR and (ii) 0.11448% (11.448 basis points) per annum for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) per annum for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) per annum for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) per annum for an Available Tenor of twelve-months’ duration; or~~

~~(b) the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points) per annum;~~

~~provided that, if initially LIBOR is replaced with the rate contained in clause (1)(b) of this definition (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrowers and each Lender of such availability, then from and after the beginning of the Interest Period, relevant Interest Payment Date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (1)(a) of this definition; and~~

~~(2) For purposes of Section 4.8(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrowers as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;~~

~~provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) of this definition would be less than zero (0), the Benchmark Replacement will be deemed to be zero (0) for all purposes of the Loan Documents.~~

~~Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Alternate Base Rate”, timing and frequency of determining rates and making payments of interest, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).~~

~~“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide any representative tenors of such Benchmark after such specific date.~~

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the first paragraph hereof.

“Borrower Collateral Account Pledge” means a pledge by the Primary Borrower substantially in the form of Exhibit D-1 hereto (or such other form reasonably acceptable to the Administrative Agent) pursuant to which such Primary Borrower pledges and grants to the Administrative Agent, for the benefit of the Secured Parties (subject to Permitted Liens), a first priority security interest and Lien in and on its Collateral Account. “Borrower Collateral Account Pledges” means, where the context requires, all such collateral account pledges, collectively.

“Borrower Control Agreement” means each deposit or securities account control agreement among (a) the Initial Borrower, (b) the Administrative Agent on behalf of the Secured Parties and (c) the depository bank or securities intermediary, each as the same may be amended, supplemented or modified from time to time, and for the avoidance of doubt the term “Borrower Control Agreement” shall not include any deposit or securities account control agreement a Borrower or any of its Subsidiaries may from time to time enter into with a swap counterparty and a depositary bank or securities intermediary for the purpose of holding collateral (together with, if applicable, interest and distributions thereon) in connection with any Swap Agreement. “Borrower Control Agreements” means, where the context requires, all such borrower control agreements, collectively.

“Borrower Expense” means any operating expense of any Borrower or Pledgor incurred in the ordinary course of such Borrower’s or Pledgor’s activities pursuant to and in compliance with its Partnership Agreement and this Credit Agreement.

“Borrower General Partners” means, with respect to any Borrower other than the Initial Borrower (if any), the entity named as its general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth on Schedule I hereto, as amended, supplemented or otherwise modified by the Borrowers and the Administrative Agent from time to time.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c).

“Borrower Party” is defined in Section 11.1(a).

“Borrower Security Agreement” means a security agreement, substantially in the form of Exhibit C-1 hereto, made by a Borrower and its respective Borrower General Partner (if any) pursuant to which it shall charge, pledge and, as the case may be, assign by way of security or otherwise create a first priority, security interest and Lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties) (subject to Permitted Liens), as the same may be amended, restated, modified or supplemented from time to time. “Borrower Security Agreements” means, where the context requires, all such security agreements, collectively.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof. For the avoidance of doubt, neither a Continuation nor a Conversion shall be considered a Borrowing.

“Borrowing Base” means, on any date of determination, the aggregate sum of the Applicable Advance Rate for each Included Investor multiplied by such Included Investor’s Eligible Borrowing Base Capital Commitment, in each case, as such Eligible Borrowing Base Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, for so long as any Investor ceases to be an Included Investor, such Investor shall be excluded from the Borrowing Base.

“Borrowing Base Certificate” means the spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A hereto, which shall be provided in Microsoft Excel format.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of North Carolina are authorized or required by law to close; and

~~(a) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (or any Alternate Base Rate Loan as to which the interest rate is determined by reference to LIBOR), any day on which dealings in Dollars are not conducted by and between banks in the London interbank Eurodollar market;~~

(a) if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Euro or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the European Union, means any such day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro;

(b) if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Sterling or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the United Kingdom, means any such day on which banks are open for general business in London; and

(c) if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Loan (other than denominated in Euro or Sterling), or any other dealings in any Alternative Currency (other than Euro or Sterling) to be carried out pursuant to this Credit Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Canadian Dollars” and “Cdn$” mean the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in a segregated interest-bearing account (with any interest thereon to be paid to the applicable Borrowers when no Event of Default has occurred and is continuing, and to the reduction of the Obligations in accordance with Section 3.4 hereof during the continuance of any Event of Default) or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to a Cash Collateral Account or other documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (A) an Event of Default has occurred and is continuing, (B) the Borrowers shall have failed to make any payment of interest required to be made hereunder when due and such failure shall not have been remedied, or (C) a Default pursuant to Section 10.1(k) has occurred and is continuing.

“CDOR Rate” has the meaning provided in the definition of “Alternative Currency Term Rate”.

“Change in Law” means (a) the adoption of any Governmental Rule, Law or bank regulatory guideline after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (b) any change in any Governmental Rule, Law or bank regulatory guideline or any clarification or change in the interpretation, application or administration thereof by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (c) the making or issuance of any rule, guideline, request or directive (whether or not having the force of law) by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender) or (d) or the compliance, application or implementation by a Lender or Letter of Credit Issuer of any of the foregoing or an Existing Law.

“Change of Control” shall mean a circumstance in which the Investment Manager (or an Affiliate thereof) shall cease to be the investment manager of the Primary Borrower (provided that a Change of Control shall not exist if a third party administrator acceptable to the Administrative Agent and Required Lenders in their reasonable discretion (and each such Person shall not unreasonably withhold, condition or delay such acceptance), directly or indirectly, controls the Primary Borrower).

“Closing Date” means the date hereof.

“CME ” means CME Group Benchmark Administration Limited.

“Collateral” is defined in Section 5.1.

“Collateral Account” means each account specified on Schedule I (as may be updated from time to time by any of the Credit Parties with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) as a Collateral Account and established by a Borrower or Pledgor, in the name of such Borrower or Pledgor, as applicable, with an Eligible Institution into which Investor Capital Contributions received or otherwise collected from the Investors shall be deposited or credited and into which Fund Investment proceeds or other sums not related to Investor Capital Contributions may be deposited or credited.

“Collateral Account Pledge” means each Borrower Collateral Account Pledge and each Pledgor Collateral Account Pledge, as applicable. “Collateral Account Pledges” means, where the context requires, all such collateral account pledges, collectively.

“Collateral Documents” is defined in Section 5.1.

“Commitment” means, with respect to each Lender, as the context requires, the commitment of such Lender to make Loans and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule II attached hereto under the heading “Commitment” (or, in the case of a Lender which becomes a party hereto pursuant to an Assignment and Acceptance Agreement entered into pursuant to the terms hereof, as set forth in such Assignment and Acceptance Agreement); minus the amount of any Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Acceptance Agreement entered into pursuant to Section 12.11(c) or otherwise reduced from time to time by the Borrowers pursuant to Section 3.6, plus any additional amounts committed pursuant to Section 2.16 or reflected in a subsequent Assignment and Acceptance Agreement; provided, however, that to the extent that the Maximum Commitment is reduced or otherwise declines, the aggregate of the Commitments of all the Lenders shall decline by a like amount and the Commitment of each Lender shall decline in proportion thereto. Administrative Agent may (and, upon the reasonable request of the Primary Borrower, shall promptly) amend and re-issue Schedule II from time to time to reflect the Commitments of the Lenders.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Compliance Certificate” is defined in Section 8.1(b).

“Concentration Limit” means, with respect to any Included Investor, the aggregate amount of Eligible Borrowing Base Capital Commitments of such applicable Included Investor in excess of the concentration limits set forth below:

Investor Classification	Concentration Limit
Rated Included Investor (dependent on applicable ratings below)[1,2]
AAA / Aaa	25.0%[3]
AA+ / Aa1 to AA-/ Aa3	20.0%[3]
A+ / A1 to A- / A3	15.0%[3]
BBB+ / Baa1 to BBB / Baa2	10.0%[3]
Other Concentration Limits
Non-Rated Included Investors	10.0% - 25.0%[3]
PWM Investors sourced from the below Eligible Registered Investment Advisor[5]
Deutsche Bank Securities Inc.	100.0%[4]
Raymond James & Associates Inc.	100.0%[4]
Creative Planning	20.0%[4]

1

The Ratings for such Investor shall be the lower of any senior unsecured rating of such Investor as issued by either S&P or Moody’s. If such Investor has only one rating from either S&P or Moody’s, that rating shall apply.

2

For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the Rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

3	The Concentration Limits for each individual Investor classification shall be calculated as a percentage of the aggregate Uncalled Capital Commitments of all Included Investors.
4

The aggregate Concentration Limits for Investor classifications shall be calculated as a percentage of the aggregate Uncalled Capital Commitments of all Included Investors after deducting any amounts in excess of the applicable individual Investor Concentration Limits.

5

There shall be no individual Concentration Limit for any PWM Investor. The aggregate Concentration Limit for any PWM Investors sourced by an Eligible Registered Investment Advisor not listed above shall be determined in the Administrative Agent’s sole discretion.

provided, that for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor; provided, further, that, upon the request of the Borrowers, the Administrative Agent and the Required Lenders may, in their sole discretion, permit an increased Concentration Limit for certain Investors.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Credit Parties or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Credit Parties or any other source not bound by confidentiality obligations to any Credit Parties at or prior to such time.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Daily Simple SOFR, Term SOFR, CDOR Rate, EURIBOR, SONIA or any proposed Successor Rate ~~for any Alternative Currency~~thereof, as applicable, any conforming changes to the definitions of “Daily Simple SOFR”, “Term SOFR”, “Alternate Base Rate”, “Interest Period”, “CDOR Rate”, “EURIBOR”, and “SONIA”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definition of “Business Day” and “U.S. Government Securities Business Day”, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, and length of lookback periods) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice ~~for such Alternative Currency~~ (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate ~~for such Alternative Currency~~ exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership formed under the laws of the Cayman Islands, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement or other applicable agreement of formation and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department or Registrar of Exempted Limited Partnerships in the jurisdiction of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles of formation and operating agreement and/or limited liability company for such Person; and (c) in the case of a corporation, exempted company incorporated under the laws of the Cayman Islands or company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association for such Person.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a ~~LIBOR Rate~~Term SOFR Loan or an Alternative Currency Term Rate Loan from one Interest Period to the next Interest Period.

“Control Agreement” means each Borrower Control Agreement and each Pledgor Control Agreement, as applicable. “Control Agreements” means, where the context requires, all such control agreements, collectively.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the applicable Fund is a member or may become a member.

“Conversion Date” means any ~~LIBOR Rate~~Daily Simple SOFR Conversion Date, Term SOFR Conversion Date or Alternate Base Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(i).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(i) or Section 4 of one Type of Loan into another Type of Loan.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Investor Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirement to be a Rated Included Investor based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means any Borrower, any Pledgor or any General Partner. “Credit Parties” means, where the context requires, all of the Borrowers, any Pledgor and the General Partners, collectively.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Investor Capital Contributions.

“Current Party” is defined in Section 12.12.

“Daily ~~LIBOR” means, with respect to any day, the rate of interest per annum determined by the Administrative Agent based on the rate for Dollar deposits in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “Daily LIBOR” shall be determined by the Administrative Agent from another recognized source or interbank quotation.”Daily~~ Simple SOFR” with respect to any applicable determination date means the ~~secured overnight financing rate (“~~SOFR~~”)~~ published on such date ~~by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator)~~ on the Federal Reserve Bank of New York’s website (or any successor source).

“Daily Simple SOFR Conversion Date” has the meaning provided in Section 2.3(i).

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means, on any day, a per annum rate of interest equal to the lesser of: (a) the then applicable interest rate in effect on such day ~~(i.e., either the Alternate Base Rate or the Adjusted LIBOR Rate)~~ for such item bearing interest, plus two percent (2.00%) or, if there is not a then applicable interest rate in effect on such day for such item the Alternate Base Rate in effect on such day, plus two percent (2.00%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that has failed or refused to perform its obligations hereunder, including: (a) has failed to fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within three (3) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Laws; (d) has notified the Borrowers, any Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to the Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has, or has an entity that controls such Lender that has, become the subject of a proceeding under Debtor Relief Laws; or (f) has become the subject of a Bail-in Action.

“Distribution” is defined in Section 9.10.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election” means the occurrence of:~~

~~(1) a determination by the Administrative Agent, or a notification by the Borrowers to the Administrative Agent that the Borrowers have made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 4.8, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; and~~

~~(2) the joint election by the Administrative Agent and the Borrowers to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority; or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender or (b) any other Person which has a short-term unsecured debt rating of at least P-1 from Moody’s or at least A-1 from S&P (or (x) if such Person has a rating from one of Moody’s or S&P that is not P-1 or A-1, as applicable, it has a short-term unsecured debt rating of at least F-1 from Fitch Ratings, Inc. or (y) such lower ratings as may be approved in writing by the Borrowers and the Administrative Agent) and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within ten (10) Business Days after notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers); provided that (i) no Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee, and (ii) in each case, the Eligible Assignee shall be a Qualified Purchaser.

“Eligible Borrowing Base Capital Commitment” means, for any Included Investor, such Included Investor’s Uncalled Capital Commitment, provided that for the purposes of this definition the term “Uncalled Capital Commitment” shall only include any Investor Returned Capital of an Investor to the extent the Investor Returned Capital Condition has been satisfied.

“Eligible Institution” means (i) Bank of America and its Affiliates; (ii) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P (or otherwise approved by the Administrative Agent in its sole discretion) and (iii) Goldman Sachs & Co. LLC, or other securities intermediaries, for so long as Goldman Sachs & Co. LLC, or such other securities intermediary has at least two of the following short-term unsecured debt ratings: P-2 or higher from Moody’s, A-2 or higher from S&P and F2 or higher from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Eligible Registered Investment Advisor” means any of Deutsche Bank Securities Inc., Raymond James & Associates Inc., and Creative Planning and any other registered investment advisors approved by the Administrative Agent in its sole discretion.

“Employee Investor” means an Investor that is a (i) SOX Insider or (ii) full-time employee of Goldman Sachs or any spouse or an Affiliated entity of such full-time employee. For the avoidance of doubt, neither Goldman Sachs & Co. LLC nor any of its Affiliates shall be considered an Employee Investor.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Laws” means all federal, state, national, international and local laws, ordinances, regulations or guidelines in force and binding relating to pollution or protection of the environment including, without limitation, air pollution, water pollution, noise control, or the use, handling or Release of Hazardous Materials, applicable to any Credit Party, and any and all regulations promulgated under or pursuant to any statute of any applicable governing body, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; and (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq., as each of the foregoing may be amended from time to time.

“Environmental Liability” means any written claim, demand, obligation or cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any U.S. Governmental Authority, as from time to time in effect.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100 as updated or amended from time to time; or (d) any other entity or account whose assets are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Internal Revenue Code, as determined under the Plan Asset Regulations.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning provided in the definition of “Alternative Currency Term Rate”.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” is defined in Section 10.1.

“Excluded Borrower” is defined in Section 12.20(b).

“Excluded Investor” is defined in Section 2.1(d).

“Excluded Proceeds” is defined in Section 5.1(a)(v).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 12.12(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f), and (d) any Taxes imposed under FATCA.

“Exclusion Event” is defined in Section 2.1(d).

“Existing Law” means (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (ii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including without limitation, any publications addressing the liquidity coverage ratio (“LCR”) or the supplementary leverage ratio (“SLR”); or (iii) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act or Basel III (whether or not having the force of law).

“Extension Fee” has the meaning set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form attached hereto as Exhibit L to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” is defined in Section 2.16(a).

“Facility Increase Effective Date” is defined in Section 2.16(a).

“Facility Increase Fee” has the meaning set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form attached hereto as Exhibit O pursuant to which the Primary Borrower requests an increase of the Commitments in accordance with Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor provisions that are substantially similar), any regulations or official interpretations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the Internal Revenue Code and/or any U.S. or non-U.S. fiscal or regulatory rules, regulations or guidance notes or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Internal Revenue Code.

~~“FCA” has the meaning provided in Section 4.8(a).~~

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain letter agreement or letter agreements, dated as of the date hereof, between the Administrative Agent and the Primary Borrower, as such letter agreement(s) may be amended, restated, supplemented, or otherwise modified from time to time. “Fee Letters” means, where the context requires, all such Fee Letters, collectively.

“Filings” means (a) UCC financing statements; and (b) the substantial equivalent as reasonably determined by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“Final Admission Date” means the date of the final closing of the Funds.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Fee” has the meaning set forth in the Fee Letter.

“Full Repayment Capital Call” has the meaning specified in Section 10.5(b).

“Fund” means the Primary Borrower and any Pledgor.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor: (i) for plan years prior to 2008, the gateway percentage or funded current liability percentage reported on Schedule B to the Form 5500; and (ii) for plan years 2008 and later, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“Fund Investment” means an investment (including any real property or related assets) of any of a Borrower, Pledgor or their respective Subsidiaries, or any Fund Investment Vehicle; it being understood that each Subsidiary of any Borrower or Pledgor (including any Fund Investment Vehicle) shall be deemed a Fund Investment.

“Fund Investment Vehicle” means a Subsidiary or other entity owned in whole or in part by a Borrower or Pledgor which itself, or with one or more other Fund Investment Vehicles or other Persons, holds one or more Fund Investments in issuers or other Persons that are operated as a common enterprise.

“FX Reserve Amount” means, at any time of determination, the product of (a) the FX Reserve Percentage and (b) the Dollar Equivalent of the sum of the aggregate outstanding principal amount of Loans and the undrawn stated amount of all outstanding Letters of Credit, in each case denominated in an Alternative Currency at such time.

“FX Reserve Percentage” means, as of any date of determination and for each Alternative Currency, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that any such percentage may be reset for any particular Alternative Currency on any Revaluation Date in the reasonable discretion of the Administrative Agent if necessary to account for foreign exchange volatility; provided further, that the FX Reserve Amount shall be subject to further adjustment if the cross currency swap analytics tool developed by the Administrative Agent changes after the Closing Date, such adjustment to be made by the Administrative Agent in consultation with the Borrowers (but, for the avoidance of doubt, shall not require any consent of the Borrowers). As of the Closing Date, the FX Reserve Percentage for the below Alternative Currencies is as follows:

Canadian Dollars	7.50%
Euro	7.00%
Sterling	8.30%

“General Partner” means any of the Borrower General Partners or Pledgor General Partners. “General Partners” means, where the context requires, all of the Borrower General Partners and Pledgor General Partners, collectively.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied in all material respects for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person except as disclosed in connection with such financial statements, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate Board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means Goldman Sachs & Co. LLC, a New York limited liability company, together with The Goldman Sachs Group, Inc., a Delaware corporation.

“Good Standing” means, (a) with respect to any Investor, such Investor is in compliance in all material respects with its obligations (without duplication of the obligations referenced in clauses (v) and (vii) of Section 2.1(d)) under its Subscription Agreement and the Partnership Agreement, (b) with respect to any Included Institutional Investor, either is a Rated Included Investor or a Non-Rated Included Investor, and (c) with respect to PWM Investors, such PWM Investor is an Investor in an Eligible Registered Investment Advisor.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Plan Investor” means an Investor that is an “employee benefit plan” as defined in Section 3(3) of ERISA and that is a governmental plan as defined in Section 3(32) of ERISA.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (x) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced) and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

~~“IBA” has the meaning provided in Section 4.8(a).~~

“Included Institutional Investor” means each Institutional Investor listed on the Borrowing Base Certificate delivered in connection with the Closing Date as an Included Institutional Investor or any other Institutional Investor which is also an Included Investor for purposes hereof.

“Included Investor” means an Investor (which for the avoidance of doubt, may be an Institutional Investor (including an Investor that is an Affiliate of Goldman Sachs & Co. LLC) or PWM Investor) that, in the case of any PWM Investor, subject to Section 8.2(d):

(a) executed and delivered (directly or by power of attorney) a legal, valid and binding Subscription Agreement (substantially in one of the forms attached as Exhibit K hereto) which evidences the Investor’s Investor Capital Commitment and pursuant to which the Investor agrees to make Investor Capital Contributions to a Fund, which Subscription Agreement is in full force and effect and in the case of Included Institutional Investors, a copy of which has been delivered to the Administrative Agent;

(b) is in Good Standing;

(c) delivered a true and correct copy of each Side Letter (which, in the case of any PWM Investor, may be redacted to show the Investor identification number but no other identifying information), if any, with respect to such Investor, which shall be in form and substance acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter);

(d) executed and delivered documentation with the applicable Fund acknowledging and agreeing that such Investor’s Investor Capital Commitment and related rights may be pledged as Collateral, as specified by and including pursuant to Article XIII of the Primary Borrower’s Partnership Agreement (and, for the avoidance of doubt, excluding any Investor whose Investor Capital Commitment may not be pledged as Collateral pursuant to the terms of the applicable Fund’s Constituent Documents or such Investor’s Subscription Agreement or Side Letter);

(e) with respect to any Investor becoming an Investor after the Closing Date which has entered into a Side Letter, if such Side Letter contains provisions that could reasonably be expected to materially adversely affect the Administrative Agent or Lenders, such Side Letter is acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter); and

(f) is not an Employee Investor;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor (but solely with respect to any amounts of such Investor’s Investor Capital Commitment subject to such Exclusion Event) until such time as all Exclusion Events in respect of such Investor (or such portion of such Investor’s Investor Capital Commitment) shall have been cured in accordance with Section 2.1(d); (2) each approval under clause (c) shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as an Included Investor; (3) certain transferee Investors shall be treated as Included Investors in accordance with Section 8.2 and (4) no Institutional Investor shall be an Included Investor, nor shall any increase to the Investor Capital Commitment of any prior Included Institutional Investor be included in the Borrowing Base, without the prior written approval of the Administrative Agent in its reasonable discretion. If an Included Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its Credit Provider as contemplated in the definition of “Credit Provider”, such Included Investor shall provide evidence satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, or upon which interest payments are customarily made (other than interest payable after the scheduled payment date); (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Swap Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person; provided, however, that the term “Indebtedness” shall not include (u) Indebtedness that is (1) recourse only to Fund Investments in a single portfolio company, a group of affiliated portfolio companies, any parcel of real property or other Portfolio Assets, and the Fund Investment Vehicle or group of related Fund Investment Vehicles related thereto or (2) in the form of a margin loan that is recourse only to the Fund Investments or a group of affiliated portfolio companies or the Fund Investment Vehicle or group of Fund Investment Vehicles related thereto, provided that such Indebtedness is not recourse to, or cross-collateralized by, any other Fund Investment that is not part of a common enterprise with such Fund Investment, (v) Indebtedness (unsecured or secured by Liens included in the transaction documents of a Fund Investment or in favor of the sellers in connection with a Fund Investment or their Affiliates) so long as such Indebtedness is (1) permitted by the related Constituent Document of such Borrower or Pledgor, as applicable, and (2) incurred (whether the same would be treated as debt or guarantees of debt (including Guaranty Obligations)) for one or more of the following purposes: (A) obligations to pay a deferred purchase, deposit or acquisition price in respect of a Fund Investment, (B) obligations incurred in the making, purchase or sale of Fund Investments, including earnouts, deposits, contingent or deferred price and indemnity obligations, and (C) obligations incurred in its or their capacity as holders of a Fund Investment (e.g., such as equity funding commitments or indemnity or hold harmless obligations), (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) accrued management fees, services fees, incentive fees or other similar fees or compensation, (y) trade accounts payable or (z) commitments to purchase or make Fund Investments, and guarantees of such commitments to purchase or make Fund Investments. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement satisfactory to the Administrative Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 12.5(b).

“Initial Borrower” has the meaning provided in the preamble hereto.

“Institutional Investor” means any Investor other than (a) a PWM Investor or (b) an Employee Investor.

“Interest Option” means ~~the LIBOR~~Daily Simple SOFR, Term SOFR, the applicable Alternative Currency Daily Rate, the applicable Alternative Currency Term Rate or the Alternate Base Rate.

“Interest Payment Date” means, (a) with respect to any Alternate Base Rate Loan, Alternative Currency Daily Rate Loan or Daily ~~LIBOR~~Simple SOFR Loan, the tenth (10th) calendar day of each calendar month for interest that accrued during the preceding calendar month; (b) as to any ~~LIBOR Rate~~Term SOFR Loan or Alternative Currency Term Rate Loan in respect of which the applicable Borrower has selected a one or three month Interest Period, the last day of such Interest Period for such Loan for interest that accrued during such Interest Period; (c) as to any ~~LIBOR Rate~~Term SOFR Loan or Alternative Currency Term Rate Loan in respect of which the applicable Borrower has selected a six- month Interest Period, the day corresponding to the date of the Borrowing of such ~~LIBOR Rate~~ Loan occurring each third calendar month during such Interest Period for such ~~LIBOR Rate~~ Loan (or the next succeeding Business Day if such day is not a Business Day); provided that, for any Alternative Currency Term Rate Loan denominated in Canadian Dollars, a six-month Interest Period shall not be available; and (d) the Maturity Date.

“Interest Period” means, (a) with respect to any Loan funded as an Alternate Base Rate Loan, Daily Simple SOFR Loan or Alternative Currency Daily Rate Loan, (i) initially, the period commencing on (and including) the date of the initial funding of such Loan and ending on (and including) the last day of the calendar month in which such Loan was funded and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Loan, and ending on (and including) the last day of the current calendar month; and (b) with respect to any Loan funded as a ~~LIBOR Rate~~Term SOFR Loan ~~(other than Daily LIBOR)~~ or Alternative Currency Term Rate Loan, the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the corresponding date one month, three months, or six months (except in the case of any Alternative Currency Term Rate Loan denominated in Canadian Dollars for which six months shall not be available), as designated by the applicable Borrower(s) in the applicable Request for Borrowing; provided that:

(A) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if interest in respect of such Interest Period is computed by reference to ~~the LIBOR Rate~~Daily Simple SOFR, Term SOFR or Alternative Currency Term Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day; and

(B) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date, and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Primary Borrower as delivered to the Administrative Agent prior to the Closing Date, and as the same may be changed, altered, expanded, amended, modified, termination or restated from time to time in accordance with the definition of Permitted Policy Amendment.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Fund Investment pursuant to the provisions of the Partnership Agreement or such Investor’s Side Letter (including by reference to any investment policy of such Investor), where the Investor is entitled to such exclusion or excuse under the Partnership Agreement or its Side Letter as a matter of right (i.e. not in the applicable Borrower’s, Pledgor’s or General Partner’s discretion).

“Investment Management Agreement” means the Investment Management Agreement, dated as of November 1, 2021, between the Initial Borrower and the Investment Manager.

“Investment Manager” means Goldman Sachs Asset Management, L.P., or any other Affiliate of Goldman Sachs which is acting as Investment Manager pursuant to the Investment Management Agreement between Borrowers and the Investment Manager.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investor” means any Person that (i) is admitted to a Fund as a general partner, limited partner, shareholder, member or other equity holder in accordance with the Partnership Agreement of such Fund, and (ii) has an Investor Capital Commitment to such Fund; “Investors” means, where the context requires, all Investors, collectively.

“Investor Capital Call” means a drawdown notice for payment of all or any portion of an Investor’s Investor Capital Commitment in accordance with the Partnership Agreement of each of the Funds. “Investor Capital Calls” means, where the context requires, all Investor Capital Calls, collectively.

“Investor Capital Commitment” means, with respect to any Investor, the “Capital Commitment” (as defined in the Partnership Agreement) of such Investor to such Borrower. “Investor Capital Commitments” means, where the context requires, all Investor Capital Commitments, collectively.

“Investor Capital Contribution” means the amount of cash actually contributed by an Investor to the Funds with respect to its Investor Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Fund’s Constituent Documents. “Investor Capital Contributions” means, where the context requires, all Investor Capital Contributions, collectively.

“Investor Information” is defined in Section 12.17.

“Investor Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as an Investor Capital Contribution pursuant to the Constituent Documents of any Fund.

“Investor Returned Capital Condition” means the delivery to the Administrative Agent by a Borrower of (i) an updated Borrowing Base Certificate which sets out the amount of Investor Returned Capital which was distributed to each Investor (including Investors in each Pledgor) and in which such Borrower certifies that such funds were returned to such Investor and may be subject to a future Investor Capital Call, and (ii) a copy of the form of the distribution notice that was provided to the Investors in connection with such Investor Returned Capital, which form shall indicate to the Investors that such Investor Returned Capital is recallable and may be subject to a future Investor Capital Call.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Bank of America or its Affiliate.

“Lender” means (a) Bank of America in its capacity as lender and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof. “Lenders” means, where the context requires, all Lenders, collectively.

“Lender Party” is defined in Section 11.1.

“Lender Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) outstanding of such Lender; and (ii) the denominator of which is the aggregate of the Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) of all Lenders.

“Lending Office” is defined in Section 3.7.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.14 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means Bank of America or any Affiliate thereof.

“Letter of Credit Liability” means the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.14.

“Letter of Credit Sublimit” means, at any time, an amount equal to fifty percent (50%) of the Available Commitment at such time. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

~~“LIBOR Rate” means, at the Borrower’s option, either (x) Daily LIBOR or (y) for any Interest Period and any LIBOR Rate Loan, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in Dollars as of 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period, that appears on the display designated as “Reuters Screen LIBOR01” on the Reuters Service (or such other page as may replace “Reuters Screen LIBOR01” on that service for the purpose of displaying London interbank offered rates of major banks); provided that if such rate is not available on any date when the LIBOR Rate is to be determined, then the rate shall be an interest rate per annum determined by the Administrative Agent equal to the rate at which it would offer deposits in Dollars to prime banks in the London interbank market for a period equal to such Interest Period at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the first day of such Interest Period. If the calculation of the LIBOR Rate results in a LIBOR Rate of less than zero (0), the LIBOR Rate shall be deemed to be zero (0) for all purposes of this Credit Agreement.~~

~~“LIBOR Rate Conversion Date” is defined in Section 2.3(i).~~

~~“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate. All LIBOR Rate Loans shall be denominated in Dollars.~~

~~“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.~~

“Lien” means any lien, mortgage, security interest, assignment by way of security, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Pledgor Acknowledgment and Confirmation, each Borrower Guaranty, the Fee Letter, each Letter of Credit Application and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered by a Credit Party pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered by a Credit Party to the Administrative Agent in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement, plus all unreimbursed payments under a Letter of Credit made to the beneficiary named thereunder (and certain other related amounts to be treated as Loans pursuant to Section 2.9(e) and Section 3.3(c)).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents taken as a whole, (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) any Credit Party’s ability to perform its material obligations under the Loan Documents taken as a whole to which it is a party, (d) the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole or (e) the ability of the Primary Borrower, a Pledgor or a General Partner, as applicable, to make calls for Investor Capital Contributions under the applicable Partnership Agreement.

“Material Amendment” is defined in Section 9.4.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable in accordance with Section 10; (c) thirty (30) days prior to the termination of the Partnership Agreement of the Primary Borrower or Pledgor; (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise; and (e) thirty (30) days prior to the date on which any Credit Party’s ability to call Investor Capital Contributions to repay Obligations is terminated.

“Maximum Commitment” means $~~60,000,000,~~120,000,000, as it may be (a) reduced from time to time by the Borrowers pursuant to Section 3.6 or (b) increased from time to time in accordance with Section 2.16.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Letter of Credit Liability (or, with respect to a Borrowing Base deficiency, the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc and any successor thereto.

“Non-Rated Included Investor” means any Included Institutional Investor with a Rating below BBB/Baa2 or with no Rating, which Investor has been approved by the Administrative Agent as an Included Investor in its sole discretion (but once approved such approval may not be withdrawn except, for the avoidance of doubt, if such Investor becomes subject to an Exclusion Event in accordance with the terms of this Credit Agreement).

“Notes” means the promissory notes provided for in Section 3.1, all promissory notes delivered in substitution or exchange therefor, and the Qualified Borrower Promissory Notes as such notes may be amended, restated, reissued, extended or modified, in each case; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all renewals and extensions thereof, or any part thereof; provided that, for the avoidance of doubt, the indebtedness, obligations or liabilities of any Borrower or any of its Subsidiaries, to any Lender or any of its Subsidiaries, in its capacity as a counterparty of such Borrower or Borrower’s Subsidiary, under any Swap Agreement, shall not be deemed “Obligations” hereunder.

“OFAC” has the meaning provided in the definition of “Sanction”.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of a Fund as an Operating Company.

“Other Claims” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

~~“Other Rate Early Opt-in” means the Administrative Agent and the Borrowers have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 4.8(b) and clause (2) of the definition of “Benchmark Replacement”.~~

“Other Taxes” means all present or future stamp, court, intangible, recording, filing or documentary or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.12(a)).

“Participant” is defined in Section 12.11(b).

“Participant Register” is defined in Section 12.11(b).

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Partnership Agreement” means the limited partnership agreement, limited liability company agreement, certificate of incorporation, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction of a Primary Borrower or a Pledgor, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto; “Partnership Agreements” means, collectively, all of the Partnership Agreements.

“Patriot Act” is defined in Section 12.18.

“Pending Capital Call” means any Investor Capital Call that has been made upon the Investors and that has not yet been (i) cancelled or withdrawn or (ii) funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the Partnership Agreement beyond any applicable notice and cure period specified therein.

“Permitted Distributions” means (i) Permitted RIC Distributions, (ii) Distributions among the Credit Parties, (iii) pro rata Distributions from any Qualified Borrower to its holders of equity, including the Initial Borrower and (iv) Distributions in the form of common equity interests in a Borrower.

“Permitted Investments” means:

(i) savings, money market or other interest bearing accounts of the Administrative Agent, any Lender, any Eligible Institution or any other financial institution with a short-term credit rating of “A-1” by S&P and “P-1” by Moody’s;

(ii) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities, including, without limitation, treasury bills, notes and bonds;

(iii) commercial paper of domestic corporations, which has received a rating of A-1 or P-1 or its equivalent from either of Moody’s or S&P and/or has been unconditionally guaranteed by an entity which has received an equivalent credit rating by either of Moody’s or S&P;

(iv) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; or

(v) similar quality short term investments and cash and cash equivalents.

“Permitted Liens” means (i) non-consensual Liens, if any, imposed on the property of any Person by any Governmental Authority not yet delinquent or being contested in good faith by appropriate proceedings as long as such Person has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (ii) Liens of a bank or a securities intermediary holding the Collateral Account which (a) arise as a matter of law or items in the course of collection or encumbering deposits or other similar Liens (including the right to set-off) on the account and items held in, deposited in or credited to such account.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that: (a) is approved in writing by the Administrative Agent, (b) is required by applicable law, rule, regulation or Governmental Authority, or (c) (i) does not affect the Primary Borrower’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Primary Borrower, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment, (ii) could not otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder and (iii) does not permit or allow any Borrower to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Borrower’s Constituent Documents as in effect on the Closing Date.

“Permitted RIC Distributions” means, with respect to each taxable year, any Distributions determined by a Borrower in good faith to be required to be made in order to maintain a Borrower’s tax status under Section 852 of the Internal Revenue Code or to avoid the payment of any tax imposed under Section 852(b)(1), Section 852(b)(3) or Section 4982 of the Internal Revenue Code, as certified by such Borrower to the Administrative Agent in a RIC Distribution Notice delivered to the Administrative Agent at least ten (10) days prior to the applicable Distribution.

“Permitted Uses” means the use of the proceeds of the Loans hereunder to fund any of the following: (i) to acquire Fund Investments as permitted under the Partnership Agreement and/or Permitted Investments, pending their use to fund the acquisition of Fund Investments and purposes described in clause (ii) and (iii) below; (ii) Borrower Expenses (including to pay fees payable to the Investment Manager or any Credit Party’s affiliates pursuant to the applicable Partnership Agreement and/or Investment Management Agreement); and (iii) other general purposes of the Funds (including to pay Distributions) to the extent permitted under the Partnership Agreements.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, exempted limited partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, each as established or maintained for employees of any Fund or any member of the Controlled Group.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as the same may be amended from time to time, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the Plan Asset Regulations.

“Portfolio Assets” means, at any time, as to any Borrower or Pledgor, the following assets owned by such Person: (i) equity securities or interests (or options or warrants thereon) of any kind, (ii) debt securities or obligations (including loans or advances) of any kind, and (iii) any other Fund Investments.

“Pledgor” means each pledgor identified as a “Pledgor” on Schedule I (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time), together with any other Pledgor which becomes a Pledgor under this Credit Agreement.

“Pledgor Acknowledgment and Confirmation” means an acknowledgment, consent and confirmation in the form of Exhibit C-3 made by a Pledgor in favor of a Borrower, as the same may be amended, supplemented or modified from time to time.

“Pledgor Collateral Account Pledge” means a pledge by a Pledgor substantially in the form of Exhibit D-2 hereto (or such other form reasonably acceptable to the Administrative Agent) pursuant to which such Pledgor pledges and grants to the Primary Borrower (subject to Permitted Liens) a first priority security interest and Lien in and on its Collateral Account. “Pledgor Collateral Account Pledges” means, where the context requires, all such collateral account pledges, collectively.

“Pledgor Control Agreement” means each deposit or securities account control agreement among (a) a Pledgor, (b) the Administrative Agent, in its capacity as collateral agent on behalf of the Primary Borrower, and (c) the depository bank or securities intermediary, each as the same may be amended, supplemented or modified from time to time, and for the avoidance of doubt the term “Pledgor Control Agreement” shall not include any deposit or securities account control agreement such Pledgor or any of its Subsidiaries may from time to time enter into with a swap counterparty and a depositary bank or securities intermediary for the purpose of holding collateral (together with, if applicable, interest and distributions thereon) in connection with any Swap Agreement.

“Pledgor Control Agreements” means, where the context requires, all such control agreements, collectively.

“Pledgor General Partner” means each general partner identified as a “Pledgor General Partner” on Schedule I (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time), together with any other general partner which becomes a Pledgor General Partner under this Credit Agreement.

“Pledgor Security Agreement” means a security agreement, substantially in the form of Exhibit C-2 hereto, made by a Pledgor and its Pledgor General Partner (if any) pursuant to which it shall charge, pledge and, as the case may be, assign by way of security or otherwise create a first priority, security interest and Lien in and on the Collateral described therein in favor of the Primary Borrower (subject to Permitted Liens), as the same may be amended, restated, modified or supplemented from time to time. “Pledgor Security Agreements” means, where the context requires, all such security agreements, collectively.

“Prepayment Period” is defined in the definition of “Required Payment Time”.

“Primary Borrower” is defined in the first paragraph hereof.

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest announced from time to time by the Administrative Agent to its prime customers as its “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender or any other financial institution in connection with extensions of credit to borrowers.

“Principal Obligations” means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Loans as of such date plus (b) the aggregate Letter of Credit Liability as of such date.

“Proceedings” is defined in Section 7.9.

“Processing and Recordation Fee” has the meaning set forth in the Fee Letter.

“Proposed Amendment” is defined in Section 9.4.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PWM Investor” means an Investor that is a high net worth individual, or an entity beneficially owned by, controlled by, or otherwise associated with, a high net worth individual, including a “family office”.

“Qualified Borrower” is defined in Section 2.9(a).

“Qualified Borrower Letter of Credit Note” is defined in Section 6.3(b).

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d).

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate-fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

~~“Rate Type” means the LIBOR Rate or the Alternate Base Rate.~~

“Rated Included Investor” means any Included Institutional Investor that satisfies the Applicable Requirement.

“Rating” means, for any Person, its senior unsecured debt rating (or, if a senior unsecured debt rating is not available, the equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Recallable Capital” means distributed capital or deemed distributions permitted to be recalled from an Investor pursuant to the Constituent Document of the applicable Fund.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Register” is defined in Section 12.11(g).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Fund Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Fund Investment.

~~“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.~~

“Relevant Rate” means, with respect to any Loan denominated in (a) Canadian Dollars, the CDOR Rate, (b) Euro, EURIBOR, and (c) Sterling, SONIA, as applicable.

“Relevant Rate Scheduled Unavailability Date” has the meaning provided in Section 4.9(b).

“ Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Request for Borrowing” is defined in Section 2.3(a).

“Required Lenders” means, at any time: (a) two or more un-Affiliated Lenders (other than Defaulting Lenders) holding an aggregate of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the Available Commitment is zero (0), two or more un-Affiliated Lenders (other than Defaulting Lenders) who hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time; provided that (i) if at any time there is only one Lender party hereto that is not a Defaulting Lender, then “Required Lenders” means such Lender, (ii) if at any time there are two or more Lenders party hereto (other than Defaulting Lenders) all of which Lenders are Affiliated, then “Required Lenders” means all of such Affiliated Lenders, and (iii) if at any time there are two or more un-Affiliated Lenders party hereto (other than Defaulting Lenders), then “Required Lenders” means (in addition to the requirements set forth in clauses (a) and (b) above) at least two (2) of such un-Affiliated Lenders.

“Required Payment Time” means, in immediately available funds, as follows: (i) promptly, and in any event within two (2) Business Days to the extent such funds are available in the Collateral Accounts and not intended to be used for Anticipated Expenses or (ii) to the extent such funds (other than funds intended to be used for Anticipated Expenses) are not available in the Collateral Accounts, within five (5) Business Days; provided, however, that if at any time prior to or during such five (5) Business Day period under clause (ii) above the Borrowers, Pledgors or

General Partners make an Investor Capital Call, then such payment shall be made within fifteen (15) Business Days of the end of such two (2) Business Day period specified in clause (i) above (the “Prepayment Period”) and each of the Borrowers and Borrower General Partners, as applicable, agree that it shall apply such funds for repayment immediately after the Investor Capital Contributions relating to such Investor Capital Calls are received.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning provided in Section 3.4.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the authorized signatories of the Primary Borrower, a Pledgor or Pledgor General Partner, as context dictates, and those individuals involved in the administration of the Credit Agreement, in each case listed on Schedule III hereto, and their functional successors.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of the making of any Loan or an issuance, amendment, renewal or extension of a Letter of Credit; (b) the date of any Exclusion Event; and (c) each other date on which any of the Administrative Agent or the Funds shall reasonably request.

“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to a Borrower and certifying that such Borrower remains a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any ~~LIBOR Rate~~Term SOFR Loan or Alternative Currency Term Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” is defined in Section 2.3(h).

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; or (d) the United Kingdom.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

~~“Scheduled Unavailability Date” has the meaning provided in Section 4.9(b).~~

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means each Borrower Security Agreement and each Pledgor Security Agreement. “Security Agreements” means, where the context requires, all such security agreements, collectively.

“Side Letter” means any side letter executed by an Investor (except an Employee Investor) with the Primary Borrower, any Pledgor or any General Partner, as applicable, with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the Partnership Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” ~~has the meaning provided in the definition of “Daily Simple SOFR”.~~means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR ~~Early Opt-in” means the Administrative Agent and the Borrowers have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 4.8(a) and clause (1) of the definition of “Benchmark Replacement”.~~Adjustment” with respect to Daily Simple SOFR means 0.10% (10 basis points); and with respect to Term SOFR means 0.10% (10 basis points) for an interest period of one-month’s duration, 0.15% (15 basis points) for an interest period of three-month’s duration, and 0.25% (25 basis points) for an interest period of six-months’ duration.

“SOFR Scheduled Unavailability Date” has the meaning provided in Section 4.8(b).

“SOFR Successor Rate” has the meaning provided in Section 4.8.

“Sole Bookrunner” means Bank of America or its Affiliate.

“Solvent” means, with respect to the Borrowers and the Pledgors taken together, in each case, as of any date of determination, that as of such date:

(a) the fair value of the assets and the Unfunded Capital Commitments of the Borrowers and the Pledgors, taken together, is greater than the total amount of liabilities, including contingent liabilities, of the Borrowers and the Pledgors, taken together;

(b) the fair value of the assets and the Unfunded Capital Commitments of the Borrowers and the Pledgors, taken together, is not less than the amount that will be required to pay the probable liability of the Borrowers and the Pledgors, taken together, on their debts as they become absolute and matured;

(c) the Borrowers and the Pledgors do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Borrowers and the Pledgors, taken together, to pay as such debts or liabilities become absolute and matured; and

(d) the Borrowers and the Pledgors are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which the assets and the Unfunded Capital Commitments of the Borrowers and the Pledgors, taken together, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided that if such determination date is not a Business Day, SONIA means such rate that applied on the Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“SOX” means Section 402 of the Sarbanes-Oxley Act of 2002 (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended).

“SOX Insiders” means the directors and executive officers (or equivalent thereof) of the Primary Borrower, the Pledgors or The Goldman Sachs Group, Inc. or any spouse thereof, in each case who, in the reasonable opinion of the Primary Borrower, Pledgors or General Partners, constitutes “insiders” of the Primary Borrower, the Pledgors or The Goldman Sachs Group, Inc. for purposes of SOX from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” for an Alternative Currency means the rate reasonably determined by the Administrative Agent or the Letter of Credit Issuer to be the spot rate for the purchase of such Alternative Currency with Dollars as published by Bloomberg on page CurncyFXIP (or such other equivalent page as may from time to time be in effect) at approximately 11:00 a.m. on the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Letter of Credit Issuer may obtain such spot rate from another commercially available source designated by the Administrative Agent or Letter of Credit Issuer if such spot rate is not available on Bloomberg.

“Stated Maturity Date” means November 24, 2023, subject to the Borrowers’ extension of such date under Section 2.15.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subscription Agreement” means with respect to any Investor (except an Employee Investor), the “Subscription Agreement” (as defined in the applicable Partnership Agreement) of such Investor substantially in the form attached as Exhibit K hereto (or otherwise reasonably acceptable to the Administrative Agent), as amended, amended and restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the Board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Successor Rate” ~~has the meaning provided in Section 4.9.~~means, as applicable, any SOFR Successor Rate or Alternative Currency Successor Rate.

“Swap Agreements” means any swap, cap, collar, forward transaction, derivatives contemplated by the confidential private placement memoranda of the Borrowers or any other similar arrangement, or any combination of the foregoing, entered into by a Borrower or one of its Subsidiaries on market terms (which may include the granting of a security interest and/or the posting of collateral) relating to currency exchange rates, interest rates, the value of publicly traded equities, private equities, debt securities or other credits (whether single, a group or an index) or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means~~, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor, and if such Available Tenor corresponds equally to two (2) Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero (0), Term SOFR shall be deemed zero (0) for purposes of this Credit Agreement.

“Term SOFR Conversion Date” has the meaning provided in Section 2.3(i).

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning provided in Section 4.8.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means the lesser of (a) $25,000,000, and (b) five percent (5%) of the aggregate Uncalled Capital Commitments at such time.

“Upfront/Arranger/Advisory Fee” has the meaning set forth in the Fee Letter.

“Transfer” means to assign, convey, exchange, sell, transfer or otherwise dispose.

“Type of Loan” means an Alternate Base Rate Loan, a ~~LIBOR Rate~~Daily Simple SOFR Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state which from time to time governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, the excess, if any, of (a) such Investor’s Unfunded Capital Commitment, over (b) any portion of such Investor’s Unfunded Capital Commitment that is subject to a Pending Capital Call.

“Unfunded Capital Commitment” means, with respect to any Investor, such Investor’s “Available Commitment” (as defined in the applicable Partnership Agreement, including, for the avoidance of doubt, but without duplication, Investor Returned Capital of such Investor).

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Unused Portion” is defined in Section 2.12.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.1(f).

“Withholding Agent” means each Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the City of New York, New York.

1.4 Schedules and Exhibits, Sections. All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement. All references in this Credit Agreement to any Section shall, unless the context requires otherwise, refer to Sections of this Credit Agreement.

1.5 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.6 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to ~~the rates in the definition of “LIBOR”, “Alternative Currency Daily Rate” and “Alternative Currency Term Rate”,~~any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for ~~comparable~~ or successor ~~rate thereto~~ to any ~~of~~ such rate (including ~~any Benchmark Replacement~~, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any ~~Benchmark Replacement Conforming Changes or any~~ Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Credit Agreement and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.7 Additional Alternative Currencies. The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders, which approval shall be in their sole discretion; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Letter of Credit Issuer and all of the Lenders, which approval shall be in their sole discretion.

1.8 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Letter of Credit Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be.

Section 2. REVOLVING CREDIT LOANS

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i) to extend to the Borrowers a revolving line of credit and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars or in one or more other Alternative Currencies.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing or Rollover or cause the issuance of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing or Rollover or issuance of such Letter of Credit, (A) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit or (B) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; provided that the foregoing restriction shall apply only to the extent of the amount by which such Borrowing or Rollover would cause (x) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies to exceed the Alternative Currency Sublimit or (y) the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment; and/or

(ii) an Event of Default or, in the case of any Borrowing (but not a Rollover) to the knowledge of the Administrative Agent or the actual knowledge of any Responsible Officer of any Credit Party, a Default exists.

(c) Exceptions to Limitations. Conversions to Alternate Base Rate Loans shall be permitted in the case of clauses (i) and (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

(d) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor), (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be an Included Investor until such time as (x) in the case of any Institutional Investor, the Primary Borrower shall have submitted a written request to restore such Investor as an Included Investor along with evidence to the reasonable satisfaction of the Administrative Agent that such Exclusion Event has been cured in full, to which the Administrative Agent agrees to promptly respond with written notice of its decision as to whether to consent to such Investor’s being restored as an Included Investor (such consent not to be unreasonably withheld) and (y) all Exclusion Events in respect of such Investor shall have been cured to the reasonable satisfaction of the Administrative Agent:

(i) it shall, to the actual knowledge of a Responsible Officer: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Laws; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) to the actual knowledge of a Responsible Officer (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any proceeding under any Debtor Relief Laws or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor, Responsible Party or Credit Provider, as applicable) reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code;

(iii) [Reserved.]

(iv) such Investor shall repudiate or otherwise disaffirm any material provision of the applicable Partnership Agreement, its Subscription Agreement, or its Side Letter or inform any Credit Party of its inability to make Investor Capital Contributions with respect to its Unfunded Capital Commitment or pursuant to an Investor Capital Call;

(v) other than in connection with an Investment Exclusion Event, such Investor shall fail to make an Investor Capital Contribution within twelve (12) Business Days after the date such Investor Capital Contribution was initially due (without regard to any cure or notice periods);

(vi) to the actual knowledge of a Responsible Officer, any final judgment or decree which in the aggregate exceeds twenty percent (20%) of the net worth of such Investor shall be rendered against such Person, and any such judgment or decree shall not be discharged, paid, bonded, stayed or vacated within sixty (60) days;

(vii) any representation or warranty made by such Investor under its Subscription Agreement or Side Letter shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made and, if such circumstances are curable, such circumstances remain uncured for thirty (30) calendar days after the earlier of (A) the Administrative Agent’s delivery of notice thereof to the Borrowers and (B) a Responsible Officer of any Credit Party’s actual knowledge of such circumstance;

(viii) such Investor shall Transfer its partnership interests or membership interests in the applicable Fund in violation of this Credit Agreement and be released from its obligation under the Partnership Agreement to make Investor Capital Contributions, provided that, if such Investor shall Transfer less than all of its membership interests or partnership interests in the applicable Fund, only the Transferred portion shall be subject to exclusion;

(ix) it shall, to the actual knowledge of any Responsible Officer of any Credit Party, encumber its interest in the applicable Fund and the related Lien holder shall commence the exercise of remedies with respect to such interest;

(x) such Investor shall deliver notice of withdrawal or shall withdraw, retire or resign from the applicable Fund, or have its membership interest repurchased by the applicable Fund;

(xi) the applicable Fund or its General Partner (if any) suspends, cancels, reduces, excuses, terminates or abates the Unfunded Capital Commitment of such Investor, without the prior written consent of the Administrative Agent, including as a result of an Investment Exclusion Event (unless (x) the obligation to make such Investor Capital Contribution is assumed by another Included Investor pursuant to and in accordance with the terms of the relevant Constituent Documents and (y) in connection therewith, the Borrowers have delivered to the Administrative Agent an updated Borrowing Base Certificate reflecting such Transfer and made any mandatory prepayment required as a result thereof under Section 2.1(e)), or a Responsible Officer of a Credit Party knows that an Investor will be excused or excluded from participating in a particular Fund Investment which is being acquired in whole or in part by Loans under the Credit Facility; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, such Investor shall continue to be an Included Investor with respect to that portion of its Unfunded Capital Commitment not suspended, cancelled, reduced, excused, terminated or abated;

(xii) the Administrative Agent ceases to have a perfected first-priority security interest in the Unfunded Capital Commitment of such Investor (subject to Permitted Liens), other than by reason of actions or inactions of the Administrative Agent or Lenders, or such Investor’s Capital Commitment may not be pledged as Collateral pursuant to the terms of the applicable Fund’s Constituent Documents or such Investor’s Subscription Agreement or Side Letter;

(xiii) such Investor becomes listed on any list published by OFAC as a Person with whom dealings are prohibited under OFAC regulations, becomes a Sanctioned Entity or becomes listed on any comparable list;

(xiv) such Investor shall fail to be in Good Standing;

(xv) (A) with respect to any Investor joining a Fund after the Closing Date that has entered into a Side Letter with any Fund, such Side Letter has been reviewed by the Administrative Agent and is unacceptable in form and substance to the Administrative Agent in its sole discretion because such Side Letter contains provisions that could reasonably be expected to materially and adversely affect the Administrative Agent and the Lenders or (B) an Investor’s Side Letter picks up a provision from another’s Investor’s Side Letter via a “most favored nations” clause, which materially and adversely affects the Administrative Agent and the Lenders, in the Administrative Agent’s sole discretion;

(xvi) to the actual knowledge of a Responsible Officer of any Credit Party, in the case of a Non-Rated Included Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Investor, of at least seventy- five percent (75%) of the net worth of such Investor, Sponsor, Responsible Party, or Credit Provider as provided on its most recently available financial statements on the date of its initial designation as an Included Investor; provided that, the Administrative Agent shall conduct a reasonable review of such Investor and shall, after consultation with the applicable Fund, make a determination in its sole discretion whether or not such Investor shall remain an Included Investor; provided, further that, if such Investor thereafter regains its net worth (determined in accordance with GAAP) and has a net worth of at least seventy- five percent (75%), as determined pursuant to this clause (xvi), such Investor shall be automatically be restored to its original status as an Included Investor;

(xvii) in the case of any Non-Rated Included Investor, which does not have publicly available financial information, the Administrative Agent is unable (after giving the related Fund thirty (30) days written notice thereof) to obtain annual updated financial information for such Investor, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor; or

(xviii) with respect to any ERISA Investor who is otherwise an Included Investor, a voluntary or involuntary proceeding shall have been commenced to terminate such investor (including the provision of any notice of intent to terminate) or a “reportable event” (notice of which has not been waived by the PBGC) shall have occurred pursuant to ERISA with respect to such ERISA Investor.

Any Excluded Investor that is a PWM Investor may be automatically replaced in the Borrowing Base by a new or existing PWM Investor that complies with the requirements set forth in Section 8.2(d).

(e) Mandatory Prepayment. The Borrowers shall make a mandatory prepayment:

(i) to the extent that the Dollar Equivalent of Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event);

(ii) to the extent that the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies exceeds 103% of the Alternative Currency Sublimit; or

(iii) to the extent that such mandatory prepayment is required pursuant to the terms of the Partnership Agreement or other Constituent Documents of the Credit Parties.

Each such prepayment shall be made in such amount as will put the Borrowers in compliance with this Section 2.1(e) and shall be made by the Required Payment Time. If any excess calculated pursuant to this Section 2.1(e) is attributable to undrawn Letters of Credit, the Borrowers may Cash Collateralize such excess with the Administrative Agent in lieu of prepaying Loans, when required pursuant to the terms of this Section 2.1(e), as security for such portion of the Obligations. Unless otherwise required by law, upon: (i) a change in circumstances such that the circumstances described in clauses (i) or (ii) above no longer exist; or (ii) the full and final payment of the Obligations (other than contingent Obligations that have not been asserted), the Administrative Agent shall return to the Borrowers any amounts remaining in said cash collateral account.

Notwithstanding anything in this Section 2.1(e) to the contrary, in the event a mandatory prepayment has been triggered pursuant to clauses (i) or (ii) of this Section 2.1(e), the Credit Parties will not withdraw funds from the Collateral Accounts (solely with respect to amounts that constitute part of the Collateral), unless, after giving effect to such withdrawal, sufficient funds remain on deposit in the Collateral Accounts (less any amounts which do not constitute part of the Collateral) to satisfy the Borrowers’ payment obligation at the end of the Prepayment Period with respect to the related mandatory prepayment; provided that, subject to Section 9.12, nothing herein shall prevent the Credit Parties from withdrawing amounts from the Collateral Accounts (x) that constitute proceeds of and distributions from Portfolio Assets and/or Fund Investments, (y) are necessary to pay reasonable Anticipated Expenses or a Permitted Distribution or (z) were subject to a call for Investor Capital Contributions made prior to the time when the mandatory prepayment obligation specified in this subparagraph was so triggered so long as such amounts being withdrawn by the Credit Parties are withdrawn within fifteen (15) Business Days of the date when such mandatory prepayment was triggered and which are used to pay an Anticipated Expense which was committed to by the Borrowers prior to the date such mandatory prepayment was triggered.

2.2 Revolving Credit Commitment. On the terms set forth herein and subject to the applicable conditions set forth in Section 2.1(b) and Section 6, each Lender severally agrees, on any Business Day during the Commitment Period, to make Loans in Dollars or any Alternative Currency to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding up to the Dollar Equivalent of such Lender’s Commitment at any such time; provided that, after making any such Loan: (a) such Lender’s Lender Pro Rata Share of the Dollar Equivalent of the Principal Obligations funded by it would not exceed such Lender’s Commitment; and (b) the Dollar Equivalent of the Principal Obligations would not exceed the Available Commitment. Subject to the foregoing limitations, the applicable conditions set forth in Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded ratably by each Lender in accordance with its Lender Pro Rata Share. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. Each Borrowing hereunder shall be made by one or more Borrowers. The applicable Borrower(s) shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the requested date of the Borrowing with respect to a ~~LIBOR Rate~~Term SOFR Loan or four (4) Business Days prior to the requested date of the Borrowing with respect to an Alternative Currency Loan; (ii) shall be furnished to the Administrative Agent no later than 1:00 p.m. (New York time) at least one (1) Business Day prior to the requested date of the Borrowing with respect to an Alternate Base Rate Loan (which shall only be available in Dollars) or Daily Simple SOFR Loan; provided that, should the Administrative Agent receive less than one (1) Business Day’s notice of a Request for Borrowing relating to an Alternate Base Rate Loan or Daily Simple SOFR Loan, the Administrative Agent will make commercially reasonable best efforts to permit such Loan to be funded on the date of such Request for Borrowing in accordance with Section 2.5 so long as such Request for Borrowing is received on a Business Day and otherwise complies with the terms of this Credit Agreement, and (iii) must specify: (A) the amount of such Borrowing; (B) the Interest Option, if such Loan is to be funded in Dollars; (C) the Interest Period for such Loan, if applicable; (D) the currency; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. (New York time) in respect of a ~~LIBOR Rate~~Daily Simple SOFR Loan, Term SOFR Loan or Alternative Currency Loan or 1:00 p.m. in respect of an Alternate Base Rate Loan shall be deemed to have been given by the applicable Borrower(s) on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 (with respect to the initial advance under this Credit Agreement to each Qualified Borrower).

(c) Notification of Lenders. The Administrative Agent will promptly notify each Lender of the Administrative Agent’s receipt of any Request for Borrowing.

(d) Irrevocability of Requests for Borrowing. Requests for Borrowings shall be irrevocable and binding on the Borrowers.

(e) Lender’s Commitment. Each Lender shall make such Loan in accordance with its Lender Pro Rata Share. Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or any Borrower with funds in connection with a Loan in an amount that would result in the Dollar Equivalent of the Loans then funded by it plus such Lender’s Lender Pro Rata Share of the Dollar Equivalent of the Letter of Credit Liability exceeding its Commitment then in effect. The obligation of each Lender to remit its Lender Pro Rata Share of any such Loan requested of it shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Administrative Agent shall not relieve any other Lender of its obligation hereunder.

(f) [Reserved].

(g) [Reserved].

(h) Rollovers. No later than 11:00 a.m. (New York time) (i) at least three (3) Business Days prior to the termination of each Interest Period (other than the Interest Period ending on the Stated Maturity Date) related to a ~~LIBOR Rate~~Term SOFR Loan or (ii) at least four (4) Business Days prior to the termination of each Interest Period related to an Alternative Currency Term Rate Loan, the Borrower(s) shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) substantially in the form of Exhibit F attached hereto (the “Rollover Notice”) whether it desires to renew such ~~LIBOR Rate~~Term SOFR Loan or Alternative Currency Term Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrower(s) with respect to such Rollover. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be irrevocable. If the applicable Borrower(s) fails to timely give the Administrative Agent the Rollover Notice with respect to any ~~LIBOR Rate~~Term SOFR

Loan, such Borrower(s) shall be deemed to have elected to renew such Loan as a ~~LIBOR Rate~~Term SOFR Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any Alternative Currency Term Rate Loan, or fail to specify the length of the Interest Period in such Rollover Notice, the Borrowers shall be deemed to have elected to continue such Alternative Currency Term Rate Loan in its original currency with an Interest Period of one (1) month.

(i) Conversions. The Borrower(s) shall have the right, with respect to: (i) any Alternate Base Rate Loan, on any Business Day (a “~~LIBOR Rate~~Term SOFR Conversion Date”), to convert such Alternate Base Rate Loan to a ~~LIBOR Rate Loan; and (ii) any LIBOR Rate Loan in Dollars~~Term SOFR Loan; (ii) any Alternate Base Rate Loan, on any Business Day (a “Daily Simple SOFR Conversion Date”) to convert such Alternate Base Rate Loan to a Daily Simple SOFR Loan; and (iii) any Term SOFR Loan or Daily Simple SOFR Loan, on any Business Day (an “Alternate Base Rate Conversion Date”) to convert such ~~LIBOR Rate Loan~~Term SOFR Loan or Daily Simple SOFR Loan, as applicable, to an Alternate Base Rate Loan; provided that the Borrower(s) shall, on such Alternate Base Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address substantially in the form of Exhibit F attached hereto (a “Conversion Notice”) of such selection no later than at least either (x)11:00 a.m. (New York time) three (3) Business Days prior to such ~~LIBOR Rate~~Term SOFR Conversion Date, or (y) 1:00 p.m. (New York time) one (1) Business Day prior to such Daily Simple SOFR Conversion Date or Alternate Base Rate Conversion Date, as applicable; provided, further that, in the case of any Conversion Notice relating to an Alternate Base Rate Conversion Date, should the Administrative Agent receive less than one (1) Business Day’s notice thereof, the Administrative Agent will make commercially reasonable best efforts to permit the related ~~LIBOR Rate~~Term SOFR Loan to be converted to an Alternate Base Rate Loan on the date of such request, so long as it is received by the Administrative Agent on a Business Day and otherwise complies with the terms of this Credit Agreement. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent and shall be irrevocable.

(j) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) ~~LIBOR Rate~~Term SOFR Loans and Alternative Currency Term Rate Loans in the aggregate may be outstanding hereunder at any one time during the Commitment Period.

(k) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Lender Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

(l) Conforming Changes. With respect to any Daily Simple SOFR Loan, Term SOFR Loan or Alternative Currency Loan, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an Alternate Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.14(c).

2.5 Funding. Subject to the fulfillment of all applicable conditions set forth in Section 6 of this Credit Agreement, (a) by no later than 2:00 p.m. (New York time) on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire the proceeds of its ratable share of each Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (b) by no later than 3:00 p.m. (New York time) on such date, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and otherwise, (ii) initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Lender Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower(s) a corresponding amount. If a Lender fails to make its Lender Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower(s) by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim any such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrower(s) only for the amount of its respective Commitment.

2.6 Interest.

(a) Interest Rate. Each Loan funded by a Lender shall accrue interest at a rate per annum equal to: (i) with respect to ~~LIBOR Rate~~Term SOFR Loans, ~~the Adjusted LIBOR Rate~~Term SOFR for the applicable Interest Period~~, (ii~~ plus the Applicable Margin; (ii) with respect to Daily Simple SOFR Loans, Adjusted Daily Simple SOFR in effect from day to day plus the Applicable Margin; (iii) with respect to Alternative Currency Daily Rate Loans, the applicable Alternative Currency Daily Rate plus the Applicable Margin; (~~iii~~iv) with respect to Alternative Currency Term Rate Loans, the applicable Alternative Currency Term Rate for the applicable Interest Period plus the Applicable Margin; and (~~iv~~v) with respect to Alternate Base Rate Loans, the Alternate Base Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and, where applicable, one Interest Option.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Alternate Base Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each ~~LIBOR Rate~~Daily Simple SOFR Loan, Term SOFR Loan and each Alternate Base Rate Loan (other than when the Alternate Base Rate is calculated based off of the Prime Rate) shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Alternate Base Rate Loan, only when the Alternate Base Rate is calculated based off the Prime Rate, and each Alternative Currency Loan shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) all such overdue Obligations shall bear interest at the Default Rate. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.4, bear interest for one day.

2.7 Determination of Rate and Billing. The Administrative Agent shall calculate each interest rate applicable to ~~the LIBOR Rate~~Daily Simple SOFR Loans, Term SOFR Loans, Alternative Currency Loans and Alternate Base Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrowers and to the Lenders of each rate of interest so determined, and the determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on the Loans.

2.8 [Reserved.]

2.9 Addition of Qualified Borrowers and Payment of the Borrower Guaranty.

(a) An entity shall be approved as a “Qualified Borrower” hereunder if (i) the Primary Borrower shall have obtained the consent of the Administrative Agent, such consent not to be unreasonably withheld (it being understood that the Administrative Agent intends to give such consent upon the completion of due diligence satisfactory to the Administrative Agent, including, without limitation, all due diligence relating to determining whether such proposed Qualified Borrower is KYC Compliant and relating to any regulatory, jurisdictional, licensing or compliance issues in connection with such proposed joinder); (ii) such entity shall be one in which the Primary Borrower owns a direct or indirect ownership interest, or through which the Primary Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by the Primary Borrower pursuant to the terms of its Constituent Documents; and (iii) the provisions of this Section 2.9 and Section 6.3 shall have been satisfied.

(b) Upon the satisfaction of the requirements of subsection (a) above, the entity approved as a Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

(c) The Primary Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in substantially the form of Exhibit I attached hereto (a “Borrower Guaranty”, and collectively with all such guaranties, the “Borrower Guaranties”), which shall be enforceable against the Primary Borrower for the payment of such Qualified Borrower’s Obligations.

(d) In the event that any Qualified Borrower has not previously done so, it shall execute and deliver a promissory note, in substantially the form of Exhibit H attached hereto (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by the Primary Borrower pursuant to a Borrower Guaranty payable to the Administrative Agent, for the benefit of the Secured Parties, in the principal amount of its related Obligations.

(e) In consideration of the Lenders’ agreement to advance Loans to a Qualified Borrower pursuant to Sections 2.2 and 2.3 and to accept Borrower Guaranties in support thereof, the Primary Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, in immediately available funds, an amount equal to any Obligations due and owing by a Qualified Borrower and guaranteed by the Primary Borrower under a Borrower Guaranty together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by the Primary Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will promptly notify the Primary Borrower of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of such disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3 in the amount so paid, and the Primary

Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(f) If a Qualified Borrower has no Obligations outstanding, such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days advance written notice to the Administrative Agent, whereupon such Qualified Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 2.9(f)). Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and the Primary Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 of this Credit Agreement from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

2.10 Use of Proceeds and Borrower Guaranties. The proceeds of the Loans shall be used by each Borrower solely for Permitted Uses. The Borrowers shall not use the proceeds of any Loan to acquire a Fund Investment for which they would not be entitled under their Constituent Documents to issue Investor Capital Calls for the purpose of making such acquisition. Neither the Lenders nor the Administrative Agent shall (a) have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans or its execution and delivery of any Borrower Guaranty, or (b) be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans is for purposes permitted under the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any issuance of any Letter of Credit, any Rollover, any Conversion or acceptance of any Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Lenders or the Administrative Agent as to whether any investment by any Borrower is permitted by the terms of the Constituent Documents of such Borrower or any other Borrower.

2.11 Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer, (x) a Fronting Fee and (y) all reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. Letter of Credit fees shall be payable in the currency of the related Letter of Credit.

2.12 Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender in accordance with its ratable share of the Commitments, an aggregate unused commitment fee on the daily amount of the Maximum Commitment which was unused (such amount, the “Unused Portion”) at the Unused Commitment Fee Rate, calculated daily on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. The Administrative Agent will bill the Borrowers for unused commitment fees due and payable pursuant to this Section 2.12 for all Lenders. Each of the Borrowers and the Lenders acknowledges and agrees that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.13 Upfront/Arranger/Advisory Fee and Administrative Fee. The Primary Borrower shall pay or cause to be paid to Bank of America, as Lender, Lead Arranger and Letter of Credit Issuer, the Upfront/Arranger/Advisory Fee and the Administrative Fee, each as provided in the Fee Letter.

2.14 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in one or more other Alternative Currencies and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) will not exceed the Available Commitment as of such date; (ii) the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $100,000 (or such lesser amount as the Administrative Agent and the Letter of Credit Issuer agree in writing); (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, provided that (x) the Borrowers have complied with Section 2.14(h) by no later than thirty (30) days prior to the Stated Maturity Date (or such later date as the Letter of Credit Issuer may agree to in its sole discretion, if the Letter of Credit is being rolled over into a new revolving facility or the Borrowers have requested an extension of the Stated Maturity Date) and (y) the Letter of Credit Issuer and the Lenders have consented to such later termination date in their sole discretion, no later than one (1) year after the Stated Maturity Date; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (vi) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, (C) the issuance of such Letter of Credit would violate applicable Law or one or more policies of the Letter of Credit Issuer, or (D) the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form attached hereto as Exhibit E-2 (with blanks appropriately completed in conformity herewith), together with an application for Letter of Credit and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i) As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(ii) As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Available Commitment as of such date, and the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; and

(iii) As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) for Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and

(iv) All conditions precedent in Section 6.2 hereof for the issuance of such Letter of Credit will be satisfied as of the date of issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Lender Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Lender Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Lender Pro Rata Share of the Letter of Credit fee pursuant to Section 2.11; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Lender Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in Same Day Funds in the applicable currency, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, reasonable costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Lender Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed an Alternate Base Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.14(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2 and/or 6.3, as applicable, be honored in accordance with this Section 2.14(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Default or Event of Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

(e) Borrower Inspection. The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Letter of Credit Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.14(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers Cash Collateralize, as security for the Obligations, an amount equal to the Minimum Collateral Amount at such time such notice is given. Unless otherwise required by law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said cash collateral account.

(h) Cash Collateral. (A) If, as of the Stated Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (B) the occurrence of any other circumstances under this Credit Agreement or the other Loan Documents requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers shall promptly Cash Collateralize in an amount equal to Minimum Collateral Amount or, in the case of sub-clause (B) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by Administrative Agent as Cash Collateral subject to the terms of this clause (h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.14(h) shall be in currencies of the related Letters of Credit. All such Cash Collateral shall (unless otherwise agreed by the Administrative Agent) be funded by the proceeds of Investor Capital Calls, and not from any other source. Cash Collateral held in the Cash Collateral Account shall be applied by Administrative Agent to the reimbursement of Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in the Cash Collateral Account pursuant to this clause (h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in the Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i) Lenders’ Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.14(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.14 shall cease in all respects, the Lenders will no longer be entitled to receive their Lender Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.11 (which shall be payable exclusively to the Letter of Credit Issuer), and the Lenders shall cease to be obligated to fund any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

2.15 Extension of Maturity Date. The Borrowers shall have two (2) options to extend the Stated Maturity Date then in effect, in each case, for an additional term of no longer than 364 days, subject to satisfaction of the following conditions precedent:

(a) (x) the Administrative Agent and the extending Lenders shall have consented in their sole discretion to such Extension Request, and (y) the Administrative Agent, the extending Lenders and the Borrowers shall have agreed to such other terms and conditions in connection with such Extension Request as may be requested by the Administrative Agent and/or such extending Lenders in their sole discretion.

(b) the Borrowers shall have paid the Extension Fee to the Administrative Agent for the benefit of the extending Lenders;

(c) no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d) all representations and warranties of the Borrowers under the Loan Documents are true and correct in all material respects on and as of the initial Stated Maturity Date, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(e) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect or such shorter time period as the Administrative Agent shall agree (which shall be promptly forwarded by the Administrative Agent to each Lender).

2.16 Increase in the Maximum Commitment.

(a) Request for Increase. Subject to compliance with the terms of this Section 2.16, the Borrowers may request that the Maximum Commitment be increased to an amount not to exceed $300,000,000. Such increase may be done in no more than five (5) requested increases (unless otherwise agreed to by the Administrative Agent in its sole discretion) and in increments of no less than $10,000,000 (or such lesser amount as may be agreed by the Administrative Agent in its sole discretion) each (each such increase shall be referred to herein as a “Facility Increase”).

(b) Effective Date. Within ten (10) Business Days (or such shorter time as the Administrative Agent may agree) of the receipt of a request from the Borrowers to increase the Maximum Commitment, the Administrative Agent shall determine the effective date of the Facility Increase, if any (the “Facility Increase Effective Date”) and, if the Administrative Agent has determined that the conditions precedent to such Facility Increase have been satisfied, shall notify the Borrowers and the Lenders of the Facility Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) on the Facility Increase Effective Date, (A) the Administrative Agent shall have consented in its sole discretion to such Facility Increase and (B) (x) an existing Lender or Lenders shall have consented in its sole discretion to increase its Commitment to support any Facility Increase, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;

(ii) the Borrowers shall, not later than the tenth (10th) Business Day, or such shorter time period as the Administrative Agent may agree, prior to the Facility Increase Effective Date, deliver to Administrative Agent a Facility Increase Request, together with an updated Borrowing Base Certificate attached thereto and (x) to the extent the Maximum Commitment increase has not been previously authorized, resolutions adopted by the Borrowers approving or consenting to such increase or (y) to the extent such Maximum Commitment increase was previously authorized, copies of such prior resolutions adopted by the Borrowers approving or consenting to such increase, in each case, certified by a Responsible Officer of each Borrower that such resolutions are true and correct copies thereof and are in full force and effect;

(iii) no Default or Event of Default shall have occurred and be continuing as of the proposed date of such Facility Increase;

(iv) all representations and warranties of the Credit Parties under the Loan Documents are true and correct in all material respects on and as of the proposed date of such Facility Increase, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(v) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility.

Section 3. PAYMENT OF OBLIGATIONS

3.1 Revolving Credit Notes. The Administrative Agent may request that the Loans made under this Credit Agreement be evidenced by promissory notes in favor of each Lender. In such event, each Borrower shall execute and deliver the requested promissory notes each payable to the Administrative Agent for the benefit of the applicable Lender in the amount up to the aggregate Commitment of such Lender. Any such note issued by the Borrowers shall be substantially in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). Each Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by such Borrower to such Lender, and such previously issued Note shall be returned by such Lender to the applicable Borrowers marked “replaced”.

3.2 Payment of Obligations. The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date. All Loans shall be repaid in the currency in which they were borrowed.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent consistent with the provisions of Section 2.6, notwithstanding whether any Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower(s) in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers. Interest shall be payable in the currency of the related Loan.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) subject to Section 10.5, at all times when an Event of Default has occurred and is continuing, at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. With at least three (3) Business Days (or one (1) Business Day for an Alternate Base Rate Loan or Alternate Base Rate Rollover) notice prior to any Interest Payment Date on which interest is payable hereunder by any Borrower, such Borrower may request in writing, within the limits of the Available Commitment and so long as each of the conditions specified in Section 6.2 and if applicable 6.3 have been satisfied, that the Administrative Agent disburse to the Lenders, in accordance with the terms hereof, in immediately available funds, an amount equal to the interest or fees due to them from such Borrower, which disbursement shall be deemed to be a Loan pursuant to Section 2.3; provided that, with respect to any request for disbursement relating to an Alternate Base Rate Loan, should the Administrative Agent receive less than one (1) Business Day’s notice thereof, the Administrative Agent will make commercially reasonable best efforts to make such disbursement on the date of such request so long as such request is received on a Business Day and otherwise complies with the terms of this Credit Agreement. Such Loan shall be either: (i) a ~~LIBOR Rate~~Term SOFR Loan, if the applicable Lender can consolidate such Loan with an existing ~~LIBOR Rate~~Term SOFR Loan that is then subject to a Rollover; or (ii) an Alternate Base Rate Loan~~, if in Dollars~~. Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4. If the Lenders shall not have received on the date due, any payment of interest upon any Loan or any fee described herein, the Administrative Agent may, without prior notice to or the consent of the Credit Parties, following the expiration of all applicable notice and grace periods specified in Sections 10.01(a), (b) or (c), as applicable, related to the payments of such amounts, within the limits of the Available Commitment, disburse to the Lenders, in accordance with the terms hereof, in immediately available funds, an amount equal to any interest or fees due to them, which disbursement shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3. After any such disbursement of funds as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Credit Parties to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by any Borrower for receipt by the Administrative Agent before 12:00 p.m. (New York time) on the due date therefor in federal or other immediately available funds to the Administrative Agent at account number 325077102522 at Bank of America, N.A., ABA No. 026009593, reference “Goldman Sachs Middle Market Lending Corp. II, Attention: SFG Operations”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 12:00 p.m. (New York time) on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in the last sentence of this Section 3.4, each Lender shall be entitled to receive its ratable share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender by 1:00 p.m. (New York time). If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agrees that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. Unless an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) payable by any of the Credit Parties under the terms of the Loan Documents; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Letter of Credit Issuer hereunder, if the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrowers have not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Letter of Credit Issuer, as applicable, in immediately available funds, with interest thereon for each day from the date such amount is distributed to it to the date of repayment by it to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

3.5 Voluntary Prepayments. Each Borrower may, upon notice to the Administrative Agent (which notice may be conditioned upon the occurrence of an event or financing), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent by no later than: (i) 11:00 a.m. two (2) Business Days prior to any date of prepayment of ~~LIBOR Rate~~Term SOFR Loans ~~(other than Daily LIBOR Loans)~~, (ii) 11:00 a.m. four (4) Business Days prior to any date of prepayment of any Alternative Currency Loan and (iii) 1:00 p.m. one (1) Business Day prior to any date of prepayment of Alternate Base Rate Loans or Daily ~~LIBOR~~Simple SOFR Loans; and (b) any prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) of such prepayment and the amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Lender Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of a Loan shall be applied to the Obligations held by each Lender in accordance with its respective Lender Pro Rata Share.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior written notice (which notice may be conditioned upon the occurrence of an event or financing) to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount, if any, by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5; provided that, the Maximum Commitment may not be terminated or reduced such that, the Available Commitment would be less than the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Investor Capital Calls only, unless agreed otherwise by the Administrative Agent) for deposit in the Cash Collateral Account in accordance with Section 2.14(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, as soon as practicable, but no later than thirty (30) days, after the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to the applicable Borrowers any amounts remaining in any Cash Collateral Account, so long as either (x) no Event of Default exists or (y) if any Event of Default exists, no Obligations are then-currently outstanding; provided that so long as no Event of Default exists, to the extent individual Letters of Credit expire, the Administrative Agent will return to the applicable Borrowers the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $10,000,000 (or such lesser amount that the Administrative Agent may agree in its sole discretion) (except for (i) a termination of all the Commitments and (ii) as otherwise agreed between the Borrowers and the Administrative Agent). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders on a pro rata basis.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (its “Lending Office”) (and the office to whose accounts payments are to be credited) for any Type of Loan and (b) change its Lending Office for any Type of Loan from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall hold the Notes, if any, evidencing such Lender’s Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4. TAXES; CHANGE IN CIRCUMSTANCES

4.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, by the Required Payment Time after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth the calculation of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Tax Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Prescribed Forms. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and Administrative Agent, at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, or to comply with any such requirement. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document , IRS Form W-8BEN or W-8BEN-E, as applicable, establishing exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Selection of Lending Office. If any Lender requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Administrative Agent Deliverables. On or prior to the date on which it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrowers either (i) an executed copy of IRS From W-9 or (ii) an executed copy of IRS Form W-8ECI and, with respect to any payment for which the Administrative Agent is not the beneficial owner, an executed copy of IRS Form W-8IMY as a “U.S. branch” (evidencing its agreement with the Borrowers to be treated as a United States person).

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Defined Terms. For purpose of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “applicable Law” includes FATCA.

(k) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Illegality. If any Lender reasonably determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency or to determine or charge interest rates based upon ~~the LIBOR Rate~~SOFR or any Relevant Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations in the affected currency or currencies, or to convert Loans accruing interest calculated by reference to ~~the LIBOR Rate~~SOFR to be Loans calculated by reference to the Alternate Base Rate (unless the Alternate Base Rate is also calculated off ~~the LIBOR Rate~~Term SOFR in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any ~~LIBOR Rate~~ Loans based on SOFR or make any Alternative Currency Loans based on such Relevant Rate, as applicable, during such period, or reallocate any Loans allocated to any Interest Period ending during such period to an Interest Period with respect to which interest is calculated by reference to ~~the LIBOR Rate~~SOFR or such Relevant Rate, as applicable; provided that, (x) (A) such Loans denominated in Dollars shall be Converted to Alternate Base Rate Loans only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans) or (B)

such Loans denominated in an Alternative Currency shall be repaid only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of Loans based on ~~the LIBOR Rate~~SOFR or such Relevant Rate, as applicable. Upon the repayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so repaid. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3 Inability to Determine Rates. If the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), for any proposed Interest Period, that: (a) no Successor Rate has been determined in accordance with Section 4.8 or Section 4.9, as applicable, and the circumstances under clause (i) of Section 4.8, Section 4.9 or the SOFR Scheduled Unavailability Date or Relevant Rate Scheduled Unavailability Date has occurred (as applicable); (b) adequate and reasonable means do not exist for determining Term SOFR or Daily Simple SOFR, or any Relevant Rate, as applicable; (c) Term SOFR, Daily Simple SOFR or any Relevant Rate does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any Term SOFR Loan, Daily Simple SOFR Loan or Alternative Currency Loan, as applicable; or (d) deposits (whether in Dollars or any Alternative Currency) are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any ~~LIBOR Rate Loan or Alternative Currency Loan; (b) adequate and reasonable means do not exist for determining the LIBOR Rate; (c) the LIBOR Rate does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan; (d) the Relevant Rate for any requested Interest Period or determination date(s) for any currency does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any Loan with such Interest Period or determination date(s) for such currency; or (e) no Successor Rate for the Relevant Rate for the applicable Alternative Currency has been determined in accordance with Section 4.9 and the circumstances in Section 4.9(a) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate, as applicable,~~ Loan based on SOFR or any Relevant Rate, then: (~~a~~i) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (~~b~~ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then~~-~~-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to ~~the LIBOR Rate~~SOFR or such Relevant Rate, as applicable. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the applicable offshore market to fund its purchase or maintenance of such Loans, or that ~~the LIBOR Rate~~SOFR or the Relevant Rate applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (~~i~~A) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (~~ii~~B ) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any ~~LIBOR Rate~~ Loans based on SOFR or make any Alternative Currency Loans based on such Relevant Rate, as applicable, during such period, or reallocate any Loans allocated to any Interest Period ending during such period~~,~~ to an Interest Period with respect to which interest is calculated by reference to ~~the LIBOR Rate~~SOFR or such Relevant Rate, as applicable; provided that, (x) if the foregoing notice relates to Loans that are outstanding as ~~LIBOR Rate~~(A) Loans denominated in Dollars, such Loans shall be Converted to Alternate Base Rate Loans only on the last day of the then~~-~~-current Interest Period ~~or (y~~(or immediately in the case of daily rate Loans), or (B) Loans denominated in an Alternative Currency, such Loans shall be repaid only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), and (~~z~~y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of Loans based on SOFR or such Relevant Rate, as applicable. Upon the repayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so repaid.

4.4 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If after the Closing Date (or with respect to a Person first becoming a Lender after the Closing Date, the later of (1) the Closing Date and (2) the date that is sixty (60) days prior to the date such Person first becomes a Lender) (x) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, (y) any guidance, request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) compliance, application or implementation by any Affected Party with the foregoing subclauses (x) or (y) or any Existing Law:

(i) imposes or modifies any reserve, fee, tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, any liabilities of or any credit extended by, any of the Affected Party in respect of or in connection with this Credit Agreement;

(ii) has the effect of reducing an Affected Party’s rate of return in respect of this Credit Agreement on such Affected Party’s capital to a level below that which such Affected Party would have achieved but for the occurrences set forth in subsection (a) of this Section 4.4 herein (other than as a result of Taxes);

(iii) affects or would affect the amount of the capital required to be maintained by such Affected Party; or

(iv) causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Credit Agreement;

and the result of any of the foregoing is to impose a cost on, or increase the cost to, any Affected Party of its commitment under any Loan Document or of purchasing, maintaining or funding any interest acquired under any Loan Document, then, upon written demand, the Borrower shall pay to the Administrative Agent for the account of such Affected Party such additional amounts as will compensate such Affected Party for such new or increased cost.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) or causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Lender or Letter of Credit Issuer, which in such party’s sole discretion is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement, then from time to time upon written request of such Lender or such Letter of Credit Issuer, the Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of an Affected Party (x) setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in subsections (a) and (b) of this Section 4.4 and (y) with respect to any Lender that becomes a Lender after the Closing Date, such other information or support reasonably requested by the Borrowers, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of all amounts payable hereunder. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate by the Required Payment Time.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to take a Loan after the Borrowers shall have requested such Loan under the Credit Agreement (whether pursuant to Section 2.3 or otherwise), (b) any prepayment or other payment of a ~~LIBOR Rate~~Term SOFR Loan or Alternative Currency Term Rate Loan on a day other than the last day of any Interest Period or payment period or the relevant payment date applicable to such Loan (whether pursuant to Section 2.1(e) or otherwise), (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made.

4.6 Requests for Compensation.

(a) If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender or Letter of Credit Issuer shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender or Letter of Credit Issuer and the computations made by such Lender or Letter of Credit Issuer to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of ~~LIBOR~~Daily Simple SOFR, Term SOFR, Alternative Currency Daily Rate or Alternative Currency Term Rate.

(b) Notwithstanding anything to the contrary in this Section 4 (other than Section 4.1), (i) no Lender or Letter of Credit Issuer shall be entitled to compensation under this Section 4 (other than Section 4.1), for any costs incurred or reductions suffered by such Lender or Letter of Credit Issuer (or its holding company) because of a Change of Law unless at such time such Lender or Letter of Credit Issuer (or its holding company) is acting in a similar manner with respect to its similarly-situated borrowers (it being understood that such claims between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

4.7 Survival. All of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect for a period of one hundred eighty (180) days after the expiration or termination of the Letters of Credit and the Commitments and the repayment of all other Obligations hereunder. Notwithstanding the foregoing, this Section 4.7 shall not apply with respect to amounts payable under Section 4.1.

4.8 ~~Benchmark~~ Replacement of Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary ~~herein or in any other Loan Document~~in this Credit Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrowers or Required Lenders (as applicable) have determined, that:

(a) ~~On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month LIBOR tenor settings. On the earliest of (i) the date that all Available Tenors of LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (ii) June 30, 2023, and (iii) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.~~adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

~~(b) (i) Upon (x) the occurrence of a Benchmark Transition Event or (y) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of “Benchmark Replacement” are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under each other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of “Benchmark Replacement” unless the Administrative Agent determines that neither of such alternative rates is available.~~then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document (the “SOFR Successor Rate).

~~(ii) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under each other Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document.~~

If the SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described this Section 4.8 have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Credit Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 4.8 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any SOFR Successor Rate.

Any SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

~~(c) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any Request for Borrowing, Conversion Notice or Rollover Notice of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrowers’ receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Alternate Base Rate Loans. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based on the Benchmark will not be used in any determination of Alternate Base Rate.~~Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than zero (0), the SOFR Successor Rate will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

~~(d)~~ In connection with the implementation ~~and administration of a Benchmark Replacement~~of a SOFR Successor Rate, the Administrative Agent (in consultation with the Borrowers) will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement~~.(e) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 4.8, including any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.8.~~; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

~~(f) At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.~~

4.9 Replacement of Relevant Rate or Alternative Currency Successor Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or the Required Lenders, as applicable, have determined, that:

(a) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the applicable administrator for the Relevant Rate for an Alternative Currency, or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator, has made a public statement identifying a specific date after which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Relevant Rate Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed and agented in the United States are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in Section 4.9(a), (b) or (c) have occurred with respect to the Alternative Currency Successor Rate then in effect, then the Administrative Agent and the Borrowers may amend this Credit Agreement solely for the purpose of replacing the Relevant Rate for such Alternative Currency or any then-current Alternative Currency Successor Rate for such Alternative Currency in accordance with this Section 4.9 with an alternative benchmark rate, giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including any adjustment thereto, a “Alternative Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to the Borrowers and all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Alternative Currency Successor Rate.

Any Alternative Currency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Alternative Currency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Alternative Currency Successor Rate as so determined would otherwise be less than zero (0), the Alternative Currency Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

In connection with the implementation of ~~a~~an Alternative Currency Successor Rate, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Collateral. Subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder, pursuant to the related Collateral Account Pledges, Security Agreements, the related financing statements and the other related documents, (A) Primary Borrower shall grant, by way of pledge and assignment by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, as applicable, and (B) each Pledgor and Pledgor General Partner, as applicable, shall grant, by way of pledge and assignment by way of security, to the Primary Borrower, in each case, a first priority, security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising:

(i) any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(ii) to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (i) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such Investors and (z) any and all guaranties of such Investors’ obligations under the Constituent Documents and Subscription Agreements including but not limited to, in each case of clauses (x), (y) and (z), any and all representations, warranties, covenants and other agreements of such Investors or guarantors contained therein, any and all duties and obligations of such Investors or guarantors thereunder and any and all rights to compel performance and enforce the provisions thereof against such Investors or guarantors and otherwise pursue remedies against such Investors or guarantors with respect thereto;

(iii) any and all agreements, instruments and other documents of every kind or description to the extent evidencing or supporting obligations under any of the foregoing Collateral and any and all security and other property with respect to such Collateral;

(iv) each Collateral Account, including but not limited to any and all funds and financial assets on deposit therein or credited thereto;

(v) all of the Primary Borrower’s rights, titles, interests, remedies and privileges related to, appurtenant to or arising out of the Pledgor Security Agreement, the Pledgor Collateral Account Pledge and the Pledgor Acknowledgment and Confirmation, each executed by a Pledgor for the benefit of, and pledged to, the Primary Borrower; and

(vi) any and all proceeds of any of the foregoing Collateral including, without limitation, all of the records of the Primary Borrower, a Pledgor or General Partners (as the case may be) concerning any of the foregoing Collateral; excluding (A) any funds properly withdrawn from a Collateral Account (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to a Collateral Account) to the extent used, pursuant to the terms of the applicable Partnership Agreement, to purchase Fund Investments (other than Permitted Investments deposited in or credited to any such account), to make payments or distributions to Investors in accordance with the terms hereof or for any other purpose permitted under the Partnership Agreement and this Credit Agreement, and (B) the proceeds of such withdrawn funds (the items in (A) and (B), collectively “Excluded Proceeds”).

Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Loan Document (i) the term “Collateral” shall not include the Unfunded Capital Commitments of the Employee Investors, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments, or any other interests of the Employee Investors, if any, unless so elected by the Primary Borrower or Pledgor, as applicable, in its discretion, (ii) the term “Collateral” shall not include any Fund Investment, any Portfolio Assets or any Excluded Proceeds, (iii) the term “Collateral” shall not include any collateral posted or received in connection with the Swap Agreements, (iv) the Collateral may be subject to Permitted Liens, (v) a Borrower or Pledgor may maintain other bank accounts or securities accounts in addition to the Collateral Accounts that will not be considered “Collateral” and such other accounts shall not be subject to control agreements or other restrictions and (vi) the Administrative Agent and the Secured Parties, or the Primary Borrower, as applicable, shall not have any Lien on any property that is not “Collateral” except in connection with any Swap Agreement, as provided therein.

(b) Guaranties of Credit Providers and Side Letters. Each Included Investor shall provide, if such Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its Credit Provider as contemplated in the definition of “Credit Provider”, evidence reasonably satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents. The Administrative Agent shall use its commercially reasonable efforts to approve or disapprove any Side Letter with respect to a proposed Included Investor within ten (10) Business Days after receipt thereof from the Borrowers.

(c) Reliance. Each Borrower agrees that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Borrowing or each issuance of a Letter of Credit, will make such Borrowing or issuance of such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Unfunded Capital Commitments and accordingly during the continuance of an Event of Default (but subject to Section 10.5), such Unfunded Capital Commitments may be enforced in the name of such Borrower (or, through a series of pledges, the name of a Pledgor or Pledgor General Partner) by the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Loan Documents in accordance with the Partnership Agreement, Subscription Agreements and Side Letters, directly against the Investors without further action by any Borrower, Pledgor or General Partner, and notwithstanding any compromise of any such Unfunded Capital Commitment by any Borrower or Pledgor, as provided in 6 Del. C. §17-502(b)(1).

(d) Collateral; Collateral Documents. The collateral security set forth in subsection (a) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges, the Control Agreement, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents”.

5.2	Required Accounts; Investor Capital Calls.

(a) Required Accounts.

(i) Each Borrower shall, and shall cause each Pledgor to, prior to the Closing Date, establish one or more Collateral Accounts, as applicable, and direct all Investor Capital Contributions received by such Borrower or Pledgor into such Collateral Accounts (it being understood and agreed, for the avoidance of doubt, that (i) subject to compliance with Section 9.12, the Borrowers and each Pledgor may maintain other accounts into which Investor Capital Contributions may be transferred from the Collateral Accounts and (ii) such other accounts will not constitute Collateral and will not be subject to the control of the Administrative Agent or any other restrictions under this Credit Agreement and the other Loan Documents). Each Borrower shall, and shall cause each Pledgor to, deposit any Investor Capital Call proceeds received otherwise into the applicable Collateral Account within five (5) Business Days after receipt. Each Collateral Account shall be a deposit account or a securities account (as defined in the UCC or substantial equivalent under foreign law) established with an Eligible Institution, as deposit bank or securities intermediary, in the name of the applicable Borrower or Pledgor, as applicable, into which financial assets may be credited and as to which such Eligible Institution, as deposit bank or securities intermediary, undertakes to treat the Administrative Agent, on behalf of the Lenders or as collateral agent on behalf of the Primary Borrower, as applicable, as entitled to exercise the rights that comprise such deposit account or financial assets in accordance with the terms of the Control Agreement. If such deposit bank or securities intermediary ceases to be an Eligible Institution, the applicable Borrower or Pledgor will have thirty (30) days following notice from the Administrative Agent to move the Collateral Accounts to another Eligible Institution reasonably acceptable to the Administrative Agent, on behalf of the Lenders or as collateral agent on behalf of the Primary Borrower, as applicable. If the deposit bank or securities intermediary terminates the Control Agreement, the applicable Borrower shall, and shall cause each Pledgor to, open new accounts that are subject to a Control Agreement with a replacement deposit bank or securities intermediary, which is an Eligible Institution, within thirty (30) days of such termination. The Administrative Agent, on behalf of the Secured Parties, is hereby appointed as collateral agent for the Primary Borrower, for entry into the Pledgor Account Control Agreement, on behalf of the Primary Borrower as secured party under (x) the Pledgor Security Agreement and (y) the Pledgor Collateral Account Pledge, and is hereby authorized to take all actions as the secured party under such Pledgor Account Control Agreement on behalf of the Primary Borrower.

(ii) The Borrowers shall, and shall cause each Pledgor to, cause each Collateral Account to be subject at all times to a Control Agreement pursuant to which the Administrative Agent, on behalf of the Lenders or as collateral agent on behalf of the Primary Borrower, as applicable, shall be entitled to assume exclusive control thereof upon notice to that effect to the applicable Eligible Institution; provided that the Administrative Agent shall not deliver any such notice unless a Cash Control Event has occurred and is continuing. Each Collateral Account shall continue to be held in the name of the applicable Borrower or Pledgor, as applicable, after the Administrative Agent has assumed exclusive control thereof. All monies, instruments, investment property or other property credited to the Collateral Accounts pursuant to this Credit Agreement and all other property credited to the Collateral Accounts constitute part of the Collateral (including all cash and Permitted Investments) (other than Excluded Proceeds) and shall be applied in the manner set forth herein. The Primary Borrower, Pledgor or General Partner, as applicable, may direct the institution that holds a Collateral Account to invest the funds in such accounts solely in Permitted Investments, and the Primary Borrower or Pledgor, as applicable, may withdraw funds from the Collateral Accounts only in compliance with Section 9.12 (it being understood and agreed that withdrawals from other accounts will not be restricted).

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that no Secured Party (i) undertakes any duties, responsibilities, or liabilities with respect to the Investor Capital Calls issued by any Credit Party, (ii) shall be required (except in connection with a Secured Party making Investor Capital Calls) to refer to the Constituent Documents of any Credit Party, or a Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, any Investor Capital Call, (iii) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors, and (iv) shall have any duty to inquire into the use, purpose, or reasons for the making of any Investor Capital Call by any Credit Party or the investment or use of the proceeds thereof.

(c) Investor Capital Calls; Investor Capital Calls by the Administrative Agent. The Primary Borrower will, and will cause each Pledgor to, issue Investor Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. For purposes of repaying the Obligations (subject to Section 10.5 in all respects), the Borrowers hereby irrevocably authorizes and direct the Secured Parties, acting through the Administrative Agent, or the Administrative Agent as collateral agent on behalf of the Primary Borrower, as applicable, to charge from time to time the Collateral Accounts of the Borrowers and each Pledgor for amounts not paid by any Borrower when due to the Secured Parties (after the passage of any applicable grace period provided in Section 10.1 and Section 3.3(c)) (excluding any amounts therein which are not part of the Collateral); provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(c), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers. Subject to Section 10.2 and Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party, at any time or from time to time during the continuance of an Event of Default, solely for the purpose of repaying the Obligations, to: (i) initiate one or more Investor Capital Calls in order to pay the Obligations then due and owing; (ii) take or bring in any Credit Party’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Unfunded Capital Commitments; (iii) complete any contract or agreement of any Credit Party in any way related to payment of any of the Unfunded Capital Commitments; (iv) make allowances or adjustments related to any of the Unfunded Capital Commitments; (v) compromise any claims related to any of the Unfunded Capital Commitments; (vi) issue credit in its own name or the name of any Credit Party; or (vii) exercise any other right, privilege, power, or remedy provided to any Credit Party under any Constituent Documents or Subscription Agreement with respect to Unfunded Capital Commitments. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Investor Capital Calls, the Unfunded Capital Commitments, or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Unfunded Capital Commitments. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 5.2(c) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder.

(d) Additional Action by the Administrative Agent. Subject to Section 10.2 and Section 10.5 in all respects, during the existence of an Event of Default, issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt to any Person obligated to pay any Investor Capital Contribution with respect to the Unfunded Capital Commitments for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance of such Person to the extent of any amount so paid to the Collateral Accounts for the benefit of the Secured Parties, so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. Subject to Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, pursuant to one or more pledges, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of any Borrower, and through the series of pledges described in this Section 5, each other Credit Party, to endorse the name of each such Credit Party upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon an Investor Capital Contribution of any Person to any Credit Party coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms of this Credit Agreement. Subject to Section 10.5 in all respects, during the existence of an Event of Default, solely for the purpose of repaying the Obligations, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to (i) carry out any and all actions listed in Section 5.2(c)(i)-(vii); and (ii) execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent for the purposes of repaying the Obligations or to protect the first priority security interests and Liens in the Unfunded Capital Commitments and neither the Administrative Agent nor the other Secured Parties, in the absence of bad faith, gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The Credit Parties acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the applicable Credit Party subject to the first priority security interest of the Administrative Agent therein (subject to Permitted Liens).

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Investor Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Investor Capital Contribution.

5.3 Lender Offset. In addition to the rights granted to the Administrative Agent and the Secured Parties under Section 5.2, each Borrower hereby grants to each Secured Party a right of offset to secure the repayment of the aggregate Obligations when due to the Secured Parties (solely after the passage of any applicable grace period and otherwise in accordance with the provisions of this Credit Agreement), upon any and all monies, securities, or other property of such Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower and any and all claims of such Borrower, against the Secured Parties at any time existing. Subject in all respects to Section 10.5, the Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Borrower or Pledgor, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations. Each Borrower shall be deemed directly indebted to the Secured Parties in the full amount of the aggregate Obligations, and the Secured Parties shall be entitled to exercise the rights of offset provided for above. The rights of the Secured Parties under this Section 5.3 are subject to Sections 10.5 and 12.2. The Administrative Agent, and the Secured Parties, as applicable, shall give the Borrowers prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers or any Pledgor with respect to such action.

5.4 Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, notices and acknowledgments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority (but subject to Permitted Liens) security interests in the Collateral with respect to which the Credit Parties are granting a security interest to the Administrative Agent, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents and financing statements, assignments, notices and acknowledgements or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted pursuant to this Section 5.

5.5 Subordination. After the occurrence and during the continuance of an Event of Default, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”) provided, however, that a Credit Party may make payment to the Investment Manager and its respective Affiliates for any accrued management fees, services fees, incentive fees or other similar fees or compensation due and owing pursuant to the applicable Constituent Document so long (a) as such fees are paid from monies or sums not constituting any part of the Collateral and (b) neither the Investment Manager nor its Affiliates are in default with respect to their obligations to fund Investor Capital Contributions. All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the occurrence and continuance of an Event of Default be subordinated to and inferior in right and in payment to the Obligations and all liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligations of the Lenders to advance the initial Borrowing shall become effective on the Closing Date, subject to the Administrative Agent’s receipt of the following:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Credit Parties;

(b) Notes. A Note duly executed and delivered by the Primary Borrower to each Lender in accordance with Section 3.1 and dated as of the Closing Date;

(c) Fee Letter. The Fee Letter, duly executed and delivered by the parties thereto;

(d) Security Agreements. A Borrower Security Agreement duly executed and delivered by the Initial Borrower as a Borrower hereunder, in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

(e) Collateral Accounts.

(i) evidence of the establishment of the Collateral Accounts;

(ii) the Borrower Control Agreement duly executed and delivered by the Primary Borrower and State Street Bank and Trust Company, as securities intermediary, in form and substance satisfactory to the Administrative Agent in its reasonable discretion; and

(iii) the Borrower Collateral Account Pledge duly executed and delivered by the Primary Borrower, in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(f) Filings.

(i) Searches of Filings in the appropriate public offices of the applicable Governmental Authority in the jurisdiction of formation, registration or incorporation of each Credit Party, or where a Filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the Filings on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper Filings, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) Filings in form and substance satisfactory to the Administrative Agent for each applicable jurisdiction with respect to the Collateral together with evidence satisfactory to the Administrative Agent, in its sole discretion, that the same have been filed or will be submitted for filing promptly following the Closing Date in the appropriate public filing offices of the applicable Governmental Authority in each case to perfect the Secured Parties’ first priority security interest in the Collateral.

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of the Primary Borrower, in the form of Exhibit J;

(h) Constituent Documents. True and complete copies of the Constituent Documents of each Credit Party, together with certificates of existence, incorporation or registration (as applicable) and good standing of each Credit Party, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(i) Authority Documents. Certified resolutions of each Credit Party, authorizing its entry into the transactions contemplated herein and in each other Loan Document to which it is a party;

(j) Incumbency Certificate. From each Credit Party, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents to which it is party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(k) Opinions. Favorable written opinions of Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel to the Credit Parties and Eversheds Sutherland (US) LLP, counsel to the Borrower.

(l) Investor Documents.

(i) with respect to Investors listed on Exhibit A hereto as of the Closing Date, a copy of each of the documents such Included Investor is required to deliver as set forth in the definition of “Included Investor”;

(ii) Subscription Agreements of the PWM Investors (if any) listed on Exhibit A hereto (which may be identified by number thereon) as of the Closing Date have been delivered to the Administrative Agent and Subscription Agreements of the Institutional Investors listed on Exhibit A hereto as of the Closing Date have been delivered to the Administrative Agent; and

(iii) a certificate of each applicable Fund certifying that true, correct and complete copies of the Subscription Agreements of the PWM Investors (if any) listed on Exhibit A hereto (which may be identified by number thereon) as of the Closing Date have been delivered to the Administrative Agent.

(m) No Proceedings. There shall be no Proceeding, pending or to the actual knowledge of a Responsible Officer of any Credit Party, threatened that purports to affect any Credit Party or any transaction contemplated under any Constituent Document of a Credit Party or the Loan Documents;

(n) ERISA Status. With respect to the Initial Borrower, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Borrower’s most recent Annual Valuation Period to the effect that the assets of such Borrower are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(o) Capital Call. The initial Investor Capital Call made by the Primary Borrower on the Investors is fully funded.

(p) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Fee Letter, and payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including, without limitation, the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP (including fees and disbursements of Cayman Islands counsel retained on behalf of the Administrative Agent), which may be deducted from the proceeds of such initial Borrowing;

(q) Investment Management Agreement. A copy of the Investment Management Agreement, duly executed by the parties thereto;

(r) Investment Policies. True and complete copies of the Investment Policies as in effect on the Closing Date; and

(s) “Know Your Customer” Information and Documents. (i) Such information and documentation as is reasonably requested by the Lenders at least five (5) Business Days prior to the Closing Date so that each of the Credit Parties has become KYC Compliant; and (ii) with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower; and

(t) Additional Information. Such other information and documents as may reasonably be requested prior to the Closing Date by the Administrative Agent and its counsel.

6.2 Conditions to all Loans. The obligations of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) are subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or with respect to representations or warranties made as of a specified earlier date are true and correct in all material respects as of such earlier date);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit which constitutes an Event of Default or a Default;

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrowers;

(e) Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment;

(f) Maturity Date. The Maturity Date shall not have occurred; and

(g) Beneficial Ownership Certification. Prior to the requested date of any Borrowing, unless there has been no material change to the Beneficial Ownership Certification previously provided by the Borrower, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

6.3 Conditions to Qualified Borrower Loans. The obligations of the Lenders to advance a Borrowing to a Qualified Borrower or to cause the issuance of a Letter of Credit to a Qualified Borrower are subject to the following additional conditions precedent:

(a) Qualified Borrower Promissory Note. The Administrative Agent shall have received from such Qualified Borrower a duly executed and delivered Qualified Borrower Promissory Note complying with the terms and provisions hereof;

(b) Qualified Borrower Letter of Credit Note. The Obligations of each Qualified Borrower in connection with each Letter of Credit issued hereunder shall be evidenced by a letter of credit note in the form of Exhibit M attached hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Borrower Guaranties, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith);

(c) Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(d) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(e) The Borrower Guaranty. The Administrative Agent shall have received from the Primary Borrower a duly executed Borrower Guaranty with respect to the Obligations of such Qualified Borrower complying with the terms and provisions hereof;

(f) Opinions of Counsel to Qualified Borrower. The Administrative Agent shall have received favorable opinions of counsel to such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g) Opinions of Counsel to the Borrower. The Administrative Agent shall have received favorable opinions of counsel to the Primary Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(h) “Know Your Customer” Information and Documents. Unless otherwise consented to in writing by the Lenders, (i) true and complete copies of the Constituent Documents of such Qualified Borrower; (ii) the name and address of each Person that has an ownership interest in such Qualified Borrower of at least twenty-five percent (25%) (or such lesser percentage as may be required from time to time to make such Qualified Borrower KYC Compliant), and the percentage of such Qualified Borrower owned by such Person; (iii) the name of each director (or equivalent) of such Qualified Borrower; (iv) to the extent available, the most recent financial statements for such Qualified Borrower or the most recent annual report of such Qualified Borrower; (v) such other documentation or information reasonably requested by any Lender to satisfy “Know Your Customer” (or analogous) Laws; and (vi) if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Qualified Borrower;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Borrowing and, to the extent invoiced at least two (2) Business Days prior to the date of such Borrowing, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of such Borrowing;

(j) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such Qualified Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Qualified Borrower’s most recent Annual Valuation Period to the effect that the assets of such Qualified Borrower are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower stating that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and

(k) Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel to make such Qualified Borrower KYC Compliant or for other regulatory compliance in connection with the addition of any Qualified Borrower that joins the Credit Facility after the Closing Date.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make Loans and cause the issuance of the Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1 Organization and Good Standing. Each Credit Party (a) is duly organized, duly incorporated or duly formed, established and registered, as applicable, (b) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (as applicable), (c) has (together with any other Credit Party) the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2 Authorization and Power. Each Credit Party (a) has the organizational power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document to be executed by it, (b) is duly authorized to, and has taken all organizational action necessary to authorize it to execute, deliver, and perform its obligations under each Loan Document to be executed by it, and (c) is and will continue to be duly authorized to perform its obligations under each Loan Document to be executed by it.

7.3 No Conflicts or Consents. None of the execution and delivery of each Loan Document to be executed by each Credit Party, the consummation of any of the transactions therein contemplated, or the compliance with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation to which such Credit Party is subject, (b) any judgment, license, order or permit applicable to such Credit Party, (c) any indenture, mortgage, deed of trust or other material agreement or instrument to which such Credit Party is a party, by which such Credit Party may be bound, or to which such Credit Party may be subject, or (d) its Constituent Documents, in each case, except where such contravention or conflict would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Credit Party of any Loan Document to be executed by it or to consummate the transactions contemplated thereby other than any consent, approval, authorization or order which has been obtained, except where any failure to obtain any consent, approval, authorization or order would not be reasonably likely to have a Material Adverse Effect.

7.4 Enforceable Obligations. Each Loan Document to which each Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5 Priority of Liens. Subject to compliance with Section 8.13, the Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in which each Credit Party has any right, title or interest in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens other than Permitted Liens or Liens granted in favor of other Credit Parties which are ultimately in favor of the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Loan Documents, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which each Credit Party has any right, title or interest shall be, upon filing of the Filings, and taking of such actions as are contemplated by this Credit Agreement and other Collateral Documents, perfected security interests that have priority over security interests of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future change in law or in such Credit Party’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further Filings are or will be required in connection with the creation or perfection of such security interests and Liens, other than the filing of continuation statements, or their equivalent in accordance with applicable Laws.

7.6 Financial Condition. The financial statements and reports, if any, required to be delivered pursuant to Section 8.1 hereof (except for the absence of footnotes in quarterly financial statements or as otherwise disclosed therein) present in all material respects such Borrower’s financial position in accordance with Generally Accepted Accounting Principles. The Borrowers and each Pledgor, taken together, are Solvent.

7.7 Full Disclosure. All written information (other than projections and other forward-looking statements and information of general industry or economic nature) heretofore furnished by any Credit Party in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby that has been prepared by a Credit Party or its Affiliates does not contain, and all such information hereafter furnished will not contain, in each case to the actual knowledge of a Responsible Officer of a Credit Party and when taken as a whole, any untrue statement of a material fact on the date as of which such information is stated or deemed stated.

7.8 No Default. Except as has been disclosed to the Administrative Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Default.

7.9 No Litigation. As follows: (i) for purposes of this representation and warranty as of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) pending, or to the actual knowledge of any Responsible Officer of such Credit Party threatened, against any Credit Party, other than any such Proceeding that is disclosed in writing by such Credit Party to the Administrative Agent before the Closing Date, and (ii) for purposes of this representation and warranty as of the date of the advance of any Borrowing after the Closing Date, there are no such Proceedings pending, or to the actual knowledge of any Responsible Officer of such Credit Party threatened, against any Credit Party, other than any such Proceeding that is not reasonably expected to have a Material Adverse Effect.

7.10 Material Adverse Effect. No changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Agent, which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. All material tax returns, information statements and reports required to be filed by any Credit Party in any jurisdiction have been filed and all material Taxes owed by such Credit Party have been paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

7.12 ERISA. Assuming no source of funds used to make the Loans constitutes Plan Assets unless such use of Plan Assets is covered by a prohibited transaction exemption, all the conditions of which are satisfied, the execution, delivery and performance of this Credit Agreement and the other Loan Documents and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code. None of the Borrowers’ assets constitute Plan Assets. No Borrower or Pledgor maintains a Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no member of a Borrower’s or Pledgor’s Controlled Group maintains or has any liability to a Plan.

7.13 Compliance with Law. Each Credit Party, to such Credit Party’s knowledge, is in compliance in all respects with all Laws which are applicable to it or its properties except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.14 Environmental Matters. There have been no past, and there are no pending or, to the actual knowledge of any Responsible Officer of any Credit Party, threatened, claims, complaints, notices, or governmental inquiries against any Credit Party (but for clarification excluding any and all such claims, complaints, notices or governmental inquiries relating solely to any Fund Investment or Fund Investment Vehicles) regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. The Borrowers’ properties (but for clarification excluding any properties relating solely to any Fund Investment or Fund Investment Vehicles) are in compliance with all environmental laws and related licenses and permits except where non-compliance would not be reasonably likely to have a Material Adverse Effect. No conditions exist at, on or under any property now owned or leased by any Borrower (but for clarification excluding any properties relating solely to any Fund Investment or Fund Investment Vehicles) or, to the actual knowledge of any Responsible Officer of any Credit Party, existed at, on or under any such property previously owned or leased by any Borrower at the last date so owned or leased that, in either case, could give rise to liability under any environmental law that could reasonably be expected to have a Material Adverse Effect.

7.15 Investor Information; Investor Capital Commitments and Contributions. The names of all of the Investors (excluding PWM Investors which may be listed by number) are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Sections 8.1, 8.2 or 9.5(a)), and the Investor Capital Commitment of each Investor (including PWM Investors) is set forth on Exhibit A (or on any such revised Exhibit A). Notice of each Investor who is an Employee Investor is set forth on Exhibit A. Exhibit A, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects. Since the Closing Date, no Investor Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent as and to the extent required by Section 8.1. The Partnership Agreement, Subscription Agreement (and any related Side Letter) sets forth each Investor’s entire agreement regarding its Investor Capital Commitment. As of the Closing Date, (i) the aggregate amount of the Investor Capital Commitments of all Investors (including PWM Investors) is set forth on Exhibit A hereto and (ii) the aggregate Unfunded Capital Commitment of all Investors (including PWM Investors) that could be subject to an Investor Capital Call is set forth on Exhibit A hereto. A copy of each Side Letter that has been executed by an Investor and any Credit Party has been provided to the Administrative Agent. Other than as disclosed in writing to the Administrative Agent promptly after such circumstance, since the Closing Date, no Investor has been (i) excused or exempted from funding any Investor Capital Contribution; (ii) requested or been asked to withdraw from the applicable Fund; (iii) been precluded from or requested exclusion from any Fund Investment; or (iv) except in compliance with Section 8.2, Transferred its interest in the applicable Fund. Each Credit Party has, to the actual knowledge of its respective Responsible Officers, (i) satisfied all applicable conditions precedent, if any, to the issuance of Investor Capital Calls under its Constituent Documents, and (ii) no law, rule, regulation, order or agreement otherwise imposes any material limitation, delay or restriction on the ability of any Credit Party to issue Investor Capital Calls.

7.16 Fiscal Year. The fiscal year of the Primary Borrower is the calendar year.

7.17 Private Placement Memorandum. Prior to the date hereof, each Borrower has delivered to Administrative Agent a true and correct copy of such Borrower’s private placement memoranda, together with the supplements thereto, as in effect on the Closing Date.

7.18 Margin Stock. No Credit Party holds itself out as being engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used by any Credit Party to purchase or carry any Margin Stock. No Loan will be directly or indirectly secured at any time by, and the Collateral in which the Credit Party has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time, any Margin Stock.

7.19 Investment Company Act.

(a) Primary Borrower is an “investment company” that has elected to be regulated as a “business development company” pursuant to section 54 of the Investment Company Act and intends to qualify as a regulated investment company within the meaning of the Internal Revenue Code by filing an election to do so on the first filing of its tax return.

(b) The business and other activities of the Primary Borrower and its Subsidiaries, including the making of the Loans and the issuance of the Letters of Credit hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Primary Borrower and its Subsidiaries.

(c) Each Borrower is in compliance with all written Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

7.20 No Defenses. No Responsible Officer of a Credit Party has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice would constitute an event of default by such Credit Party under its Constituent Documents or any Subscription Agreement which would constitute a defense to the obligations of any Investor to make Investor Capital Contributions to any Fund in accordance with its Subscription Agreement or the applicable Partnership Agreement and has no actual knowledge of any claims of offset or any other claims of any Investor against any Credit Party which would or could materially and adversely affect the obligations of such Investor to make Investor Capital Contributions and fund Investor Capital Calls in accordance with its Subscription Agreement (and any related Side Letters), or the applicable Partnership Agreement, other than, in each case, that which has been disclosed in writing by such Borrower to the Administrative Agent.

7.21 Indebtedness. None of the Credit Parties has outstanding any Indebtedness except (a) the Obligations incurred hereunder, and (b) other Indebtedness permitted to be incurred pursuant to Section 9.11.

7.22 No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in a Credit Party except in accordance with the terms of the Partnership Agreement.

7.23 Sanctions. No Credit Party and no Person directly or indirectly controlled by a Credit Party (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; or (c) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any Sanctions. To each Credit Party’s knowledge, no Investor is a Sanctioned Entity.

7.24 Credit Party Information. The information contained in Schedule I (as updated by the Borrowers in writing to the Administrative Agent from time to time) is accurate in all material respects.

Section 8. AFFIRMATIVE COVENANTS

So long as any Lender has any commitment to lend hereunder, and until performance and payment in full of all of the Obligations (other than contingent obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, each of the Borrowers and Borrower General Partners (in each case, to the extent specified below) agrees that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Administrative Agent and the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1 Financial Statements, Reports and Notices. The Borrowers shall deliver to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year for the Primary Borrower, (x) financial statements of the Primary Borrower, together with all notes thereto, which statements shall contain a consolidated balance sheet as of the end of such fiscal year and statements of income and cash flow (each of which can be on a consolidated basis) for such fiscal year, such statements to be audited, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants reasonably acceptable to the Administrative Agent, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles and present fairly, in all material respects, the financial condition and results of operations of such party and (y) to the extent provided to Investors, a report setting forth the current market value of the Fund Investments, determined by the Primary Borrower, in accordance with its standard valuation methodology and consistent with its reports to Investors; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Primary Borrower’s financial statements; and

(ii) Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of each of the first three fiscal quarters of the Primary Borrower, or as soon as practical thereafter, but in no event later than when such statements and reports are distributed to Investors (x) an unaudited report setting forth as of the end of such fiscal quarter, the balance sheet and income statement (each of which can be on a consolidated basis and which need not be in accordance with Generally Accepted Accounting Principles) of the Primary Borrower, and (y) a quarterly investor report on Primary Borrower’s performance; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Primary Borrower’s financial statements;

(iii) Notwithstanding the foregoing, the obligations in paragraphs (a)(i) and (a)(ii) of this Section 8.1 shall be deemed satisfied, to the extent such required financial information is filed by the Primary Borrower in an applicable filing to the SEC, by simultaneous delivery to the Administrative Agent of copies of (or valid internet link to) such filing to the SEC.

(b) Compliance Certificate. Simultaneously with the delivery of the financial reports required under Section 8.1(a), a compliance certificate (the “Compliance Certificate”), certified by a Responsible Officer of the Primary Borrower to be true and correct to such Responsible Officer’s actual knowledge, and (i) stating whether any Event of Default or any Default exists; (ii) stating whether the Primary Borrower is in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating that no Exclusion Event has occurred with respect to any Included Investor, or, if an Exclusion Event has occurred, the nature of such Exclusion Event; and (iv) setting forth: (A) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors; (B) the calculations for the Available Commitment as of such date; (C) specifying changes, if any, in the names or notice information for any Investor (excluding PWM Investors which may be listed by number); (D) listing all new and substitute Investors (it being understood that PWM Investors may be listed by number); (E) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report by the Borrower, a description of the Fund Investments acquired, sold or otherwise disposed of by the Borrower during such fiscal quarter to the extent such information is provided to the Investors generally; and (F) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrower a description of the Fund Investments acquired, sold or otherwise disposed of by the Borrower during such fiscal year to the extent such information is provided to the Investors generally;

(c) Investor Capital Calls. (i) Within five (5) Business Days of issuance, notice of the date of such capital call (including any capital call that does not have a funding obligation due to a corresponding distribution), the total amount called, the due date, and the amount of Recallable Capital, if any, with respect to each Investor Capital Call delivered to the Investors; and (ii) a report of all Investors failing to fund their Investor

Capital Contributions within five (5) Business Days of when such Investor Capital Contributions are initially due pursuant to the related notice of an Investor Capital Call therefor, delivered by the close of business of the second Business Day following such fifth Business Day, along with a report in reasonable detail of all Investor Capital Contributions received in the Collateral Accounts as of the end of such Business Day and thereafter every five (5) Business Days until the earlier of such time that the Investors failing to fund their Investor Capital Contributions have (i) become Excluded Investors pursuant to Section 2.1(d)(v) or (ii) funded their Investor Capital Contributions;

(d) Notice of Withdrawals and Excuses. Promptly, but no later than five (5) Business Days following receipt thereof, copies of any notice of withdrawal or request for excuse by any Included Investor pursuant to the Partnership Agreement; provided, that if any PWM Investor who is an Included Investor seeks to be replaced by a new or existing PWM Investor who is an Included Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor who is an Included Investor, so long as no Borrowing Base deficiency would result in connection with such replacement or Transfer and all such replacements and Transfers for such month equal an amount of less than 3% of the aggregate Investor Capital Commitments, notice of the related withdrawal by such PWM Investor who is an Included Investor may be satisfied by inclusion with the next monthly Borrowing Base Certificate provided pursuant to Section 8.1(i) and no additional notice shall be required. Such information with respect to non- Included Investors shall be provided within thirty (30) days;

(e) ERISA Certification. (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(n)(ii) or Section 6.3(i)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto);

(ii) With respect to each Borrower, for so long as there is any ERISA Investor in such Borrower, as applicable, such Borrower shall provide to the Administrative Agent, no later than thirty (30) days prior to the end of the applicable Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Borrower’s fiscal year in the case of clause (2) below, an Officer’s Certificate signed by a Responsible Officer of such Borrower that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(f) ERISA Plan Funding Deficiencies. No later than ten (10) days after becoming aware thereof, notice of any funding deficiencies with respect to any Plan;

(g) Other Reporting. Simultaneously with, or promptly after their delivery to the Investors in any Fund, copies of all other material financial statements, reports, notices, opinions, certificates and other documents at any time or from time to time furnished to the Investors in any Fund by a Credit Party (other than any tax returns, or other schedules or materials relating thereto or documents furnished only to specific Investors);

(h) [Reserved;]

(i) Borrowing Base Certificate. Within ten (10) days of the end of each calendar month, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct (i) setting forth a calculation of the Available Commitment as of such date of delivery, and, if included in the Borrowing Base, certifying the aggregate Recallable Capital included in the Unfunded Capital Commitments and, on a monthly basis, the transfer of Investor Capital Commitments from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor and (ii) certifying that no Default or Event of Default exists, or specifying any such Default or Event of Default; provided, however, that such Borrowing Base Certificate will be delivered more frequently: (i) in connection with any new Borrowing or request for Letter of Credit (and shall be attached to the related Request for Borrowing or Request for Letter of Credit, as applicable, and shall give pro forma effect to such new Borrowing or such new Letter of Credit); (ii) within three (3) Business Days of the issuance of Investor Capital Calls to Investors (delivered to the Administrative Agent along with a summary of such Investor Capital Calls and calculated after giving effect to the related Investor Capital Contributions requested by such Investor Capital Calls); (iii) promptly following a transfer of any Included Investor’s Investor Capital Commitment (other than in the case of a transfer from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor, unless such transfer will result in a Borrowing Base deficiency or cause all transfers for such month to equal 3% or more of the aggregate Investor Capital Commitments, in which case such updated Borrowing Base shall be delivered and any mandatory prepayment required by this Credit Agreement shall be made, in each case, prior to the effectiveness thereof); and (iv) no later than five (5) Business Days following the occurrence of (a) a Responsible Officer of a Credit Party obtaining actual knowledge of any Exclusion Event occurring with respect to (x) any Included Investor (other than a PWM Investor) or (y) one or more PWM Investors with Investor Capital Commitments that, in the aggregate, represent more than 3% of the aggregate Investor Capital Commitments or (b) the reduction of any Investor’s Investor Capital Commitment in accordance with the terms of this Credit Agreement; provided, however, that notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, the Borrower is not required to monitor the Ratings of Included Investors, and the Administrative Agent will monitor such Ratings and may adjust the Borrowing Base if the Rating of any Rated Included Investor is downgraded by providing notice to the Borrowers at least one (1) Business Day in advance of the effective date of such adjustment.

(j) Unfunded Capital Commitments. Promptly after the occurrence thereof, notice of any cancellation or termination of the Unfunded Capital Commitment of any Investor pursuant to the Partnership Agreement or its Side Letter (not previously reported);

(k) Investor Defaults. Within ten (10) Business Days of each month end, notice of any Investors declared to be in default by a Borrower or a Pledgor, or any applicable General Partner pursuant to the terms of the Partnership Agreement, if any Investors have been declared to be in default during such preceding month; and

(l) Other Information. Such other information concerning the business or financial condition of any Borrower or Pledgor as the Administrative Agent shall reasonably request and which is not otherwise subject to confidentiality restrictions with third parties.

(m) Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other Anti-Money Laundering Laws.

8.2 Transfers by Existing Investors.

(a) If a Fund or its General Partner receives any request for the Transfer by an Institutional Investor of all or a portion of its interest in the applicable Fund, such Fund shall be entitled to permit such transfer in its discretion, so long as immediately after giving effect to such Transfer no mandatory prepayment would be required pursuant to Section 2.1(e); provided that (x) the Borrowers shall promptly provide the Administrative Agent with notice of any such transfer prior to the consummation thereof, together with a copy of such Institutional Investor’s Subscription Agreement or assignment agreement and any applicable Side Letter (redacted as applicable) entered into with such Person and (y) all Transfers shall be subject to compliance with Sanctions and the applicable transferee’s being KYC compliant as determined by the Administrative Agent.

(b) If the transferring Investor is an Included Investor and is being released from its obligations to make Investor Capital Contributions with respect to its Unfunded Capital Commitment, the Borrowers shall, prior to the effectiveness of any such Transfer, calculate whether any mandatory prepayment pursuant to Section 2.1(e) will result from such Transfer (due to the transferee Investor not being designated as an Included Investor or otherwise) and, if such a mandatory prepayment would be required (calculated after giving effect to such Transfer), the Borrowers shall (i) provide the Administrative Agent with at least five (5) Business Days’ prior written notice of such Transfer and provide to the Administrative Agent such information as the Administrative Agent shall reasonably request in order to help the Administrative Agent determine if the transferee will qualify as an Included Investor (provided that such information is available to the Credit Parties and is not otherwise subject to confidentiality restrictions between the applicable Credit Party and such Investor or the transferee) and (ii) either: (x) prior to the effective date of such Transfer, pay to the Lenders the amount, if any, of such mandatory prepayment (for the avoidance of doubt, any such prepayment shall not be subject to Section 3.5, but shall be subject to Section 4.5) or (y) prior to the effective date of such Transfer, receive the approval of the transferee as an Included Investor from the Administrative Agent so that no mandatory prepayment will be required in connection with the Transfer. Any such determination shall be governed by the standards and requirements set forth in the definition of “Included Investor”. If the Borrowers are unable to deliver sufficient information to the Administrative Agent to enable the Administrative Agent to determine whether such transferee Investor satisfies the requirements of an Included Investor prior to such effective date, then such transferee Investor shall be deemed not to have satisfied such requirements until such time as the Administrative Agent can make such determination.

(c) With respect to any transferee Investor which is an existing Included Investor, the amount of the resulting increase in such transferee Investor’s Unfunded Capital Commitment shall not be included in the Borrowing Base until such transferee Investor has delivered to the applicable Fund or its General Partner written confirmation of its obligations under its Subscription Agreement (and any applicable Side Letter) with respect to its Unfunded Capital Commitment, as increased by such Transfer.

(d) Notwithstanding Sections 8.2(a)-(c) above, if any PWM Investor who is an Included Investor seeks to be replaced by a new or existing PWM Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor (x) the Borrowers must deliver a copy of the new or existing PWM Investor’s Subscription Agreement (to the extent not already received) together with all documents evidencing such transfer to the Administrative Agent, and (y) unless (A) a mandatory prepayment would be required or such Transfer involves Investor Capital Commitments in an amount greater than 3% of the aggregate Investor Capital Commitments (calculated after giving effect to such Transfer) or (B) the aggregate Investor Capital Commitments decrease after giving effect to such Transfer, such new or existing transferee PWM Investor shall, without any prior notice to the Administrative Agent, automatically be an Included Investor for all purposes of this Credit Agreement with respect to the transferred Investor Capital Commitment from the effective date of such transfer (notwithstanding that the actions described in clause (x) of this Section 8.2(d) have not occurred) so long as such new or existing transferee is otherwise in compliance with the definition of “Included Investor”.

(e) Upon the effectiveness of any Transfer of an Institutional Investor interest in any Fund, the Borrowers shall promptly deliver a revised Exhibit A to the Administrative Agent.

(f) The provisions of this Section 8.2 shall not apply to a transfer by any Investor that is an Affiliate of the Primary Borrower or a Pledgor, as applicable, which transfers shall be governed by Section 9.5(b).

(g) Notwithstanding anything contained in this Section 8.2, no Credit Party shall recognize or permit a Transfer from any Investor to any other Investor of its interest or any portion thereof if an Event of Default would result from such Transfer.

8.3 Payment of Taxes. All other material Tax returns, information statements and reports required to be filed by the Credit Parties in any jurisdiction will be filed and all material Taxes owed by any Borrower or Pledgor will be paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

8.4 Maintenance of Existence and Rights. Subject to the provisions of this Credit Agreement, each of the Borrowers and the Borrower General Partner will, and will cause each other Credit Party to, preserve and maintain its existence and all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.5 Notice of Default. The Credit Parties will furnish to the Administrative Agent, promptly upon any Responsible Officer becoming aware (and in no event later than the next Business Day after becoming aware) of the existence of any condition or event that, in the opinion of such Responsible Officer, constitutes an Event of Default or a Default, a written notice specifying the nature and period of existence thereof and the action which any applicable Credit Party is taking or proposes to take with respect thereto. Upon receipt, the Administrative Agent shall promptly provide each Lender with a copy of any such notice.

8.6 Other Notices.

(a) The Borrowers and the Borrower General Partners shall disclose in writing to the Administrative Agent prior to the date of any Request for Borrowing by any Borrower all Proceedings pending, or, to the actual knowledge of a Responsible Officer of the Credit Parties, threatened in writing, against any Credit Party which are reasonably likely to have a Material Adverse Effect.

(b) The Borrowers and the Borrower General Partners will promptly upon a Responsible Officer’s receipt of actual knowledge thereof, notify the Administrative Agent of any of the following events if such event would reasonably be likely to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Credit Party; (ii) any default under any material agreement, contract, or other instrument to which any Credit Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by a Credit Party; (iii) any uninsured claim against or affecting a Credit Party or any of its properties; (iv) the commencement of, and any material determination in any Proceeding affecting any Credit Party; or (v) any breach of Section 8.10.

(c) The Borrowers and the Borrower General Partners shall, promptly notify the Administrative Agent upon (i) the receipt of any notice from, or the taking of any other action by, the holder of any Fund’s promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default involving a principal amount of Indebtedness in excess of $5,000,000, together with, to the extent the default is not cured at such time, a detailed statement by a Responsible Officer of the Primary Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action it is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Default or Event of Default; (ii) any dispute between it (or the Pledgor or any General Partner) and any Governmental Authority or any other Person which has had or would be reasonably likely to have a Material Adverse Effect; and (iii) any bankruptcy, insolvency or liquidation event with respect to any Credit Party.

8.7 Compliance with Loan Documents and Constituent Documents. Each of the Borrowers and the Borrower General Partners will, and will cause each other Credit Party to promptly and fully comply with any and all covenants and provisions of each Loan Document executed by it. Each of the Borrowers will, and will cause each other Credit Party to, use the proceeds of any Investor Capital Call only for such purposes as are permitted by its Constituent Documents. Each Credit Party shall perform and observe, in all material respects, to the extent party thereto, the obligations under the Subscription Agreements, Side Letters, Partnership Agreements and any other Constituent Documents on its part to be performed or observed.

8.8 Operations. Each of the Borrowers and the Borrower General Partners will, and will cause each other Credit Party to, act in all material respects in accordance with the applicable Partnership Agreement.

8.9 Books and Records; Access. Following five (5) Business Days’ prior written notice, the Primary Borrower will, and will cause each other Credit Party to (at the expense of the Primary Borrower) give any representative of the Administrative Agent, on behalf of the Lenders, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in its possession relating to the affairs of the Primary Borrowers or any Pledgor; provided that, so long as no Event of Default or Default has occurred and is continuing, such inspection right shall be limited to once per each 12-month period.

8.10 Compliance with Law. Each of the Borrowers and the Borrower General Partners will, and will cause the other Credit Parties to comply with all material Laws, including, without limitation, ERISA, the Investment Company Act, and (if relevant) Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, except to the extent non-compliance would not result in a Material Adverse Effect.

8.11 Insurance. Each of the Borrowers and the Borrower General Partners will, and will cause the other Credit Parties to, maintain insurance of such types (if any) and in such amounts as are consistent with customary practices and standards of the industry in which they operate, except to the extent the failure to maintain any such insurance would not result in a Material Adverse Effect.

8.12 Authorizations and Approvals. Each of the Borrowers and the Borrower General Partners will, and will cause each other Credit Party to, promptly obtain from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under each other Loan Document to which it is a party and under its Constituent Documents, except to the extent the failure to maintain any such governmental licenses, authorizations, consents, permits or approvals would not reasonably be expected to result in a Material Adverse Effect.

8.13 Maintenance of Liens. Each of the Borrowers and the Borrower General Partners will, and will cause each other Credit Party to, perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument and deliver every Filing that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests in and Liens on (subject to Permitted Liens) the Collateral and otherwise to preserve and protect the rights of the Secured Parties (subject to Permitted Liens) in respect of such first priority security interests and Liens.

8.14 Further Assurances. Subject to Section 12.16, each of the Borrowers and the Borrower General Partners will, and will cause each other Credit Party to, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and will take any and all such other action as the Administrative Agent may, from time to time, reasonably deem necessary or proper for better assuring and confirming unto the Secured Parties the full performance of the terms and conditions of the Credit Parties under the Loan Documents. For the avoidance of doubt, nothing contained in this Section 8.14 shall increase the Obligations of, or reduce the rights of, any Credit Party under the Loan Documents in any material respect.

8.15 Maintenance of Separate Existence. Each of the Borrowers (acting through their respective general partners, if any) and the Borrower General Partners will, and will cause each other Credit Party to, at all times, conduct and present itself as a distinct legal entity separate and apart from all Affiliates thereof, including, without limitation, (i) observing corporate, limited liability company or limited partnership formalities, as applicable, such as maintaining appropriate books and records, and (ii) retaining at all times the ability to identify its assets separate and distinct from any other entity.

8.16 Annual Investor Capital Call. During each twelve (12) month period commencing on the final Investor closing, the Primary Borrower shall make, and shall cause any Pledgor to make, at least one Investor Capital Call on the Investors.

8.17 Collateral Accounts and Permitted Investments. Each of the Borrowers and the Borrower General Partners will, and will cause the other Credit Parties to, only invest any cash deposits held in or credited to the Collateral Accounts in Permitted Investments. For the avoidance of doubt, nothing contained in this Section 8.17 shall restrict investments in Fund Investments or Portfolio Assets.

8.18 Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Promissory Note by such Qualified Borrower. Following payment in full of all Obligations (other than contingent obligations that have not been asserted) of any Qualified Borrower, any such Qualified Borrower shall no longer be bound by the covenants herein.

8.19 Solvency. Each of the Borrowers covenants that, when taken together with the Pledgors, they will be Solvent.

8.20 [Reserved].

8.21 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Credit Party and each Person directly or indirectly controlled by a Credit Party shall (a) comply in all material respects with all Anti-Money Laundering Laws and Anti-Corruption Laws; (b) maintain policies and procedures reasonably designed to ensure compliance with all Anti-Money Laundering and Anti-Corruption Laws in all material respects; and (c) ensure it does not use any of the Loans or Letters of Credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.22 RIC Status under the Internal Revenue Code; Investment Company Act.

(a) Primary Borrower will elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Primary Borrower and will at all times thereafter maintain its status as a “regulated investment company” within the meaning of the Internal Revenue Code, and will at all times maintain its status as a “business development company” under the Investment Company Act.

(b) The Borrowers shall at all times be in compliance with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

8.23 [Reserved.].

8.24 Compliance with Sanctions. No Credit Party and no Person directly or indirectly controlled by a Credit Party, in each case directly, or to any Credit Party’s knowledge, indirectly, shall use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person in any manner that would be prohibited by applicable Sanctions or would otherwise cause a Lender to be in breach of any applicable Sanctions. Each Credit Party shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

Section 9. NEGATIVE COVENANTS

So long as any Lender has any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of all of the Obligations (other than contingent obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, each of the Borrowers agrees that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1 Mergers, Etc. Other than in compliance with the provisions of this Credit Agreement, none of the Borrowers or the Borrower General Partners shall, nor shall such Credit Parties permit any other Credit Party to, take any action to merge or consolidate with or into any Person, unless such Credit Party is the surviving entity.

9.2 Negative Pledge. None of the Borrowers or the Borrower General Partners shall, nor shall they permit any other Credit Party to grant, create, incur, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than (i) to the Administrative Agent, for the benefit of the Secured Parties or as collateral agent on behalf of the Primary Borrower or (ii) Permitted Liens. For the avoidance of doubt, Fund Investments and Portfolio Assets are not part of the Collateral, and the Credit Parties are not restricted hereby from granting Liens thereon.

9.3 Fiscal Year and Accounting Method. None of the Primary Borrowers or the Borrower General Partners shall, nor shall such Credit Parties permit any other Credit Party to, change its fiscal year without prior notice to the Administrative Agent or change its method of accounting other than in accordance with the terms of the Partnership Agreement (so long as such method is based on Generally Accepted Accounting Principles).

9.4 Partnership Agreement and Related Documents.

(a) Except as hereinafter provided, none of the Borrowers or the Borrower General Partners shall, nor shall such Credit Parties permit any other Credit Party to, alter, amend, modify, terminate, or change any provision of its respective Partnership Agreement, Subscription Agreements, certificate of formation or Investment Management Agreement if any such Proposed Amendment (hereinafter defined) would (i) affect the Primary Borrowers’, Pledgor’s or the General Partners’ or their respective Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Credit Party, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment or that could otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder; or (ii) permit or allow any Credit Party to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Credit Party’s Constituent Documents as in effect on the Closing Date (each, a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to the Partnership Agreement, Subscription Agreement, certificate of formation of a Credit Party or Investment Management Agreement, the Credit Party shall notify the Administrative Agent of such proposal. The Administrative Agent shall determine, in its sole reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment to such Partnership Agreement, Subscription Agreement, certificate of formation or Investment Management Agreement would constitute a Material Amendment to such document within five (5) Business Days of the date on which it is deemed to have received such notification in accordance with

Section 12.6 and shall promptly notify the applicable Credit Party of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Administrative Agent and the Required Lenders will be required, and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party; subject to Section 12.1, the Lenders shall have five (5) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof. If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the applicable Credit Party may make such amendment without the consent of the Administrative Agent and the Required Lenders. With respect to any Material Amendment to the private placement memorandum of any Credit Party, such Credit Party shall notify the Administrative Agent within five (5) Business Days of such proposal, provided that no such notice shall be required for any supplement to a private placement memorandum that does not pertain to the Collateral or the Secured Parties’ rights therein, as may be determined by the Credit Parties in their reasonable discretion. Such Material Amendment shall not be effective without the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) but shall not require the approval of any other Lender. Notwithstanding the foregoing, any Borrower or Pledgor may, without the consent of the Administrative Agent and the Required Lenders, amend its applicable Constituent Documents: (w) to extend the investment period or the structuring of the investments, including as primary investments, co-investments, direct investments or secondary investments, (x) to admit new Investors or remove Investors in accordance with the terms of this Credit Agreement; (y) to reflect transfers of interests in such Credit Party which are permitted by this Credit Agreement; and (z) to implement any action permitted under Section 9.6; provided that such Credit Party shall promptly provide to the Administrative Agent a copy of any such amendment which does not require the consent of the Administrative Agent and the Required Lenders.

(b) The Borrowers shall use good faith efforts to provide the Administrative Agent with at least five (5) Business Days’ notice of any amendment or modification of any Side Letter. In the event that the Lender is unable to approve such amendment or modification and a mandatory prepayment would be required pursuant to Section 2.1(e) as a result of such amendment or modification, the Borrowers shall make such mandatory prepayment prior to the effectiveness of such amendment or modification. Thereafter, upon the request of the Borrowers, the Administrative Agent shall consider for approval the applicable Side Letter, as amended or modified, in accordance with the standards set forth in the definition of “Included Investor” and in the event the Administrative Agent approves such Side Letter, as amended or modified, any Exclusion Event which resulted from such amendment or modification shall be deemed to be cured.

9.5 Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals.

(a) Admission of New Investors. No Borrower shall permit any Fund or its General Partner to admit any Person that is an assignee of an interest in such Fund as a substitute Investor or any other Person as a new Investor unless such Person is in compliance with Sanctions, not listed on any list published by OFAC as a Person with whom dealings are prohibited under OFAC regulations, not a Sanctioned Entity and not listed on any comparable list and admission is in accordance with the terms of the Partnership Agreement, Subscription Agreement and any Side Letter. Any such new Investor or existing transferee Investor shall not be included in the Borrowing Base or shall not have the increased portion of its Investor Capital Commitment included in the Borrowing Base, (v) in the case of any PWM Investor who is an Included Investor that seeks to be replaced by a new or existing PWM Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor, except in compliance with Section 8.2(d) (including the thirty (30) day deemed automatic inclusion as an Included Investor), (w) in the case of any PWM Investor (other than under the circumstances addressed in the foregoing clause (v)), until the Borrowers have delivered a copy of such Investor’s Subscription Agreement or assignment agreement to the Administrative Agent, (x) in the case of any assignee Institutional Investor, except in compliance with Section 8.2(b), (y) in the case of any new Institutional Investor (other than under the circumstances addressed in the foregoing clause (x)) until the Borrowers have delivered a copy of such Institutional Investor’s Subscription Agreement or assignment agreement, any applicable Side Letter (redacted as applicable) entered into with such Person and, a revised Exhibit A to the Administrative Agent, and (z) in the case of any Investor that is an existing Included Investor increasing its Investor Capital Commitment, until the Borrowers have delivered a copy of the written confirmation received from such Investor described in Section 8.2(c) to the Administrative Agent.

(b) Other Transfers of Unfunded Capital Commitments. None of the Borrowers shall, nor shall any Borrower permit any of the General Partners to, permit Investor Capital Contributions to be made to any other Affiliate of a Credit Party that is not a Pledgor or a Borrower hereunder or directly to any Fund Investment, unless such Affiliate has executed documentation to the satisfaction of the Administrative Agent providing a first priority security interest (subject to Permitted Liens) in such transferred Investor Capital Commitments ultimately to the Administrative Agent for the benefit of the Secured Parties.

9.6 Capital Commitments. None of the Borrowers shall, nor shall they permit any other Credit Party to, permit any withdrawal, termination, reduction, suspension, excuse, formal waiver or other cancellation with respect to an obligation of any Investor (other than the SOX Insiders) under its Subscription Agreement or the Partnership Agreement or any Side Letter without the prior written consent of the Lenders which may be withheld in their sole discretion, unless (A) the Investor Capital Commitment and other obligations of such Investor are assumed by another Investor in accordance with the terms of this Credit Agreement and the applicable Constituent Document or (B) the applicable Investor Capital Commitments relate solely to PWM Investors and/or one (1) single Institutional Investor and, together, do not exceed three percent (3%) of the aggregate Investor Capital Commitments of all Investors (on a cumulative basis). The Borrowers each covenant and agree that if any Event of Default has occurred and is continuing and to the extent the same has not already been delivered to the Administrative Agent, the Borrowers shall, and shall cause each Pledgor to, promptly, but in no event later than (x) two (2) Business Days in the case of the Institutional Investors, and (y) seven (7) Business Days in the case of the PWM Investors deliver to the Administrative Agent true, correct and complete copies of each such notice described in the preceding sentence. The Borrowers may designate any Included Investor to not be considered an Included Investor for all purposes under this Credit Agreement (and thus not included in the Borrowing Base) by written notice to the Administrative Agent, provided that the Borrowers may thereafter re-include such Investor as an Included Investor (and thus included in the Borrowing Base) with the prior written consent of the Administrative Agent. Prior to giving effect to any termination, suspension, cancellation, reduction, excuse or waiver pursuant to this Section 9.6, or any withdrawal or transfer pursuant to this Section 9.6 (other than a Transfer by an Investor of all or a portion of its interest in the applicable Fund, which (for the avoidance of doubt) the parties acknowledge is governed by Section 8.2 rather than this Section 9.6), the Available Commitment will be calculated, and if such action would result in a mandatory prepayment pursuant to Section 2.1(e), such prepayment shall be made prior to the effectiveness of such withdrawal, termination, suspension, transfer, cancellation, reduction, excuse or waiver.

9.7 ERISA Compliance. No Borrower or Pledgor shall establish or maintain any Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no member of a Borrower’s or Pledgor’s Controlled Group shall establish, maintain or have any liability to any Plan. No Borrower or Pledgor shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of any such Borrower or Pledgor to be deemed Plan Assets.

9.8 Dissolution. Other than in compliance with the provisions of this Credit Agreement, without the prior written consent of all Lenders (in their sole discretion), none of the Borrowers or the Borrower General Partners shall, nor shall they permit any other Credit Party to, take any action to terminate or dissolve any Credit Party.

9.9 [Reserved.]

9.10 Limitations on Distributions. None of the Borrowers or the Borrower General Partners shall make, nor shall they permit any other Credit Party to, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to its Constituent Documents, and (ii) other than Permitted Distributions, at any time during the existence of an Event of Default or, to the actual knowledge of a Responsible Officer of the Borrower or the Administrative Agent (provided that to the extent the Administrative Agent has actual knowledge of any such event it will provide prompt notice thereof to the applicable Person, provided further that the giving of such notice by the Administrative Agent or the failure to give such notice, will not affect such Person’s obligations under this section), a Default; provided that notwithstanding the foregoing, the Borrowers, Pledgor and/or the General Partners shall not be permitted to make any Permitted Distribution at any time when (x) the Obligations have been accelerated or (y) an Event of Default under Section 10.1(a), Section 10.1(j) or Section 10.1(k) has occurred. “Distribution” means any dividend or distributions (whether or not in cash) on account of any partnership interest, membership interest or other equity interest in a Borrower or Pledgor, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest, membership interest or other equity interest (it being acknowledged that the Investment Manager and any Affiliates exercising control over the Primary Borrower or Pledgor shall be entitled to receive any fees payable to it pursuant to the Constituent Documents or agreements of the Primary Borrower or Pledgor, but solely to the extent such fees are paid from sums or monies not constituting Collateral).

9.11 Limitations on Indebtedness. Without the prior written consent of the Administrative Agent, no Borrower or Borrower General Partner shall incur any Indebtedness other than:

(i) Indebtedness incurred pursuant to this Credit Agreement; and

(ii) Indebtedness permitted under the Partnership Agreement.

For avoidance of doubt, this Section 9.11 does not restrict incurrence of Indebtedness of any Subsidiary that is not a Borrower.

9.12 Limitation on Withdrawals. Without the prior written consent of the Administrative Agent, none of the Borrowers or the Borrower General Partners shall, nor shall they permit any other Credit Party to, make or cause the making of any withdrawal or transfer of funds constituting Collateral from any Collateral Account if the Administrative Agent has notified the Borrowers or a Responsible Officer of a Borrower has actual knowledge that a Cash Control Event has occurred and is continuing unless (i) such withdrawal shall be applied to any payment of Obligations or to eliminate or reduce the circumstances giving rise to the Cash Control Event or (ii) provided that no Event of Default under Section 10.1(a), Section 10.1(j) or Section 10.1(k) is continuing and the Obligations have not been accelerated, such withdrawal shall be applied to a Permitted Distribution. The Administrative Agent is authorized to give notice of its exclusive control of the Collateral Accounts to the depository bank or securities intermediary, only if a Cash Control Event has occurred and is continuing.

9.13 Fund Structure. Other than in compliance with the provisions of this Credit Agreement, none of the Borrowers or the Borrower General Partners shall, nor shall they permit any other Credit Party to, transfer, withdraw or assign its interest in any other Credit Party or its obligations under the Loan Documents without the prior written consent of the Lenders, which consent may be granted or withheld in the Lender’s sole and absolute discretion.

9.14 Deemed Capital Contributions. Without the prior written consent of the Administrative Agent and all Lenders, none of the Borrowers which are Funds shall, nor shall any Borrower permit any Pledgor or General Partner to, reinvest Fund Investment proceeds which are distributable to Investors if such reinvestment would reduce the Unfunded Capital Commitment of one or more Investors and cause the Principal Obligations to exceed the Available Commitment unless, prior to such reinvestment, the applicable Borrowers shall make any prepayment required under Section 2.1(e).

9.15 Change of Depository Bank. No Credit Party shall permit the depository bank with respect to any Collateral Account to change without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld (it being understood that any successor depository bank shall execute and deliver to the Administrative Agent simultaneous with becoming the successor depository bank such documents and agreements (including, without limitation, control agreements and agreements to provide information to the Administrative Agent with respect to Investors) as the Administrative Agent may reasonably request).

9.16 Sanctions. No Credit Party and no Person directly or indirectly controlled by a Credit Party (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; or (c) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by applicable Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any applicable Sanctions. To each Credit Party’s knowledge, no Investor is a Sanctioned Entity.

Section 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) any Borrower shall fail to pay when due any principal of the Obligations, including any failure to pay any amount required to be paid by it under, and at the times specified in, Section 2.1(e); or (ii) any Borrower shall fail to pay when due any interest on the Obligations, and such failure under this clause (ii) shall continue for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure (except for the failure to pay the Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under, and at the times specified in, Section 2.1(e), for which no additional notice shall be required);

(b) any Borrower fails to make any payment or deposit required under any Loan Documents (other than as referred to in clause (a) above and to the extent not disputed in good faith) and such failure continues unremedied for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure;

(c) the Principal Obligations shall exceed the Available Commitment and the Borrowers shall fail to make Investor Capital Calls of Uncalled Capital Commitments at any time prior to or within five (5) Business Days of any Responsible Officer of any Credit Party becoming aware of such deficiency sufficient to reduce the Principal Obligations to an amount which is less than the Available Commitment, as of such date, or the Borrowers shall fail to so reduce the Principal Obligations within twenty (20) Business Days of the end of the initial five (5) Business Day period;

(d) any Borrower, any Pledgor or any General Partner makes a Distribution (other than any Permitted Distributions) to the Investors (i) at a time when the Borrowers are obligated to make a mandatory prepayment pursuant to Section 2.1(e) or (ii) that results in the Borrowers being obligated to make such a mandatory prepayment pursuant to Section 2.1(e) and, in each case, such mandatory prepayment is not simultaneously made;

(e) any representation or warranty made by or on behalf of any Credit Party under this Credit Agreement (other than the representation and warranty contained in Section 7.23), or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by any Credit Party pursuant hereto, or, in connection with this Credit Agreement or any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f) any Borrower, any Pledgor or any General Partner fails to keep or perform any covenant or other agreement contained in any Loan Document (other than as referred to in clause (a), clause (b), clause (c) or clause (d) above or clause (g) below) and such failure continues (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in such Loan Document) unremedied for thirty (30) days after the earlier of (a) actual knowledge by a Responsible Officer of any Credit Party or (b) notice of such breach has been given by the Administrative Agent;

(g) any Borrower, any Pledgor or any General Partner fails to keep or perform the covenants and agreements contained in Section 9 in any material respect and such failure continues (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in Section 9) for five (5) Business Days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of any Credit Party obtains actual knowledge thereof;

(h) other than (x) in compliance with the provisions of this Credit Agreement, or (y) as a result of any action or inaction by the Administrative Agent or other Secured Party, any of the Loan Documents executed by any Credit Party: (i) shall cease, in whole or in any material part, to be legal, valid, binding agreements enforceable against such Credit Party, as the case may be, in accordance with the terms thereof (other than a Borrower Guaranty with respect to a Qualified Borrower which has withdrawn from the Credit Facility pursuant to Section 2.9(f)); (ii) shall in any way be terminated or become or be declared, in writing, ineffective or inoperative except in accordance with the terms thereof (or, in the case of a Borrower Guaranty, the Primary Borrower or any other Person acting by or on behalf of the Primary Borrower shall deny or disaffirm in writing the Primary Borrower’s obligations under such Borrower Guaranty); or (iii) shall fail or cease to create a valid, perfected first priority Lien or security interest (other than Permitted Liens) on the Collateral in favor of the Administrative Agent (or in the case of a Pledgor Security Agreement or a Pledgor Collateral Account Pledge, in favor of the Primary Borrower or the Administrative Agent as collateral agent on behalf of the Primary Borrower, as applicable) intended to be created thereby; provided that, if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any applicable Law, the Borrowers shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(h) to the reasonable satisfaction of the Administrative Agent;

(i) the occurrence or existence of (i) a default, event of default or other similar condition or event in respect of any Borrower or Pledgor under one or more agreements or instruments (other than this Credit Agreement, the Loan Documents or the Swap Agreements) relating to one or more obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money in an aggregate amount of not less than the Threshold Amount which has resulted in such obligation or obligations becoming or becoming capable (with the giving of notice, lapse of time or both) at such time of being declared due and payable under such agreements or instruments before it would otherwise have been due and payable, (ii) a default by any Borrower or Pledgor in making one or more payments on the due date thereof in an aggregate amount of not less than the Threshold Amount under the agreements or instruments specified in item (i) hereof (after giving effect to any applicable notice requirement or grace period), or (iii) with respect to any Swap Agreement, either an early termination thereof resulting from (A) any event of default under such Swap Agreement as to which the applicable Credit Party is the defaulting party, or (B) any termination event (other than one resulting from Illegality, Force Majeure, a “Tax Event” or “Tax Event Upon Merger” (as defined in the applicable Swap Agreement or analogous events however defined)) under such Swap Agreement as to which the applicable Credit Party is the sole affected party and, in either event, the net swap termination value owed by such Credit Party as a result thereof is greater than the Threshold Amount;

(j) any Credit Party or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets or petition for wind-up; (ii) file a voluntary petition in bankruptcy or admit in writing that it is, or should be deemed to be, unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Law; or (vi) take organizational action for the purpose of effecting any of the foregoing; provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, prior to such application, filing or other action referred to in this clause (j), no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(f);

(k) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or wind-up of any Credit Party, the Investment Manager or Goldman Sachs & Co. LLC or appointing a receiver, custodian, trustee, intervenor, or liquidator of any Credit Party, the Investment Manager or Goldman Sachs & Co. LLC, of all or substantially all of its assets, in each case under any Debtor Relief Law, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, within such sixty (60) day period, no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(g);

(l) any final judgment(s) for the payment of money in excess of the sum of the Threshold Amount individually or in the aggregate shall be rendered against any Borrower or Pledgor and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or Pledgor to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and the execution of such judgment is stayed during the pendency of such appeal;

(m) any Change of Control shall occur without the prior written consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed);

(n) at least (A) three (3) non-affiliated Included Investors aggregating 12% or greater of the total Investor Capital Commitments or (B) one (1) Included Investor representing 20% of the total Investor Capital Commitments shall, in either case, fail to fund in full Investor Capital Calls, which delinquencies are overdue for more than thirty (30) days (without regard to any notice or cure period set forth in the Partnership Agreement) at any one or more times from the Closing Date through the Stated Maturity Date (as such date may be extended) (on a cumulative basis, but excluding Investor Capital Commitments of Investors that have cured any delinquency relating to their Investor Capital Commitments);

(o) an event shall occur that causes a dissolution or liquidation of any Borrower or Pledgor other than in accordance with, or as permitted under, the terms of this Credit Agreement; or

(p) Goldman Sachs (or any Affiliate thereof (other than individuals) which is an Investor, as applicable) or any General Partner shall fail to make its Investor Capital Contribution to a Fund when initially due and such failure is not cured within three (3) Business Days.

10.2 Remedies Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default with respect to any Credit Party of the type specified in clause (j), or (k) of the definition of “Event of Default” as set forth in Section 10.1, the entire unpaid balance of its Obligations and the Obligations of the Borrowers shall automatically become due and payable, the Maturity Date shall immediately occur and the Available Commitment shall immediately be reduced to zero, all without any notice or action of any kind whatsoever.

(b) Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and shall, at the request of the Required Lenders, do any one or more of the following: (i) declare the entire unpaid balance of the Obligations of the Borrowers immediately due and payable, whereupon they shall be due and payable, (ii) declare the Maturity Date to have occurred (whereupon the Maturity Date shall be deemed to have occurred) and reduce to zero the Available Commitment, whereupon the Available Commitment shall be deemed to have been reduced to zero or (iii) subject to Section 10.5, exercise any other right or seek any other remedy available at law, in equity or otherwise, whether or not provided herein or in any other Loan Document.

(c) Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default and the acceleration of the unpaid balance of the Obligations of the Borrowers, the Administrative Agent may and, at the request of the Required Lenders, shall do any one or more of the following: (i) reduce any related claim to judgment; (ii) exercise the rights of offset or banker’s lien against the interest of the Borrowers or any Pledgor in and to every account and other property that are in the possession of the Administrative Agent, to the extent of the full amount of the related Obligations (the Borrowers being deemed directly obligated to the Administrative Agent and the Lenders in the full amount of such Obligations for such purposes); (iii) realize upon any and all of the rights the Administrative Agent may have in and to the related Collateral or any part thereof; and (iv) exercise any and all other legal or equitable rights afforded by the Loan Documents, applicable Governmental Rules or otherwise, including but not limited to the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or other agreement contained in any of the Loan Documents or in aid of the exercise of any right granted to the Lenders or the Administrative Agent in any of the Loan Documents.

10.3 Additional Default Remedies. Subject to Section 10.5, upon the occurrence, and during the continuance of any Event of Default, the Administrative Agent may and, at request of the Required Lenders, shall:

(a) whether in its own name or the name of any Borrower, or any Borrower General Partner or, through a series of pledges and as collateral agent for the Borrower, in the name of a Pledgor and/or Pledgor General Partner, notify any or all related Investors to make Investor Capital Contributions in respect of all Unfunded Capital Commitments directly to the Administrative Agent, or to such other Person as the Administrative Agent may require, whereupon immediately each Credit Party shall not call or receive the same (except at the direction of the Administrative Agent);

(b) (i) take or bring in the name of any Borrower, any in the name of any Borrower General Partner or, through a series of pledges and as collateral agent for the Borrower, in the name of a Pledgor and/or Pledgor General Partner, or that of the Administrative Agent, all actions, suits or proceedings deemed by the Administrative Agent as necessary or desirable to effect possession or collection of the related Collateral, including sums due or paid thereon; (ii) subject to the provisions of the applicable Constituent Document, make allowances or adjustments of claims with respect to the related Collateral; (iii) subject to the provisions of the applicable Constituent Document, compromise any claims with respect to the related Collateral; and (iv) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, remove from the premises of the Borrowers, the Pledgors or the General Partners all documents, instruments, files or other items with respect to the related Collateral (including but not limited to any records with respect to such Collateral);

(c) invoke, in addition to the rights and remedies provided in this Credit Agreement or any other Loan Document, the rights and remedies of a secured party under the UCC and any and all other Governmental Rules;

(d) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, apply by appropriate judicial proceedings for appointment of a receiver for the related Collateral or any part thereof (to which any such appointment each Borrower hereby consents);

(e) take possession of the amounts on deposit from time to time in the Collateral Accounts, to the extent constituting Collateral, and apply such amounts as provided in this Credit Agreement; or

(f) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, take possession and dispose of all or any portion of the related Collateral, at public or private sale, as a unit or in parcels, upon any terms and prices and in any order, free from any claim or right of any kind (each Borrower agrees that, for such purpose, the Administrative Agent on behalf of the Secured Parties, may maintain all or any part of the related Collateral on the premises of such Borrower or Pledgor for such period of time as may be reasonably necessary without any charge to the Administrative Agent whatsoever).

In connection with the foregoing clauses (a) through (f), it is expressly agreed that:

(A)

prior to taking any such action, the Administrative Agent shall notify the Borrowers and the Lenders of the proposed action; provided that any failure to properly notify the Borrowers or any Lenders shall not prevent or delay the Administrative Agent’s ability to take such actions;

(B)

regardless of any provision hereof, and with the exception of any liability of the Administrative Agent for damages that are the result solely of its own gross negligence or willful misconduct, the Administrative Agent shall never be liable to the Borrowers, the Pledgors or any Lender for the failure of the Administrative Agent to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or any part of the related Collateral;

(C)

the rights, titles, interests, liens and security interests of the Administrative Agent for the benefit of the Secured Parties, are cumulative of all of the rights, titles, interest, liens or security interests which the Administrative Agent may now or at any time hereafter hold regarding the Obligations;

(D)

issuance by the Administrative Agent of a receipt to any Person obligated to pay any amounts to the Credit Parties in respect of the related Collateral shall be a full and complete release, discharge and acquittance to such Person to the extent of any amount so paid to the Administrative Agent;

(E)	the related Collateral may be sold or disposed of in one or more transactions, as the Administrative Agent on behalf of the Secured Parties, deems appropriate;

(F)

any notice of sale, disposition or other action by the Administrative Agent on behalf of the Secured Parties, required by the UCC and sent to the Credit Parties at the related address for notices set forth herein, or at such other address as has been furnished by the Credit Parties to the Administrative Agent or the Administrative Agent in accordance herewith and at least ten (10) days prior to such action, shall constitute reasonable notice to the Credit Parties;

(G)	any such notice shall be given in the manner prescribed by or permitted in this Credit Agreement or the other Loan Documents; and

(H)

upon the request of the Administrative Agent, the Credit Parties will take all actions reasonably requested by the Administrative Agent to prepare the related Collateral for disposition and otherwise reasonably assist the Administrative Agent in the realization of all or any part of such Collateral, at the expense of the Borrowers.

Each of the Borrowers and the Borrower General Partners, to the maximum extent permitted by applicable Law, hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of such Credit Party, following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5) to take any and all steps in the name of and on behalf of such Borrower or such Credit Party that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Collateral, including, without limitation (and pursuant to a series of pledges and as collateral agent for the Borrower, in the case of a Pledgor), making Investor Capital Calls in respect of the Investor Capital Commitments, exercising any discretion with respect thereto that is afforded to such Borrowers, Pledgors or General Partners under the related Constituent Documents and/or the Subscription Agreements and endorsing any Borrower’s, the Pledgor’s or General Partner’s name on checks and other instruments representing Investor Capital Contributions and taking the other actions described in this Section 10.3. Each of the Borrowers and the Borrower General Partners hereby further agrees that it shall, at the direction of the Administrative Agent following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5), take all actions reasonably requested by the Administrative Agent (including, without limitation, issuing Investor Capital Calls and notifying any or all related Investors to make Investor Capital Contributions in respect of all Investor Capital Commitments on the Administrative Agent’s behalf and enforcing the obligations of the Investors (other than any Employee Investors) to make such Investor Capital Contributions to facilitate the exercise of the Administrative Agent’s remedies hereunder).

10.4 Waivers of Notice, Etc. Except as otherwise provided herein, the Borrowers and each surety, endorser, guarantor and other party ever liable for payment of any sum or sums of money that may become due and payable, or the performance or any undertaking that may be owed, to the Lenders or the Administrative Agent pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, including the related Obligations, jointly and severally waive demand for payment, presentment, protest, notice of protest and nonpayment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that its or their liability under this Credit Agreement, the related Notes and the other Loan Documents shall not be affected by any renewal or extension of the time or place of payment or performance hereof, or any indulgences by the Lenders, the Administrative Agent, or by any release or change in any security for the payment of the related Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

10.5 Curing an Event of Default by Investor Capital Call and Duty to Liquidate Fund Investments.

(a) Upon the occurrence and during the continuance of an Event of Default described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls, so long as no other Event of Default shall have occurred and be continuing, none of the Administrative Agent or any of the Lenders may exercise any remedy to which it may be otherwise entitled under this Credit Agreement or any of the other Loan Documents or at law or in equity with respect to such Event of Default unless the Administrative Agent shall have given the Borrowers five (5) Business Days written notice of its intention to exercise such remedies (provided that, no such notice is required to the extent the Event of Default arises from the failure of the Borrowers or the Pledgors to make an Investor Capital Call or make a payment following an Investor Capital Call), and, if, at any time prior to or during such five (5) Business Day notice period, the Borrowers and the Pledgors shall make an Investor Capital Call on the Unfunded Capital Commitments of the Investors sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to cure each such Event of Default, then the Administrative Agent and the Lenders may not exercise any such remedy until the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Day notice period, provided that nothing in this Section 10.5(a) shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) asserting exclusive control of the Collateral Accounts or taking any such actions as may be required to protect their rights in a bankruptcy proceeding or (ii) any Event of Default that shall have occurred and be continuing other than those described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls; provided, however, that to the extent that (A) the Borrowers and the Pledgors do not make such Investor Capital Call or (B) the application of the proceeds of any such Investor Capital Call are not sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to cure such Event of Default, then, so long as such Event of Default shall be continuing, the Borrowers shall, and shall cause a Pledgor and Pledgor General Partner to (1) if they did not originally issue an Investor Capital Call, issue an Investor Capital Call in an amount sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, and (2) after thirty (30) days have expired after the applicable Investor Capital Call has been issued the proceeds of which are not sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, in good faith use their commercially reasonable efforts (subject to any legal, contractual, fiduciary or regulatory restrictions limiting their ability to do so) to sell sufficient Fund Investments to repay the Obligations as soon as reasonably practicable.

(b) Following the occurrence and during the continuance of an Event of Default, so long as no Event of Default of the type specified in any of clauses (c), (j) or (k) of Section 10.1 has occurred, none of Administrative Agent, or any Lender shall (i) issue funding notices to any Investor or take any action against any Investor to enforce its rights under this Credit Agreement or any other Loan Documents or (ii) institute legal, equitable or other proceedings against any Credit Party, any Investor, or any Affiliate thereof the purpose of which is to prevent the Borrowers from curing the applicable Event of Default (by issuing funding notices or otherwise) as contemplated by this Section 10.5(b), unless (x) the Administrative Agent shall have given the Borrowers five (5) Business Days written notice of its intention to exercise such remedies and (y) at any time prior to or during such five (5) Business Days notice period, either (A) the Borrowers or Pledgor, as applicable, shall not have made an Investor Capital Call on the Investors in accordance with the terms of the Constituent Documents or the applicable Subscription Agreements and this Credit Agreement, sufficient, together with cash and Permitted Investments on deposit in the Collateral Accounts (other than amounts that do not constitute Collateral), to repay the outstanding Obligations in full (a “Full Repayment Capital Call”), or (B) the Borrowers or the Pledgors, as applicable, shall have made a Full Repayment Capital Call, but shall not have repaid all the outstanding Obligations on or prior to the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Days notice period.

(c) In the event that the Administrative Agent elects to notify the Investors to make Investor Capital Contributions in respect of their Unfunded Capital Commitments in accordance with the terms hereof, then the Administrative Agent shall use best efforts not to request any individual Investor to fund an amount exceeding such Investor’s pro rata share of the Obligations (based on the proportion of such Investor’s Unfunded Capital Commitment to the aggregate Unfunded Capital Commitments of all Investors included in the Collateral other than defaulted Investors) without first making best efforts (consistent with the terms of the Constituent Documents, this Credit Agreement and applicable law and to the extent it can do so without incurring any material cost or expense) to issue an Investor Capital Call (which may be issued by the applicable Credit Parties or the Administrative Agent) to each Investor for its pro rata share of the Obligations and waiting thirty (30) calendar days following such Investor Capital Call prior to initiating further remedies; provided that, for the avoidance of doubt, if the Borrowers or the Pledgors, as applicable, have made an Investor Capital Call pursuant to Section 10.5(a) or 10.5(b) already with respect to the related Event of Default and fifteen (15) Business Days have elapsed since such Investor Capital Call, the Administrative Agent shall be deemed to have satisfied its obligations pursuant to this Section 10.5(c) in all respects.

(d) None of the Administrative Agent or any Lender shall be entitled to take any action against any Investor that is an ERISA Investor (other than (i) issuing funding notices in the name of any Borrower, Pledgor or General Partner or (ii) applying funds paid by such ERISA Investor or Plan into the Collateral Accounts (which shall remain in the name of the related Borrower or Pledgor, as applicable) to the payment of the Obligations), under Article XII of the Partnership Agreement or Section 21 of Part III(A) of the Subscription Agreement, as applicable to the extent it has knowledge that a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) could arise therefrom.

10.6 Events of Default or Defaults relating to Qualified Borrowers. Notwithstanding any provision in this Credit Agreement or any of the other Loan Documents to the contrary, if an Event of Default or Default relating solely to a Qualified Borrower shall occur, upon the payment in full of all Obligations (other than contingent obligations that have not been asserted) of such Qualified Borrower hereunder, (1) such Event of Default or Default shall be deemed to be cured and (2) such Qualified Borrower shall no longer have the ability to borrow hereunder and shall be withdrawn as a Borrower pursuant to Section 2.9(g).

Section 11. AGENCY PROVISIONS

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no Credit Party or Affiliate thereof (each, a “Borrower Party”) or Investor or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except as provided in Section 11.9 (regarding the Borrowers’ consent right set forth in the first sentence thereof) or Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release, discharge and reassign any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of this Credit Agreement; and (iii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender Party for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. In each case in the absence of gross negligence or willful misconduct, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary), or, under the circumstances as provided in Sections 10.2 or 12.1 as the Administrative Agent shall believe in good faith shall be necessary or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to any Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, the Administrative Agent may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications. In each case in the absence of gross negligence or willful misconduct, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than a payment default under Section 10.1(a)) hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s Lender Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of its Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them other than notice actually received with respect to a Default or Event of Default. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agent. Any Agent may, at any time, resign upon twenty (20) days written notice to the Lenders, the Letter of Credit Issuer and the Borrower Parties, provided, however, that except (a) in the case of a merger by the Administrative Agent with another financial institution (even if the Administrative Agent is not the surviving entity), (b) in the event that such resignation is required for regulatory reasons as determined in good faith by the Administrative Agent, or (c) during the continuance of an Event of Default, any resignation by the Administrative Agent shall require the prior written consent of the Borrowers, which consent may be granted or withheld in the Borrowers’ sole discretion, and the appointment of any successor Administrative Agent shall require the prior written approval of the Borrowers (such approval not to be unreasonably withheld or delayed) and the Required Lenders. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the applicable Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Lenders appoint a successor agent as provided for above. Notwithstanding anything in this Section 11.9 to the contrary, any Agent may subcontract certain of its duties hereunder to a third party so long as the applicable Agent remains primarily liable for the performance of its applicable obligations hereunder. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

11.10 Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Principal Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).

11.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Credit Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Affected Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Affected Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Affected

Party in immediately available funds in the currency so received, with interest thereon, for each day from the date such Rescindable Amount is received by such Affected Party to the date of repayment by it to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Affected Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Affected Party promptly upon determining that any payment made to such Affected Party comprised, in whole or in part, a Rescindable Amount.

Section 12. MISCELLANEOUS

12.1 Amendments. Except as may be otherwise provided in this Credit Agreement, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent and the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender directly affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments other than as a result of waiving the applicability of Default Interest) payable to such Lender, or accelerate or postpone the obligations of any Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.14;

(ii) extend the time for payment of the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees, costs or other amounts payable hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in, or withdrawal from, a Credit Party permitted hereunder or in any other Loan Document; or

(iv) alter the manner in which payments or prepayments of the principal of or interest on the Obligations, fees or costs or any other amounts hereunder shall be applied as among the Lenders or types of Loans;

(b) all Lenders (other than any Defaulting Lenders):

(i) reduce the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii) except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents;

(iii) except as otherwise provided in this Credit Agreement, release any Borrower from its obligations under any Borrower Guaranty prior to the repayment in full of all outstanding Principal Obligations guaranteed thereby; or

(iv) amend the terms of this Section 12.1;

(v) except as otherwise provided in this Credit Agreement, permit the cancellation, excuse or reduction of the Unfunded Capital Commitment of any Investor;

(vi) amend the definition of “Available Commitment”, “Borrowing Base”, “Concentration Limit”, “Included Investor” or “Funding Ratio” or the definition of any of the defined terms used therein, or

(vii) amend the definition of Change of Control, Section 6.2, Section 9.11 or 10.1(o).

The Administrative Agent agrees that it will promptly notify each Lender of any proposed modification or amendment to any Loan Document, and deliver drafts of such proposed modification or amendment to such Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be waived, amended or modified without the consent of the Administrative Agent, or, to the extent affected thereby, any other Agent, and no provisions of Section 2.14 may be amended or modified without the consent of the Letter of Credit Issuer; (B) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof; and (C) no additional Lender shall be appointed as a Lead Arranger or given any similar title without the written consent of the Borrowers and the Lead Arranger. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Administrative Agent and the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; and (2) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within three (3) Business Days following receipt of notice thereof.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and shall not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, such Lender shall be deemed to have given its consent to the request.

12.2 Sharing of Offsets. Each Lender and the Administrative Agent agree that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date thereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3 Sharing of Collateral. To the extent permitted by applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from an Investor Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Investor Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in its capacity as a Lender.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of any Agent or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) Each Borrower hereby agrees to pay on a joint and several basis (promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent with appropriate supporting documentation) its pro rata portion of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and expenses of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents, any and all amendments, modifications and supplements thereof or thereto and the initial syndication undertaken at the direction of, or with the approval of, the Borrowers, and, if an Event of Default exists, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the attorneys’ reasonable and documented fees of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b) Each Borrower and Borrower General Partner (to the extent such General Partner is liable pursuant to Section 12.16(ii) hereof) hereby agrees on a joint and several basis to indemnify each Agent-Related Person, each Lender, the Letter of Credit Issuer and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from, such Borrower’s pro rata share of any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities and related expenses and counsel fees and expenses (including, without limitation, the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Credit Party), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii) the use or misuse of the proceeds of any Loans to a Borrower or Letters of Credit,

(iii) the fraudulent actions or misrepresentations of any Credit Party or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Credit Party of its obligations under this Credit Agreement or any other Loan Document, or

(iv) any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to (x) any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact); (y) any settlements related to the Credit Agreement or transactions contemplated hereby without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); or (z) disputes among two or more Indemnitees; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, bad faith, gross negligence or willful misconduct of an Indemnitee, (y) result from a claim brought by each Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) is recourse for amounts owing from Investor Capital Commitments that are uncollectible or uncollected due to the bankruptcy, insolvency or financial inability of the Investor to pay shall be excluded from the indemnifications provided for in this Section 12.5. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) In addition to and without limiting the foregoing, each of the Borrowers hereby agrees to indemnify and hold the Indemnitees harmless from and against, and agree to reimburse any Indemnitee on demand for, and agree to defend the Indemnitees against, any and all Environmental Liabilities of the Borrowers, incurred by any Indemnitee. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE

NEGLIGENCE OF SUCH (OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE (OR SUCH INDEMNITEE’S AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ATTORNEYS-IN-FACT).

(d) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, EACH BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(e) The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or the Lenders. All amounts due under this Section 12.5 shall be payable promptly (and in all events within thirty (30) days) upon written demand therefor.

(f) To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day (or if delivered on a day that is not a Business Day, on the first Business Day after such day) and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized reputable express mail service for next Business Day scheduled delivery, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, approved in Section 12.6(b).

If to a Borrower or Borrower General Partner:

At the address specified with respect thereto on Schedule I hereto

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Ariel Zell, Esq.

Telephone: (212) 859-8449

Fax: (212) 859-4000

E-mail: ariel.zell@friedfrank.com

If to a Qualified Borrower:

At the address specified in its Qualified Borrower Promissory Note

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Ariel Zell, Esq.

Telephone: (212) 859-8449

Fax: (212) 859-4000

E-mail: ariel.zell@friedfrank.com

If to the Administrative Agent:

Bank of America, N.A.

NC1-030-21-01

620 South Tryon Street

Charlotte, NC 28202

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@bofa.com

With copies to:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, NC 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Fax: (704) 348-5200

Email: wesley.misson@cwt.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders or any other person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Primary Borrower that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each Credit Party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the applicable party by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Parties Bound; Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Borrower may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b) Participations. Any Lender may (subject to compliance with the provisions of this Section 12.11) at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Principal Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall retain the sole right and responsibility to enforce and exercise any rights and perform its obligations hereunder and under the other Loan Documents, and the Credit Parties, the Administrative Agent and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Credit Parties agree that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 with respect to its participating interest, to the extent that such Participant complies with the requirements of such Sections (it being understood that the documentation required under Section 4.1(f) shall be delivered to the granting Lender), as if it were a Lender; provided (i) that in no event shall any Borrower be obligated to pay to such Participant amounts greater than those such Borrower would have been required to pay to the granting Lender in the absence of such participation, except to the extent that such requirement to pay such greater amounts results from a Change in Law occurring after the date of the participation, and (ii) it shall be reasonable for the Borrowers to decline consent to a participation to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as a non-fiduciary agent of the Borrower, maintain a register on which it shall record the name and address and the principal amount (and stated interest) of the participating interest of each Participant entitled to receive payments in respect of such participating interests (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) [Reserved].

(d) Assignments by Lenders. With the prior written consent of the Administrative Agent, and, other than (x) during the continuance of an Event of Default or (y) in the case of an assignment to an existing Lender, or an Affiliate of the assigning Lender that is of similar credit quality as such assigning Lender, the Borrowers (such consents not to be unreasonably withheld), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i) this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii) except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $10,000,000 unless otherwise consented to by the Administrative Agent, and, other than during the continuance of an Event of Default, the Borrowers;

(iii) the assignee shall deliver to the Borrowers and the Administrative Agent any documentation required pursuant to Section 4.1(f);

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a Processing and Recordation Fee to the Administrative Agent;

(v) notwithstanding anything in this Section to the contrary, it shall be reasonable for the Borrowers to decline consent to an assignment to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement; and

(vi) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(e) Consequences of Assignment by Lenders. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall become party to this Credit Agreement as a Lender and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(f) Limitations on Assignments and Participations. Notwithstanding anything in this Section 12.11 to the contrary, (i) each Participant and each Assignee must be a Qualified Purchaser and (ii) prior to an Event of Default, at no time shall there be more than two (2) Lenders and Participants in the aggregate without the consent of the Borrowers in their sole discretion.

(g) Register of Lenders. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its principal offices in Charlotte, North Carolina or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s pro rata share of the Commitments and the principal amount (and stated interest) of the Loans, and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall, and the Credit Parties shall cause the other Borrowers to, treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, fully-executed and is in the form of Exhibit G attached hereto: (i) accept such an Assignment and Acceptance Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

(i) Lender Representation. Each Lender represents and warrants that it is (and its Participants, if any, will be) a Qualified Purchaser.

12.12 Lender Removal/Replacement. (a) If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. The Borrowers may, upon prior written notice to the Administrative Agent and, if applicable, such Defaulting Lender, with respect to a Defaulting Lender, a Lender who does not consent to an amendment or waiver under Section 12.1, a Lender that does not consent to an extension of the Stated Maturity Date under Section 2.15(a) or a Secured Party requesting compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6, as the case may be, require such Defaulting Lender, non-consenting Lender or Secured Party to (i) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.11), all its interests, rights and obligations as a Lender under this Credit Agreement and the other Loan Documents to an Eligible Assignee acceptable to the Administrative Agent or (ii) resign from its obligations as Lender or Secured Party under the Credit Agreement and other Loan Documents and the Borrower may reduce the Maximum Commitment by an amount equal to such Lender or Secured Party’s Commitment; provided that (x) the assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal balance of the Loans funded by it, all accrued and unpaid interest thereon, all accrued and unpaid fees to which such Lender is entitled and all other Obligations payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal balance, accrued interest and fees) or the Borrowers (in the case of all other Obligations) and (y) in the case of any such assignment resulting from a demand for compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6 such assignment will result in a reduction in such compensation or payments. Any such assignment shall be made upon not less than ten (10) Business Days notice delivered by the Borrowers to the Defaulting Lender and the Administrative Agent. The Defaulting Lender required to assign pursuant to this Section 12.12 shall have no duty to procure an assignee.

(b) Subject to subsection (a) above, the Administrative Agent shall have the right, but not the obligation to acquire at par all of such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata, at par) such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the outstanding Obligations under this Credit Agreement.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Obligation exceed the Maximum Rate.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans.

12.16 Full Recourse. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, (i) the Obligations of any Borrower shall be fully recourse to such Borrower and (ii) the Obligations shall not be recourse to any General Partner or any Pledgor except with respect to the Collateral pledged by such Person pursuant to the applicable Security Agreement, and except for any claim or action for actual damages of the Administrative Agent or the Lenders as a result of any fraud, bad faith, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such General Partner. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations shall not be recourse to any Investor, to any of the Borrowers’ past, present or future directors, officers, employees, incorporators, authorized persons or agents, or the Investment Manager, except, in each case, for any claim or action for actual damages of the Administrative Agent, the Letter of Credit Issuer or the Lenders as a result of any fraud, gross negligence, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such Person. The Fund Investments shall not be included in the Collateral. No Investor shall have any personal liability under this Credit Agreement or the other Loan Documents, provided that the foregoing shall not limit the obligations of such Investor under the Partnership Agreement or its Subscription Agreement to make Investor Capital Contributions with respect to its Unfunded Capital Commitment.

12.17 Availability of Records; Confidentiality. (a) The Borrowers acknowledge and agree that the Agents may provide to the Lenders, and that the Agents and each Lender may provide to any Affiliate thereof or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, and agents or any other Person as deemed necessary or appropriate in any Agent’s or Lender’s reasonable judgment, provided that such party is advised of the confidential nature of such information, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by an Agent or a Lender in connection with the Principal Obligations, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Agent, Affiliate of an Agent, Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Borrowers, the Agents and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Investor Capital Commitments and details regarding their investments under the Partnership Agreement (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Fund Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Fund Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Fund Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such Person from disclosing any Confidential Information: (i) with the prior written consent of any Credit Party; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided that such auditor thereto agrees to keep such information confidential; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (v) as otherwise specifically required by applicable Laws or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a non-confidential basis from a source other than the Credit Parties or (viii) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including, without limitation, all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities.

12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20 Joint and Several Liability. Each Borrower acknowledges, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that the Notes be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Loans and the other Obligations constitute the joint and several obligations of each and every Borrower (other than an Excluded Borrower), and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers (other than an Excluded Borrower). For purposes of this Section 12.20(b), “Excluded Borrower” shall mean any Person that the Administrative Agent agrees in writing to treat as an Excluded Borrower in connection with approving such Person to be a Qualified Borrower pursuant to Section 2.9 (it being understood that the Primary Borrower may condition its application for such approval on the Administrative Agent’s agreement to treat such Person as an Excluded Borrower).

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Lenders) may exercise remedies against any Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce any Borrower’s obligations without enforcing any other Borrower’s obligations. Any failure or inability of the Administrative Agent to enforce any Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of any other Borrower. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

12.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of Write-Down and Conversion Powers of the applicable Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:
Name:
Title:

[Signatures Continue on the Following Page]

S-1

Revolving Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:
Name:
Title:

S-2

Revolving Credit Agreement

SCHEDULE I

Borrower Information

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

Partnership Agreement: Certificate of Incorporation, dated as of November 22, 2021 and effective November 23, 2021

Collateral Accounts:

Account Name	SST ID #	SST DDA #	ABA #
Goldman Sachs Middle Market Lending Corp. II	IU7B	10843696	011000028

Jurisdiction of Formation: Delaware

Principal Office/Chief Executive Office/Principal Place of Business:

200 West Street

New York, NY 10282

Registered Office:

c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801

Notice Information:

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Itai Baron

Phone: (212) 855-9892

Email: itai.baron@gs.com

With a copy to:

Goldman Sachs Asset Management Legal Department

200 West Street, 15th Floor

New York, New York 10282

Sch. II-1

SCHEDULE II

Lender	Commitment
Bank of America, N.A.	$	~~60,000,000~~120,000,000

Sch. II-2

SCHEDULE III

Responsible Officers

Name	Title
~~Brendan~~Alex ~~McGovern~~Chi	Co-Chief Executive Officer ~~and President~~
David Miller	Co-Chief Executive Officer
~~Jon~~Gabriella ~~Yoder~~Skirnick	Chief Operating Officer
~~Carmine~~Greg ~~Rossetti~~Watts	~~Chief Financial Officer and Treasurer~~Authorized Signatory
~~Michael Mastropaolo~~ Justin Betzen	~~Executive Vice President~~Authorized Signatory
~~David Yu~~Tucker Greene	~~Executive Vice President and Head of Research~~Authorized Signatory
~~Jordan Walter~~ David Pessah	~~Executive Vice President~~Authorized Signatory

Sch. III-1

Annex B

EXHIBIT E-1

FORM OF REQUEST FOR BORROWING

[DATE]

Bank of America, N.A.

NC1-030-21-01

620 South Tryon Street

Charlotte, NC 28202

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

RE: That certain Revolving Credit Agreement, dated as of November 26, 2021 by and among Goldman Sachs Middle Market Lending Corp. II, a Delaware corporation, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), and Bank of America, N.A., as the Administrative Agent, the Lead Arranger, the Sole Bookrunner, the Structuring Agent, the Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Borrowing is executed and delivered by the undersigned Borrower(s) to the Administrative Agent pursuant to Section 2.3 of the Credit Agreement. The undersigned Borrower(s) hereby request that the Lenders make a Borrowing pursuant to the Credit Agreement as follows:

1.	Name of Qualified Borrower (if applicable):

2.	Amount and Currency of Borrowing:	$__________

3.	Date of Borrowing:	[DATE]

4.	Interest Option:

☐ Alternate Base Rate Loan

☐ ~~LIBOR Rate~~Term SOFR Loan with ___ -month Interest Period (1-month, 3-month, or 6-month option)

☐ ~~LIBOR Rate based on~~ Daily ~~LIBOR~~Simple SOFR

☐ Alternative Currency Daily Rate Loan

☐ Alternative Currency Term Rate Loan with ___-month Interest Period

E-1-1

Form of Request

for Borrowing

5.	The following are Borrower’s instructions for distribution of loan proceeds:	Account Name: [ ] Account Number: [ ] Bank: [ ] Wire Routing Number (ABA #): [ ] Direct Telephone Number for telephoning in wires: [ ] Bank’s Address: [ ]

In connection with the Borrowing requested herein, the undersigned Borrower(s) hereby represent, warrant and certify, to the Administrative Agent for the benefit of the Lenders that:

(a)

The representations and warranties set forth in the Credit Agreement (other than those set forth in Section 7.8 of the Credit Agreement) and the other Loan Documents are true and correct in all material respects, and will be true and correct in all material respects immediately after the Borrowing requested herein, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date and except to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default under the Credit Agreement or any other Loan Document);

(b)

On and as of the date of the Borrowing requested herein, the conditions set forth in Sections 2.1(b), 6.1 (if such Borrowing is the initial advance under the Credit Agreement) and 6.2 of the Credit Agreement have been satisfied; and

(c)

The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct in all material respects as of the date of the Borrowing requested herein.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

E-1-2

Form of Request

for Borrowing

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER(S):

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

S-1	Form of Request
for Borrowing

EXHIBIT A TO REQUEST FOR BORROWING

[Updated Borrowing Base Certificate to be Attached]

S-1

Form of Request

for Borrowing

Annex C

EXHIBIT F

FORM OF ROLLOVER / CONVERSION NOTICE

[DATE]

Bank of America, N.A.

NC1-030-21-01

620 South Tryon Street

Charlotte, NC 28202

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

RE: That certain Revolving Credit Agreement, dated as of November 26, 2021 by and among Goldman Sachs Middle Market Lending Corp. II, a Delaware corporation, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), and Bank of America, N.A., as the Administrative Agent, the Lead Arranger, the Sole Bookrunner, the Structuring Agent, the Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for [Rollover][Conversion] is executed and delivered by the undersigned Borrower(s) pursuant to Section [2.3(h)]1[2.3(i)]2 of the Credit Agreement.

The undersigned Borrower(s) hereby request a [Rollover][Conversion] of a Loan outstanding under the Credit Agreement, and in connection therewith set forth below the terms on which such [Rollover] [Conversion] is requested to be made:

1.	Date of [Rollover][Conversion]: ______________________________________________________________________

2.	Principal Amount of [Rollover][Conversion]: ___________________________________________________________

3.	Type of Loan converted from (if applicable): ___________________________________________________________

4.	Type of Loan converted to (if applicable): ______________________________________________________________

[1]	[Use for Rollovers.]
[2]	[Use for Conversions.]

F-1

Form of Rollover/

Conversion Notice

5.	Interest Option:

☐ Alternate Base Rate

☐ ~~LIBOR Rate~~Term SOFR with             -month Interest Period (1-month, 3-month, or 6-month option)

☐ ~~LIBOR Rate based on~~ Daily ~~LIBOR~~Simple SOFR

☐ Alternative Currency Term Rate Loan with             -month Interest Period

In connection with the [Rollover][Conversion] requested herein, the undersigned Borrower(s) hereby represent, warrant, and certify to the Administrative Agent for the benefit of the Lenders that:

(a)	No Event of Default will exist on the date of the [Rollover][Conversion] requested herein; and

(b)	After giving effect to the requested [Rollover][Conversion], the Principal Obligations will not exceed the Available Commitment on and as of the date of such [Rollover][Conversion].

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

F-2

Form of Rollover/

Conversion Notice

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER(S):

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

S-1

Form of Rollover/

Conversion Notice

EXHIBIT A

[Revised Borrowing Base Certificate to be Attached.]

S-1

Form of Rollover/

Conversion Notice